Exhibit 10.8

Bastion/Oak Grove

EXECUTION VERSION

MASTER CREDIT FACILITY AGREEMENT

BY AND AMONG

BORROWERS SIGNATORY HERETO,

PROPCO LLC and TRS LLC (Guarantor)

AND

OAK GROVE COMMERCIAL MORTGAGE, LLC

dated as of

July 18, 2012

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EXHIBITS

EXHIBIT A	Schedule of Initial Mortgaged Properties and Initial Valuations
EXHIBIT B	Fixed Facility Note
EXHIBIT C	Variable Facility Note (One/Three Month LIBOR)
EXHIBIT D	Interest Rate Cap Security and Assignment Agreement (Cap Security Agreement)
EXHIBIT E-1	Guaranty
EXHIBIT E-2	Confirmation of Guaranty
EXHIBIT F	Compliance Certificate
EXHIBIT G-1	Organizational Certificate (Borrower)
EXHIBIT G-2	Organizational Certificate (Guarantor)
EXHIBIT H	Conversion Request
EXHIBIT I	Rate Form
EXHIBIT J	Certificate of Borrower Parties
EXHIBIT K	Advance Request
EXHIBIT L	Request (Addition/Substitution /Release)
EXHIBIT M	Confirmation of Obligations
EXHIBIT N	Credit Facility Termination Request

APPENDIX I	Definitions

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MASTER CREDIT FACILITY AGREEMENT

THIS MASTER CREDIT FACILITY AGREEMENT (this “Agreement”) is made as of July 3, 2012, by and among (i) (a) CANYON CREEK OWNER LLC, (b) DESERT FLOWER OWNER LLC, (c) ORCHARD PARK OWNER LLC, (d) REGENT COURT OWNER LLC, (e) SHELDON PARK OWNER LLC, (f) SUN OAK OWNER LLC, (g) SUNSHINE VILLA OWNER LLC, (h) WILLOW PARK OWNER LLC, each a Delaware limited liability company, and (i) such Additional Borrowers as may from time to time become borrowers under this Agreement (individually and collectively, “Borrower”); (ii) (a) PROPCO LLC, a Delaware limited liability company and (b) TRS LLC, a Delaware limited liability company (individually and together, “Guarantor”); and (iii) OAK GROVE COMMERCIAL MORTGAGE, LLC, a Delaware limited liability company (“Lender”).

RECITALS:

A. Borrower owns one (1) or more Seniors Housing Facilities (unless otherwise defined or the context clearly indicates otherwise, capitalized terms shall have the meanings ascribed to such terms in Appendix I of this Agreement) as more particularly described in Exhibit A to this Agreement.

B. Borrower has requested that Lender establish a Credit Facility in the original principal amount of $88,400,000 in favor of Borrower, comprised initially of a $23,400,000 Variable Facility, all or part of which can be converted to a Fixed Facility in accordance with, and subject to, the terms and conditions of this Agreement and a $65,000,000 Fixed Facility.

C. To secure the obligations of Borrower under this Agreement and the other Loan Documents issued in connection with the Credit Facility, Borrower shall create a Collateral Pool in favor of Lender. The Collateral Pool shall be comprised of (i) certain Seniors Housing Facilities owned by Borrower and (ii) any other collateral pledged to Lender from time to time by any Borrower pursuant to this Agreement or any other Loan Documents. As of the Initial Closing Date, the Collateral Pool shall consist of the Mortgaged Properties listed on Exhibit A.

D. Each Note and Security Document shall be cross-defaulted (i.e., a default under any Note, Security Document, or under this Agreement, shall constitute a default under each other Note, Security Document, and this Agreement) and cross-collateralized (i.e., each Security Instrument shall secure all of Borrower’s obligations under this Agreement and the other Loan Documents) and it is the intent of the parties to this Agreement that Lender may accelerate any Note without the obligation, but with the right to accelerate any other Note and that in the exercise of its rights and remedies under the Loan Documents, Lender may, except as provided in this Agreement, exercise and perfect any and all of its rights and remedies in and under the Loan Documents with regard to any Mortgaged Property without the obligation, but with the right to exercise and perfect its rights and remedies with respect to any other Mortgaged Property and that any such exercise shall be without regard to the Allocable Facility Amount assigned to such Mortgaged Property and that Lender may recover an amount equal to the full amount Outstanding in respect of any of the Notes in connection with such exercise and any such amount shall be applied to the Obligations as determined by Lender.

E. Guarantor has an economic interest in Borrower or will otherwise obtain a material financial benefit from the Credit Facility.

F. Subject to the terms, conditions and limitations of this Agreement, Lender has agreed to establish the Credit Facility.

NOW, THEREFORE, Borrower, Lender and Guarantor, in consideration of the mutual promises and agreements contained in this Agreement, hereby agree as follows:

ARTICLE 1

THE COMMITMENT

Section 1.01. The Commitment.

Subject to the terms, conditions and limitations of this Agreement:

(a) Variable Facility Commitment. Subject to the terms and conditions of this Agreement, Lender agrees to make one or more Variable Advances to Borrower on the Initial Closing Date in the aggregate amount of the Variable Facility Commitment in effect on the Initial Closing Date. Subject to the availability of Future Advances pursuant to Section 2.05 and Article 3 and all other terms and conditions of this Agreement, Lender may agree to make one or more additional Variable Advances to Borrower. At such time that any additional Variable Advance may be made, the Variable Facility Commitment shall be increased by such Variable Advance amount. The aggregate principal balance of the Variable Advances Outstanding at any time shall not exceed the Variable Facility Commitment. The repayment in full of a Variable Advance shall permanently reduce the Variable Facility Commitment by the original principal amount of such Variable Advance. The repayment in part of a Variable Advance shall permanently reduce the Variable Facility Commitment by such repaid amount. Borrower may not re-borrow any part of any Variable Advance that it has previously borrowed and repaid. Subject to the terms, conditions and limitations of this Agreement, Borrower may convert all or part of any Variable Advance to a Fixed Advance.

(b) Fixed Facility Commitment. Subject to the terms and conditions of this Agreement, Lender agrees to make one or more Fixed Advances to Borrower on the Initial Closing Date in the aggregate amount of the Fixed Facility Commitment in effect on the Initial Closing Date. Subject to the availability of Future Advances pursuant to Section 2.05 and Article 3 and all other terms and conditions of this Agreement, Lender may agree to make one or more additional Fixed Advances to Borrower from time. At such time that any additional Fixed Advance may be made, the Fixed Facility Commitment shall be increased by such Fixed Advance amount. The aggregate principal amount of the Fixed Advances Outstanding shall not exceed the Fixed Facility Commitment. The repayment in full of a Fixed Advance shall permanently reduce the Fixed Facility Commitment by the original principal amount of such Fixed Advance. The repayment in part of a Fixed Advance shall permanently reduce the Fixed Facility Commitment by such repaid amount. Borrower may not re-borrow any part of any Fixed Advance which it has previously borrowed and repaid.

Section 1.02. Requests for Advances.

Borrower shall request an Advance by giving Lender an Advance Request. The Advance Request shall indicate whether the Request is for a Fixed Advance, a Variable Advance, or both.

Section 1.03. Maturity Date of Advances; Prepayment.

(a) Maturity Date of Variable Advances. Subject to the terms and conditions of Section 1.10, the maturity date of each Variable Advance shall be specified in the Advance Request by Borrower for such Variable Advance, provided that such maturity date shall be no earlier than the date that is the first day of the month following the date five (5) years after the Closing Date of such Variable Advance, and no later than the date that is the first day of the month following the date ten (10) years after the Closing Date of such Advance, provided no maturity date shall be later than the date that is the first day of the month following the date fifteen (15) years after the Initial Closing Date. The term of the Variable Advance made on the Initial Closing Date shall be seven (7) years.

(b) Maturity Date of Fixed Advances. Subject to the terms and conditions of Section 1.10, the maturity date of each Fixed Advance shall be specified by Borrower in the Advance Request for such Fixed Advance, provided that such maturity date shall be no earlier than the date that is the first day of the month following the date five (5) years after the Closing Date of such Fixed Advance and no later than the first day of the month following the date ten (10) years after the Closing Date of such Fixed Advance, provided no maturity date shall be later than the date that is the first day of the month following the date fifteen (15) years after the Initial Closing Date. The term of the Fixed Advance made on the Initial Closing Date shall be seven (7) years.

(c) Prepayment of Advances. Borrower may prepay all or a portion of any Advance pursuant to the prepayment provisions of the applicable Note and otherwise in accordance with this Agreement. Any repaid Advances shall automatically result in a permanent reduction of the Commitment.

Section 1.04. Interest on Advances.

(a) Partial Month Interest. If a Fixed Advance or Variable Advance is not made on the first day of a calendar month, Borrower shall pay interest on the original stated principal amount of such Advance for the partial month period commencing on the Closing Date for such Advance and ending on the last day of the calendar month in which the Closing Date occurs. Borrower shall pay interest for such partial month on any such Advance at a rate per annum equal to interest rate described in the applicable Note.

(b) Interest on Advances. Each Advance shall bear interest at a rate, per annum, as set forth in the applicable Note.

Section 1.05. Notes.

The obligation of Borrower to repay each Advance shall be evidenced by a separate Fixed Facility Note or Variable Facility Note. Each Note shall be payable to the order of Lender and shall be made in the original principal amount of such Advance.

Section 1.06. Conversion of Variable Advances to Fixed Advances.

(a) Right to Convert. Subject to the terms and conditions of this Agreement, including without limitation Section 1.10 below, Borrower shall have the right, from time to time during the Conversion Availability Period, to convert all or any portion of a Variable Advance to one (1) or more Fixed Advances (a “Conversion”). The Variable Facility Commitment shall be reduced by, and the Fixed Facility Commitment shall be increased by, such converted amount. No prepayment premiums shall be due in connection with such Conversion except in connection with a prepayment as provided in Section 1.07(c).

(b) Request. To convert all or a portion of a Variable Advance to one (1) or more Fixed Advances, Borrower shall deliver a Conversion Request to Lender.

Section 1.07. Conditions and Limitations on Right to Convert Advances.

Borrower’s right to convert all or a portion of a Variable Advance to one (1) or more Fixed Advances is subject to the terms and conditions of this Agreement, including without limitation Section 1.10 and the following limitations:

(a) Minimum Request. Each Conversion Request shall be in the minimum amount of $5,000,000, or any lesser amount of the Variable Advances then Outstanding.

(b) Compliance with Coverage and LTV Tests. Immediately after the proposed Conversion, the Coverage and LTV Tests shall be satisfied.

(c) Failure to Underwrite. In the event that the Coverage and LTV Tests would not be satisfied after the proposed Conversion, if Borrower continues to elect the Conversion, Borrower shall prepay a portion of the Advances Outstanding pursuant to Section 3.04(e) to meet the Coverage and LTV Tests and shall pay all prepayment premiums and other fees associated with such prepayment.

(d) Maturity Date of Converted Advances. Upon Conversion, such Advance shall have a maturity date elected by Borrower that shall be no earlier than the date that is the first day of the month following the date five (5) years after the Closing Date of such Conversion, and subject to Section 1.03(b), not later than the first day of the month following the date fifteen (15) years after the Initial Closing Date.

(e) General Conditions. Satisfaction of all applicable General Conditions contained in Section 5.01 and Section 5.07 on or before the Closing Date.

(f) Closing. The Closing Date shall occur during the Conversion Availability Period on a Rate Change Date. The Closing Date of a Conversion shall not be earlier than thirty (30) Business Days after Lender’s receipt of the Conversion Request (or on such other date as Borrower and Lender may agree). Lender and Borrower shall execute and deliver, at the sole cost and expense of Borrower, in form and substance satisfactory to Lender, the Conversion Documents to be effective as of the Closing Date.

Section 1.08. Interest Rate for Converted Advance.

The interest rate for any converted Advance shall be determined pursuant to the terms of Section 2.01 of this Agreement. The Margin applicable to the converted Advance shall be determined by Lender prior to such Conversion; provided that (a) with respect to an Advance converted within five (5) years of the original closing of such Variable Advance, the portion of the Margin comprising the Fixed Facility Fee for such converted Advance shall equal the Variable Facility Fee in effect at the original closing of such Variable Advance, and (b) with respect to an Advance converted after five (5) years of the original closing of such Variable Advance, the portion of the Margin comprising the Fixed Facility Fee for such converted Advance shall be mutually agreed to by Lender and Borrower.

Section 1.09. Interest Rate Protection.

(a) If required by Lender at the time of any Advance, to protect against fluctuations in interest rates during the term of this Agreement, pursuant to the terms of the Cap Security Agreement, Borrower shall make arrangements for a LIBOR-based interest rate cap in form and substance satisfactory to Lender with a counterparty satisfactory to Lender (“Interest Rate Cap”) to be in place and maintained at all times with respect to any Variable Advance that has been funded and remains Outstanding. The seller of the Interest Rate Cap (seller and its transferees and assigns, the “Counterparty”) shall be a financial institution meeting the minimum requirements for hedge counterparties acceptable to Lender. The Interest Rate Cap shall have a minimum initial term of four (4) years. Borrower shall be required to make Monthly Deposits (as defined in the Cap Security Agreement) to be held in an Interest Rate Cap Reserve Account (as defined in the Cap Security Agreement). As set forth in the Cap Security Agreement, Borrower agrees to pledge its right, title and interest in the Interest Rate Cap to Lender as additional collateral for the Obligations.

Section 1.10. Limitations on Executions.

Notwithstanding anything in this Agreement or any other Loan Document to the contrary, any Future Advance, whether a Variable Advance or a Fixed Advance, and any Conversion of an Advance shall be subject to the precondition that Lender must confirm with Fannie Mae that Fannie Mae is generally offering to purchase in the marketplace advances of the execution type requested by Borrower at the time of the request and at the time of the Rate Setting Date for the requested Advance. In the event Fannie Mae is not purchasing advances of the type requested by

Borrower, Lender agrees to offer, to the extent available from Fannie Mae, alternative advance executions based on the types of executions Fannie Mae is generally offering to purchase in the marketplace at that time. Any alternative execution offered would be subject to mutually agreeable documentation necessary to implement the terms and conditions of such alternative execution.

ARTICLE 2

THE ADVANCES

Section 2.01. Rate Setting for an Advance.

Rates for an Advance (whether drawn or converted) shall be set in accordance with the following procedures:

(a) Preliminary, Nonbinding Quote. At Borrower’s request Lender shall quote an estimate of the interest rate for such proposed Advance. Lender’s quote shall be based on (i) a solicitation of bids from institutional investors selected by Lender, and (ii) the proposed terms and amount of the Advance selected by Borrower. The quote shall not be binding upon Lender.

(b) Rate Setting. If Borrower substantially satisfies all of the conditions to Lender’s obligation to make an Advance (or convert a Note, as applicable), then Borrower may request that Lender submit to Borrower a completed draft Rate Form. The draft Rate Form shall specify the proposed maximum interest rate for such Advance (“Maximum Annual Interest Rate”) and other terms set forth therein including, without limitation, the Fixed Facility Fee or the Variable Facility Fee, as applicable. If the draft Rate Form is approved by Borrower, Borrower shall execute and return the approved Rate Form to Lender before 4:00 p.m. Eastern Standard Time or Eastern Daylight Savings Time, as applicable, on any Business Day (“Rate Setting Date”).

(c) Rate Confirmation. Within one (1) Business Day after receipt of the Rate Form and upon satisfaction of substantially all of the conditions to Lender’s obligation to make such Advance (or for Conversion, as applicable), Lender shall solicit bids from institutional investors selected by Lender based on the information in the Rate Form. If Lender obtains a commitment (“Funding Commitment”) on terms equivalent to (or better than) the terms in the draft Rate Form, Lender shall then complete and countersign the Rate Form thereby confirming the terms set forth therein, and shall immediately deliver the confirmed Rate Form to Borrower. The interest rate for such Advance, as set forth in the confirmed Rate Form, shall be the most favorable bid, not to exceed the Maximum Annual Interest Rate.

Section 2.02. Breakage and Other Costs.

If Lender obtains, and then fails to fulfill the Funding Commitment because the Advance is not made (or the Conversion does not occur, as applicable) (for a reason other than Lender’s default unless Lender’s default results from or is on account of a default by Borrower), Borrower shall pay all reasonable third party, out-of-pocket costs payable to the potential investor and other reasonable costs, fees and actual damages incurred by Lender in connection with such failure to fulfill the Funding Commitment. Lender reserves the right to require Borrower to post a deposit at the time the Funding Commitment is obtained. Such deposit shall be refunded to Borrower upon the settlement of the related MBS or purchase of the Note by Fannie Mae, as applicable. For any Funding Commitment entered into after the Initial Closing Date, Borrower’s obligations under the Funding Commitment shall be secured by each Mortgaged Property.

Section 2.03. Advances.

(a) Initial Advance. In connection with the Initial Advance, if all conditions precedent contained in Section 5.02 and the General Conditions contained in Section 5.01 are satisfied on or before the Initial Closing Date, Lender shall make the Initial Advance on the Initial Closing Date.

(b) Future Advance. Subject to Lender’s consent to the making of a Future Advance pursuant to the terms of Section 1.10 and Section 2.05, Borrower may submit an Advance Request for a Future Advance in the minimum amount of $5,000,000. If all conditions precedent contained in Section 5.03 and Section 3.02 (if such Future Advance is being made in connection with an addition of Mortgaged Property) and the General Conditions contained in Section 5.01 are satisfied, and Lender has approved an increase in the Commitment pursuant to Section 1.10 and Section 2.05, Lender shall make the Future Advance, at a closing to be held at offices reasonably designated by Lender on a Closing Date reasonably agreed to by Lender and Borrower, which date shall not be more than three (3) Business Days after Borrower’s receipt from Lender of the confirmed Rate Form (or on such other date as Borrower and Lender may agree).

Section 2.04. Determination of Allocable Facility Amount and Valuations.

(a) Initial Determinations. On the Initial Closing Date, Lender shall determine (i) the Allocable Facility Amount and Valuation for each Initial Mortgaged Property, (ii) the Aggregate Debt Service Coverage Ratio and the Aggregate Loan to Value Ratio, and (iii) the Initial Advance Amount and the initial Commitment amount. Changes in Allocable Facility Amount, Valuations, the Aggregate Debt Service Coverage Ratio and the Aggregate Loan to Value Ratio shall be made pursuant to Section 2.04(b).

(b) Subsequent Monitoring Determinations.

(i) Once each Calendar Quarter, within twenty (20) Business Days after Borrower has delivered to Lender the reports required in Section 8.03, Lender shall determine the Aggregate Debt Service Coverage Ratio and the Aggregate Loan to Value Ratio. On the First Anniversary and on an annual basis thereafter, and if Lender decides that changed market or property conditions warrant, Lender shall redetermine Allocable Facility Amounts and Valuations. After the First Anniversary, Lender shall also redetermine Allocable Facility Amounts and Valuations before and after a Collateral Event and to take account of any Collateral Event or other event that invalidates the outstanding determinations. Upon receipt by Borrower of any such new determinations by Lender, Borrower shall promptly acknowledge such receipt.

(ii) Lender shall promptly disclose its determinations to Borrower. Until redetermined, the outstanding Allocable Facility Amounts and Valuations shall remain in effect.

Notwithstanding anything in this Agreement to the contrary, no change in Allocable Facility Amounts, Valuations, the Aggregate Loan to Value Ratio or the Aggregate Debt Service Coverage Ratio shall result in a Potential Event of Default or Event of Default.

Section 2.05. Additional Financing; Future Advances Made on Decreases in Loan to Value Ratios and Increases in Debt Service Coverage Ratios.

(a) Subject to Section 1.10 and satisfaction of the conditions precedent in Section 5.01 and Section 5.03, Borrower may request an increase in the Commitment in order to draw additional financing with a fixed or variable interest rate (each such loan, a “Future Advance”). Any such Future Advance shall be subject to the Underwriting and Servicing Requirements. The Variable Facility Commitment and/or the Fixed Facility Commitment, as applicable, shall be increased by the amount of any Future Advance made by Lender. The maximum amount of any Future Advance shall be equal to or less than (x) the amount determined by the definition of “Advance Amount” and (y) the amount, when combined with Advances Outstanding, equal to or less than the maximum amount of Advances that could be Outstanding based on the Coverage and LTV Tests. Once made, any Future Advance hereunder shall be subject to this Agreement in all respects and shall be secured by the Security Instruments encumbering the Mortgaged Properties. Subject to the terms of Section 2.05(b) below, a Future Advance may be permitted with or without the addition of an Additional Mortgaged Property. Borrower agrees to pay the Additional Origination Fee, the Additional Collateral Due Diligence Fee (if an additional Mortgaged Property is added to the Collateral Pool in connection with such Future Advances), and any reasonable third party, out-of-pocket costs and expenses that may be charged by Lender in connection with a Future Advance. Notwithstanding the foregoing, under no circumstances shall Lender approve a request that results in the Aggregate Loan to Value Ratio exceeding ninety percent (90%).

(b) Pursuant to the provisions of Section 2.05(a), during the period beginning on the First Anniversary and ending on the Fifth Anniversary, but not more than twice during the term of the Credit Facility, Borrower may request and Lender may (subject to Section 1.10) consent to a Future Advance without the addition of Additional Mortgaged Property based on decreases in the Aggregate Loan to Value Ratio and increases in the Aggregate Debt Service Coverage Ratio as determined by Lender in accordance with this Agreement and the Underwriting and Servicing Requirements. Borrower shall pay an Additional Origination Fee in connection with each Advance made pursuant to this Section 2.05(b). Notwithstanding the foregoing, under no circumstances shall Lender approve a request that results in the Aggregate Loan to Value Ratio exceeding ninety percent (90%).

ARTICLE 3

COLLATERAL CHANGES

Section 3.01. Right to Add Collateral.

Subject to the availability of Future Advances pursuant to Section 2.05 and the terms and conditions of this Article 3, Borrower shall have the right to request additional proceeds and add Seniors Housing Facilities to the Collateral Pool.

Section 3.02. Procedure for Adding Collateral.

The procedure for adding Seniors Housing Facilities to the Collateral Pool contained in this Section 3.02 shall apply to all additions of Mortgaged Property, other than in connection with a Substitution.

(a) Request. From time to time, Borrower may deliver to Lender an Addition Request to add one (1) or more Seniors Housing Facilities to the Collateral Pool (the “Addition”). Each Addition Request shall be accompanied by: (i) the property-related information required by Lender, and (ii) the payment of all Additional Collateral Due Diligence Fees.

(b) Underwriting.

(i) Borrower may add one or more Additional Mortgaged Properties to the Collateral Pool provided that all of the following conditions precedent shall have been satisfied: (A)(1) the Additional Mortgaged Property meets the Individual Property Coverage and LTV Tests and (2) after such Addition, the Collateral Pool meets the Coverage and LTV Tests, (B) as of the Closing Date, the Additional Mortgaged Property shall be leased to an Operator pursuant to the Operating Lease and subject to a Management Agreement with a Manager, and (C) all other conditions for the Addition of such Additional Mortgaged Property and funding of any Future Advance set forth in Section 1.10, Section 2.05, Section 5.01, Section 5.03 and Section 5.04 shall have been satisfied.

(ii) Lender shall evaluate the proposed Additional Mortgaged Property for compliance with the requirements and conditions precedent set forth in this Agreement. Lender shall determine the Debt Service Coverage Ratio and the Loan to Value Ratio of the proposed Additional Mortgaged Property and the Aggregate Debt Service Coverage Ratio and the Aggregate Loan to Value Ratio applicable to the Collateral Pool. The Loan to Value Ratio and Aggregate Loan to Value Ratio shall be determined on the basis of the lesser of (A) the acquisition price of the proposed Additional Mortgaged Property if purchased by Borrower in an arms-length transaction within twelve (12) months of the related Addition Request, and (B) a Valuation made with respect to the proposed Additional Mortgaged Property.

(iii) After receipt of all reports, certificates and documents required to determine compliance with this Agreement, Lender shall notify Borrower whether the proposed Additional Mortgaged Property meets the requirements of this Section 3.02(b) for an Addition. If the proposed Additional Mortgaged Property meets the conditions set forth in this Agreement, Lender shall set forth the Aggregate Debt Service Coverage Ratio and the Aggregate Loan to Value Ratio that Lender estimates shall result from the Addition of the proposed Additional Mortgaged Property to the Collateral Pool and the Advance Amount. After receipt of Lender’s written confirmation that the conditions for the proposed Addition are satisfied, Borrower shall notify Lender in writing whether it elects to add the proposed Additional Mortgaged Property to the Collateral Pool.

(c) Closing. If the proposed Additional Mortgaged Property meets the conditions set forth in this Section 3.02(b), Borrower timely elects to add the proposed Additional Mortgaged Property to the Collateral Pool, and all conditions precedent contained in Section 5.03, Section 5.04, and all General Conditions contained in Section 5.01 are satisfied, the proceeds of the applicable Future Advance shall be funded and the proposed Additional Mortgaged Property shall be added to the Collateral Pool, at a closing to be held at offices designated by Lender on a Closing Date agreed to by Lender, occurring within thirty (30) Business Days after Lender’s receipt of Borrower’s election (or on such other date as Borrower and Lender may agree).

Section 3.03. Right to Obtain Releases of Collateral.

Subject to the terms and conditions of this Article 3, Borrower shall have the right from time to time to obtain a release of a Mortgaged Property from the Collateral Pool.

Section 3.04. Procedure for Obtaining Releases of Collateral.

(a) Request. To obtain a release of a Mortgaged Property from the Collateral Pool (a “Release”), Borrower shall deliver a Release Request to Lender. Borrower shall not be permitted to re-borrow any amounts that will be prepaid in connection with the Release and any prepayments associated with such Release shall automatically result in a permanent reduction of the Fixed Facility Commitment or Variable Facility Commitment, as applicable.

(b) Conditions for Release. Lender shall release a Release Mortgaged Property pursuant to a Release Request upon satisfaction of all of the following conditions precedent:

(i) after giving effect to the Release, the Aggregate Loan to Value Ratio for the proposed Collateral Pool shall be less than or equal to the lesser of (A) the Aggregate Loan to Value Ratio of the Collateral Pool immediately prior to the release of the Release Mortgaged Property, and (B) sixty percent (60%);

(ii) after giving effect to the Release, the Aggregate Debt Service Coverage Ratio of the proposed Collateral Pool shall be equal to or greater than the greater of (A) the Aggregate Debt Service Coverage Ratio of the Collateral Pool immediately prior to the release of the Release Mortgaged Property, and (B) 1.55:1.0 for the portion of the Advances drawn from the Fixed Facility Commitment and 1.35:1.0 for the portion of the Advances drawn from the Variable Facility Commitment;

(iii) the Note selected by Borrower for repayment pursuant to Section 3.04(e) must permit prepayment at the time of the release (i.e., there is no lockout at the time of the release);

(iv) payment of the Release Price; and

(v) the requirements of Section 5.01 and Section 5.05 shall be satisfied.

(c) Release Price. The “Release Price” for each Release Mortgaged Property means the greater of:

(i) one hundred percent (100%) of the Allocable Facility Amount for the Release Mortgaged Property, or

(ii) one hundred percent (100%) of the amount of Advances Outstanding that are required to be repaid by Borrower to Lender in connection with the proposed release of the Release Mortgaged Property from the Collateral Pool so that, immediately after the release the conditions precedent set forth in clauses (i)-(ii) of Section 3.04(b) are satisfied.

In addition to the Release Price, Borrower shall pay to Lender all associated prepayment premiums, accrued interest and other amounts due under the Notes evidencing the Advances being repaid to and including the date such Advance may be repaid.

(d) Notwithstanding the foregoing, if any of the tests identified in clauses (b)(i) and (b)(ii) above would not be satisfied after the Release of the Mortgaged Property (but assuming clauses (b)(iii), (b)(iv) and (b)(v) above are satisfied), such Release shall be permitted provided that the Alternate Coverage and LTV Tests are met after giving effect to the Release and all other conditions in this Section 3.04 are met.

(e) Application of Release Price.

The Release Price for the Release Mortgaged Property shall be applied in reduction of the principal amounts of the Advances Outstanding in the order selected by Borrower, provided that (i) any amount of the Note that Borrower elects to prepay must be prepaid in full or, if the Release Price is not sufficient to do so, the Note shall be only partially prepaid; (ii) prepayment is permitted under such Note; (iii) any yield maintenance, fee maintenance, or other prepayment premium due and owing is paid; and (iv) interest is paid through the end of the month. If Borrower does not give Lender direction with respect to the application of the Release Price or if the selected Note does not comply with the provisions of (i) and (ii) above, then the Release Price shall be applied:

(A) first against any Variable Advance Outstanding so long as the prepayment is permitted under the Variable Facility Note (and any prepayment premium due and owing is paid), until any Variable Loan is no longer Outstanding (provided that, in the event there are multiple Variable Advances Outstanding, Lender shall determine the order of application of the Release Price taking into account factors including the unpaid principal balances of the Variable Facility Notes, and which Variable Facility Note Outstanding has the lowest prepayment costs or highest interest rate;

(B) then against any Fixed Advance Outstanding so long as the prepayment is permitted under the applicable Fixed Facility Note (and any prepayment premium due and owing is paid) (provided that, in the event there are multiple Fixed Advances Outstanding, Lender shall determine the order of application of the Release Price taking into account factors including the unpaid principal balances of the Fixed Facility Notes, and which Fixed Facility Note Outstanding has the lowest prepayment costs or the highest interest rate.

The Note to be prepaid or partially prepaid as determined pursuant to this Section 3.04(e), shall be referred to as the “Selected Note”.

(f) Closing. If all requirements of this Section 3.04 are satisfied, Lender shall cause the Release Mortgaged Property to be released at a closing to be held at offices designated by Lender on a Closing Date agreed to by Lender and Borrower and occurring within thirty (30) days after Lender’s receipt of the Release Request (or on such other date as Borrower and Lender may agree), by executing and delivering, and causing all applicable parties to execute and deliver, all at the sole cost and expense of Borrower, the Release Documents. At Lender’s option, Borrower shall prepare the Release Documents and submit them to Lender for its review.

(g) Release of Borrower and Guarantor. Upon the Release of a Mortgaged Property, Borrower owning the Release Mortgaged Property shall be released as a party to this Agreement and automatically without further action, Borrower and Guarantor shall be released from their obligations with respect to the Release Mortgaged Property under this Agreement and the other Loan Documents, except for (i) any liabilities or obligations of such Borrower or Guarantor which arose prior to the Closing Date of such Release, (ii) any provisions of this Agreement and the other Loan Documents that are expressly stated to survive any release or termination, and (iii) any Obligations that survive release as specifically set forth in Section 18 (Environmental Hazards) of the Security Instrument. In connection with the Release of any Release Mortgaged Property, Lender shall take such actions and execute any such documents as may be reasonably requested by Borrower and Guarantor, and at Borrower’s expense, to evidence the Release and to release any liens created by any Loan Document with respect to the Release Mortgaged Property and/or any other assets owned by Borrower owing such Release Mortgaged Property.

Section 3.05. Substitutions.

(a) Right to Substitute Collateral. Subject to the terms, conditions and limitations of Article 3 and Article 5, Borrower shall have the right during the period beginning on the First Anniversary and ending on the date twelve (12) months prior to the Termination Date to obtain the Release of one or more Release Mortgaged Properties from the Collateral Pool by replacing such Release Mortgaged Property with one (1) or more additional Mortgaged Properties that meet the requirements of this Agreement (the “Substitute Mortgaged Property”) thereby effecting a “Substitution” of Collateral.

(b) Request. Borrower shall simultaneously deliver to Lender both a completed and executed Addition Request (unless a Substitute Mortgaged Property has not been identified by Borrower, in which case Borrower shall submit a Request that indicates a Substitute Mortgaged Property is undetermined, and not less than sixty (60) Calendar Days prior to the date on which Borrower desires to add such Substitute Mortgaged Property, but not later than sixty (60) Calendar Days prior to the Property Delivery Deadline (defined hereinafter) shall submit a supplemental Addition Request that identifies the proposed Substitute Mortgaged Property) and Release Request (together, the “Substitution Request”). Each Substitution Request shall be accompanied by the following: (i) the information required by the Underwriting and Servicing Requirements with respect to the proposed Substitute Mortgaged Property and any additional information Lender reasonably requests; and (ii) the payment of all Additional Collateral Due Diligence Fees.

(c) Underwriting.

(i) Lender shall evaluate the proposed Substitute Mortgaged Property for compliance with the requirements and conditions precedent set forth in this Agreement. Lender shall determine the Debt Service Coverage Ratio and the Loan to Value Ratio of the proposed Substitute Mortgaged Property and the Aggregate Debt Service Coverage Ratio and the Aggregate Loan to Value Ratio applicable to the Collateral Pool. The Loan to Value Ratio and Aggregate Loan to Value Ratio, shall be determined on the basis of the lesser of (A) the acquisition price of the proposed Substitute Mortgaged Property if purchased by Borrower in an arms-length transaction within twelve (12) months of the related Substitution Request, and (B) a Valuation made with respect to the proposed Substitute Mortgaged Property.

(ii) A Substitution shall be permitted provided that all of the following conditions precedent are satisfied:

(A)(1) the Aggregate Loan to Value Ratio of the proposed Collateral Pool immediately following the Substitution will be less than or equal to the lesser of (a) sixty percent (60%) and (b) the Aggregate Loan to Value Ratio of the Collateral Pool immediately prior to the Substitution; and

(2) the Aggregate Debt Service Coverage Ratio of the proposed Collateral Pool immediately following the Substitution will be greater than or equal to the greater of (a) 1.55:1.0 for the portion of the Advances drawn from the Fixed Facility Commitment and 1.35:1.0 for the portion of the Advances drawn from the Variable Facility Commitment and (b) the Aggregate Debt Service Coverage Ratio of the Collateral Pool immediately prior to the Substitution.

Notwithstanding the foregoing, if any of the tests identified in clauses (c)(ii)(A)(1) and (2) above are not satisfied, such Substitution shall be permitted provided that the Alternate Coverage and LTV Tests are met after giving effect to the Substitution and all other conditions in this Section 3.05 are met.

(B) as of the Closing Date, the Substitute Mortgaged Property shall be leased to an Operator pursuant to the Operating Lease and subject to a Management Agreement with a Manager; and

(C) all conditions precedent contained in this Section 3.05 and Section 5.01, Section 5.05 and Section 5.06 are satisfied.

(iii) After receipt of (1) the Substitution Request and (2) all reports, certificates and documents required to determine compliance with this Agreement, Lender shall notify Borrower whether the proposed Substitute Mortgaged Property meets the requirements of Section 3.05(c)(ii) for a Substitution. If the proposed Substitution meets the conditions set forth in this Agreement, Lender shall calculate the Aggregate Debt Service Coverage Ratio and the Aggregate Loan to Value Ratio that Lender estimates shall result from the proposed Substitution. After receipt of Lender’s written confirmation that the proposed Substitution will satisfy the conditions precedent of Section 3.05(c)(ii), Borrower shall notify Lender in writing whether it elects to add the proposed Substitute Mortgaged Property to the Collateral Pool.

(iv) Borrower may substitute one or more Mortgaged Properties that have Allocable Facility Amounts greater than the Allocable Facility Amount of the Release Mortgaged Property. Borrower may substitute one or more Substitute Mortgaged Properties that have an aggregate Allocable Facility Amount that is less than the Allocable Facility Amount of the Release Mortgaged Property, provided that if Borrower advises Lender that no further property will be substituted or the Property Delivery Deadline has elapsed, then Borrower shall promptly pay the Release Price applicable to such Release Mortgaged Property after taking into account the Substitute Mortgaged Property(ies) to be added to the Collateral Pool, together with all yield maintenance, fee maintenance or prepayment premiums that are payable in connection such prepayment amount.

(d) Closing. If the Substitution and the proposed Substitute Mortgaged Property satisfies all the conditions set forth in this Section 3.05, and Borrower timely elects to cause such Substitution to occur, then the proposed Substitute Mortgaged Property(ies) shall be substituted into the Collateral Pool in replacement of the proposed Release Mortgaged Property, at a closing to be held at offices designated by Lender on a Closing Date agreed to by Lender and Borrower, and occurring —

(i) if the Substitution of the proposed Substitute Mortgaged Property(ies) is to occur simultaneously with the release of the proposed Release Mortgaged Property, within sixty (60) days after Lender’s receipt of Borrower’s Substitution Request (or on such other date to which Borrower and Lender may agree); or

(ii) if the Substitution of the proposed Substitute Mortgaged Property(ies) is to occur subsequent to the Release of the Release Mortgaged Property (a “Staggered Substitution”), within ninety (90) days after the effective date of the release of such Release Mortgaged Property (provided such date shall be extended an additional ninety (90) days if Borrower provides reasonable evidence of Borrower’s diligent efforts in finding a suitable proposed Substitute Mortgaged Property) (the “Property Delivery Deadline”).

(e) Substitution Deposit.

(i) The Deposit. If a Substitution is a Staggered Substitution, on or before the Closing Date of the Release of the Release Mortgaged Property, Borrower shall deposit with Lender the “Substitution Deposit” described below in the form of cash in a non-interest bearing account held by Lender as additional Collateral. In lieu of (or in partial satisfaction of) depositing cash for the Substitution Deposit, Borrower may post a Letter of Credit as additional Collateral issued by a financial institution acceptable to Lender in accordance with the terms of Section 5.11 of this Agreement, with a face amount available to be drawn equal to the Substitution Deposit (less any amount that has been deposited in cash).

(ii) Substitution Deposit Amount.

(A) The “Substitution Deposit” for each proposed Staggered Substitution shall be an amount equal to the sum of:

(1) the Release Price relating to the Release Mortgaged Property, plus

(2) any and all of the yield maintenance, fee maintenance or the prepayment premium, as applicable, for the Selected Note that shall be prepaid if the Substitution fails to take place, calculated as of the end of the month in which the Property Delivery Deadline occurs, as if the Selected Note were to be prepaid in such month; plus

(3) a deposit of $6,000 per Substitute Mortgaged Property to be applied towards the estimated third party, out-of-pocket costs and expenses and fees of Lender pertaining to the Substitution (the “Substitution Cost Deposit”); plus

(4) without duplication to any other amounts included in this definition of Substitution Deposit, in the event that (a) at the time of the Release no Note is prepayable (i.e. all Notes are subject to a lockout period) or (b) the Release Price is in excess of all Notes that are open to prepayment, all scheduled principal and interest due and owing through the end of the lockout period with respect to such Selected Note.

(B) The Substitution Cost Deposit shall be used by Lender to cover all reasonable third party, out-of-pocket costs and expenses incurred by Lender and Fannie Mae, including legal fees and expenses incurred by Fannie Mae and Lender in connection with such Substitution whether such Substitution actually closes (the “Substitution Costs”). On or prior to the Closing Date of the Substitution, Lender shall notify Borrower of the actual amount of the Substitution Costs incurred by Lender and Fannie Mae in connection with the Substitution and Borrower shall, on or before the Substitution Closing Date, pay to Lender the remainder of such Substitution Costs (if the actual amount of the Substitution Costs exceed the Substitution Cost Deposit and the other amounts previously deposited with Lender by Borrower) or Lender shall promptly refund to Borrower any Substitution Cost Deposit deposited with Lender by Borrower in excess of the Substitution Costs (if the actual amount of the Substitution Costs is less than the Substitution Cost Deposit deposited with Lender by Borrower).

(C) With respect to the Substitution Deposit, in determining which Notes shall be prepaid, the order of application shall be governed by Section 3.04(e).

(iii) Failure to Close Substitution. If the addition of the proposed Substitute Mortgaged Property does not occur by the Property Delivery Deadline in accordance with Section 3.05(d)(ii), then Borrower shall have irrevocably waived its right to substitute such Release Mortgaged Property with the proposed Substitute Mortgaged Property, and the release of the Release Mortgaged Property shall be deemed to be a Release pursuant to Section 3.04 and shall trigger a prepayment of the Release Price, together with all yield maintenance, fee maintenance or prepayment premium then due in connection with such payment. In such event, Borrower shall pay Lender all amounts that would be payable under Section 3.04 upon such a Release and prepayment, and such payment shall be applied in the manner prescribed for Release Prices pursuant to Section 3.04(e). The Substitution Deposit shall be applied by Lender in payment of the Release Price, together with all yield maintenance, fee maintenance or prepayment premium then due in connection with such payment. Any portion of the Substitution Deposit not needed to make such payment shall be promptly refunded to Borrower after the Property Delivery Deadline.

(iv) Substitution Deposit Disbursement. At closing of the Substitution, Lender shall disburse or return the Substitution Deposit, as applicable (less any portion of the Substitution Costs), directly to Borrower at such time as the conditions precedent in Section 3.05, Section 5.01, Section 5.05 and Section 5.06 for the Substitution have been satisfied, which must occur no later than the Property Delivery Deadline. Notwithstanding the foregoing, in the event that Borrower adds a Substitute Property to the Collateral Pool prior to the Property Delivery Deadline but the addition of such Substitute Mortgaged Property has not in and of itself satisfied the requirements of Section 3.05(c)(ii)(A), the Substitution Deposit shall be reduced by the Allocable Facility Amount for such Substitute Mortgaged Property, and such reduction in the Substitution Deposit shall be returned to Borrower, or in the case of a Letter of Credit, such Letter of Credit shall be reduced by such reduction in the Substitution Deposit. If Borrower has not satisfied the requirements to close the Substitution by the Property Delivery Deadline, the terms of Section 3.05(e)(iii) shall apply with respect to the remaining Substitution Deposit.

(f) Conditions Precedent to Substitutions. The obligation of Lender to make a requested Substitution is also subject to satisfaction of each of the conditions precedent for additions of Substitute Mortgaged Properties and Releases of Release Mortgaged Properties set forth in Section 5.01 and Section 5.06 of this Agreement.

(g) Restriction on Borrowings. If the addition of the Substitute Mortgaged Property to the Collateral Pool and the release of the Release Mortgaged Property from the Collateral Pool do not occur simultaneously then, until the addition of the Substitute Mortgaged Property to the Collateral Pool, no Future Advances or other Requests (other than a Credit Facility Termination Request, which shall be permitted subject to satisfaction of the conditions in Article 4, and other than a Conversion pursuant to a Conversion Request, which shall be permitted subject to satisfaction of the conditions in Section 1.07; provided, however, with respect to any Conversion, the Substitution Deposit shall be recalculated based on the provisions in this Section 3.05 and Borrower shall deposit with Lender as additional Collateral all increases, if any, in such Substitution Deposit within five (5) days after receipt of notice of the same) will be permitted unless and until the provisions of Section 3.05(e)(iii) are satisfied.

(h) Additional Requirement for Staggered Substitutions. Notwithstanding anything to the contrary in this Agreement, no Staggered Substitution shall be permitted unless the Aggregate Loan to Value Ratio of the Collateral Pool immediately after the Release of the Release Mortgaged Property is less than or equal to one hundred twenty-five percent (125%). For the purposes of the foregoing requirement, neither the value of the Substitution Deposit nor the value of any undelivered Substitute Mortgaged Property shall be taken into account.

ARTICLE 4

TERMINATION OF FACILITIES

Section 4.01. Right to Terminate Credit Facility.

Subject to the terms and conditions of this Article 4, Borrower shall have the right to terminate this Agreement and the Credit Facility and receive a Release of all of the Collateral.

Section 4.02. Procedure for Terminating Credit Facility.

(a) Request. To terminate this Agreement and the Credit Facility, Borrower shall deliver a Credit Facility Termination Request to Lender.

(b) Closing. If all conditions precedent contained in Section 5.08 are satisfied, this Agreement shall terminate, and Lender shall cause all of the Collateral to be released, at a closing to be held at offices designated by Lender on a Closing Date agreed to by Borrower and Lender, not more than fifteen (15) days after Lender’s receipt of the Credit Facility Termination Request (or on such other date as Borrower and Lender may agree), by executing and delivering, and causing all applicable parties to execute and deliver, all at the sole cost and expense of Borrower, the Credit Facility Termination Documents.

ARTICLE 5

CONDITIONS PRECEDENT TO ALL REQUESTS

Section 5.01. Conditions Applicable to All Requests.

Borrower’s right to close the transaction requested in a Request (other than a Credit Facility Termination Request made pursuant to Section 4.02) shall be subject to satisfaction of the following conditions precedent (“General Conditions”) in addition to any other applicable conditions precedent contained in this Agreement:

(a) Payment of Expenses. The payment by Borrower of Lender’s and Fannie Mae’s reasonable third party out-of-pocket fees and expenses payable in accordance with this Agreement, including, but not limited to, reasonable legal fees and expenses.

(b) No Material Adverse Effect. There has been no Material Adverse Effect since the date of the most recent Compliance Certificate (or, with respect to the conditions precedent to the Initial Advance, from the condition, business or prospects reflected in the financial statements, reports and other information obtained by Lender during its review of Borrower and Guarantor and the Initial Mortgaged Properties).

(c) No Default. There shall exist no Event of Default or Potential Event of Default immediately prior to the Closing Date for the Request (that is not otherwise cured by the closing of such Request) and, after closing such Request, no Event of Default or Potential Event of Default shall occur as a result of the closing of such Request.

(d) No Insolvency. Receipt by Lender on the Closing Date for the Request of a certificate from each of Borrower and Guarantor certifying that, to its knowledge, no Targeted Entity or FIG is insolvent (within the meaning of any applicable federal or state laws relating to bankruptcy or fraudulent transfers) or will be rendered insolvent, as applicable, by the transactions contemplated by the Loan Documents or the Request or, after giving effect to such transactions, will be left with an unreasonably small capital with which to engage in its business or undertakings, or will have intended to incur, or believe that it has incurred, debts beyond its ability to pay such debts as they mature or will have intended to hinder, delay or defraud any existing or future creditor.

(e) No Untrue Statements. The Loan Documents shall not contain any untrue or misleading statement of a material fact and shall not fail to state a material fact necessary to make the information contained therein not misleading.

(f) Representations and Warranties. All representations and warranties made by Borrower and Guarantor in the Loan Documents shall be true and correct in all material respects on the Closing Date for the Request with the same force and effect as if such representations and warranties had been made on and as of the Closing Date for the Request. On the Closing Date of any Request, the representations and warranties referred to in this Section 5.01 shall be deemed remade by Borrower and Guarantor.

(g) No Condemnation or Casualty. There shall not be pending or threatened any condemnation or other taking, whether direct or indirect, against any Mortgaged Property (other than a Release Mortgaged Property subject to a Release Request or Substitution Request) and there shall not have occurred any casualty to any improvements located on any Mortgaged Property (other than a Release Mortgaged Property subject to a Release Request or Substitution Request), which condemnation or casualty would have a Material Adverse Effect.

(h) Delivery of Closing Documents. The receipt by Lender of the following, each dated as of the Closing Date for the Request, in form and substance satisfactory to Lender in all respects:

(i) the required Loan Documents, as applicable;

(ii) a Compliance Certificate;

(iii) an Organizational Certificate; and

(iv) such other documents, instruments, approvals (and, if requested by Lender, certified duplicates of executed copies thereof) and opinions as Lender may reasonably request.

(i) Covenants. Borrower is in full compliance with each of the covenants contained in the Loan Documents, without giving effect to any notice and cure rights of Borrower.

Section 5.02. Conditions Precedent to Initial Advance.

The obligation of Lender to make the Initial Advance is subject to satisfaction of the following conditions precedent:

(a) receipt by Lender of the fully executed Advance Request;

(b) the Coverage and LTV Tests are satisfied and the maximum Advance Amount is not exceeded;

(c) the Individual Property Coverage and LTV Tests are satisfied;

(d) if the Initial Advance includes a Variable Advance, receipt by Lender at least three (3) days prior to the Initial Closing Date, of the confirmation of an Interest Rate Cap commitment, in accordance with the Cap Security Agreement, effective as of the Initial Closing Date;

(e) if the Initial Advance includes a Variable Advance, receipt by Lender of the Interest Rate Cap Documents (as defined in the Cap Security Agreement), effective as of the Initial Closing Date;

(f) delivery to the Title Company, for filing and/or recording in all applicable jurisdictions, of all applicable Loan Documents required by Lender to be filed or recorded, and funds adequate to pay all taxes, fees and other charges payable in connection with such execution, delivery, recording and filing;

(g) receipt by Lender of the Initial Origination Fee pursuant to Section 10.01(a) and the Initial Due Diligence Fee pursuant to Section 10.02(a);

(h) receipt by Lender of a Funding Commitment;

(i) delivery by Lender to Borrower of the confirmed Rate Form for the Initial Advance pursuant to Section 2.01(c);

(j) if the Advance is a Fixed Advance, delivery of one (1) or more Fixed Facility Notes duly executed by Borrower in the amount reflecting all of the terms of the Fixed Advance;

(k) if the Advance is a Variable Advance, delivery of one or more Variable Facility Notes duly executed by Borrower in the amount reflecting all of the terms of the Variable Advance; and

(l) receipt by Lender of documents and instruments required by Section 5.09 and Section 5.10.

Section 5.03. Conditions Precedent to Future Advances.

Subject to the availability of Future Advances pursuant to Section 2.05, the obligation of Lender to make a requested Future Advance is subject to satisfaction of the following conditions precedent:

(a) receipt by Lender of the fully executed Advance Request;

(b) delivery by Lender to Borrower of the Rate Form for the Future Advance pursuant to Section 2.01(c)(b);

(c) after giving effect to the Future Advance, the Coverage and LTV Tests and, in connection with the Addition of a Mortgaged Property (if applicable), the Individual Property Coverage and LTV Tests are satisfied and the maximum Advance Amount is not exceeded;

(d) if the Future Advance is a Fixed Advance, delivery of one or more Fixed Facility Notes, duly executed by Borrower, in the amount and reflecting all of the terms of the Fixed Advance;

(e) if the Future Advance is a Variable Advance, delivery of one or more Variable Facility Notes, duly executed by Borrower, in the amount and reflecting all of the terms of the Variable Advance;

(f) receipt by Lender of the documents and instruments required by Section 5.09 and Section 5.10;

(g) receipt by Lender of the Additional Origination Fee pursuant to Section 10.01(b) and the Additional Collateral Due Diligence Fees pursuant to Section 10.02(b);

(h) receipt by Lender of a Funding Commitment;

(i) for any Title Insurance Policy not containing a future advance endorsement, the receipt by Lender of an endorsement to the Title Insurance Policy, amending the effective date of the Title Insurance Policy to the Closing Date and showing no additional exceptions to coverage other than Permitted Liens;

(j) if the Future Advance is a Variable Advance, receipt by Lender at least three (3) days prior to the Closing Date, of the confirmation of an Interest Rate Cap commitment, in accordance with the Cap Security Agreement, effective as of the Closing Date;

(k) if the Future Advance is a Variable Advance, receipt by Lender of Interest Rate Cap Documents in accordance with this Agreement and the Cap Security Agreement, effective as of the Closing Date;

(l) a certificate from Borrower certifying that no Governmental Approval not already obtained or made is required for the execution and delivery of the documents to be delivered in connection with the Future Advance;

(m) a certificate from Borrower certifying that neither Borrower nor Guarantor is under any cease or desist order or other orders of a similar nature, temporary or permanent of any Governmental Authority which would have the effect of preventing or hindering performance of the terms and provisions of the Agreement or any other Loan Documents, nor are there any proceedings presently in progress or, to its knowledge, contemplated which, if successful, would lead to the issuance of any such order; and

(n) receipt by Lender of a Confirmation of Guaranty for each Guaranty then in effect.

Section 5.04. Conditions Precedent to Addition of an Additional Mortgaged Property to the Collateral Pool.

The Addition of an Additional Mortgaged Property to the Collateral Pool (other than a Substitution of a Substitute Mortgaged Property into the Collateral Pool, which is governed by Section 5.06 on the applicable Closing Date is subject to satisfaction of the following conditions precedent:

(a) receipt by Lender of the fully executed Addition Request;

(b) the requirements of Section 3.02(b) shall be satisfied immediately after giving effect to the proposed Addition;

(c) receipt by Lender of the Additional Collateral Due Diligence Fee pursuant to Section 10.02(b);

(d) receipt by Lender of all reasonable legal fees and expenses payable by Borrower in connection with the Addition Request;

(e) receipt by Lender of documents and instruments required by Section 5.09 and Section 5.10;

(f) receipt by Lender prior to the Closing Date of the amendment to the Operating Lease evidencing the Addition of the Additional Mortgaged Property to the terms of the Operating Lease and, if applicable, adjusting the rent payment under the Operating Lease pursuant to the terms of the Operating Lease;

(g) receipt by Lender of any subordination, non-disturbance and attornment agreements and/or estoppel certificates required by Lender with respect to any commercial leases, master leases and/or ground lease(s) (if any) affecting the Additional Mortgaged Property;

(h) delivery to the Title Company, for filing and/or recording in all applicable jurisdictions, all applicable additional Loan Documents required by Lender to be filed or recorded, and funds adequate to pay all taxes, fees and other charges payable in connection with such execution, delivery, recording and filing;

(i) if reasonably required by Lender, amendments to this Agreement, the Notes and the Security Instruments, reflecting the addition of the Additional Mortgaged Property to the Collateral Pool and, as to any Security Instrument so amended, the receipt by Lender of an endorsement to the Title Insurance Policy insuring the Security Instrument, amending the effective date of the Title Insurance Policy to the Closing Date and showing no additional exceptions to coverage other than Permitted Liens;

(j) if the Title Insurance Policy for the Additional Mortgaged Property contains a tie-in endorsement, an endorsement to each other Title Insurance Policy containing a tie-in endorsement, adding a reference to the Additional Mortgaged Property; and

(k) receipt by Lender of evidence that any code violations affecting the Additional Mortgaged Property have been resolved to Lender’s satisfaction.

Section 5.05. Conditions Precedent to Release of Property from the Collateral Pool.

The obligation of Lender to Release a Mortgaged Property from the Collateral Pool by executing and delivering the Release Documents on the Closing Date is subject to satisfaction of the following conditions precedent:

(a) receipt by Lender of the fully executed Release Request;

(b) the requirements of Section 3.04(b) shall be satisfied immediately after giving effect to the proposed Release;

(c) receipt by Lender of the Release Price;

(d) receipt by Lender of the Release Fee;

(e) receipt by Lender of all reasonable legal fees and expenses in connection with the Release Request;

(f) receipt by Lender on the Closing Date of one or more executed, original counterparts of each Release Document, dated as of the Closing Date, signed by each of the parties (other than Lender) who is a party to such Release Document;

(g) if required by Lender, amendments to the Notes and the Security Instruments, reflecting the release of the Release Mortgaged Property from the Collateral Pool and, as to any Security Instrument so amended, the receipt by Lender of an endorsement to the Title Insurance Policy insuring the Security Instrument, amending the effective date of the Title Insurance Policy to the Closing Date and showing no additional exceptions to coverage other than Permitted Liens;

(h) if the Release Mortgaged Property is one phase of a project, and one or more other phases of the project are Mortgaged Properties which will remain in the Collateral Pool (“Remaining Mortgaged Properties”), the Remaining Mortgaged Properties must be able to be operated separately from the Release Mortgaged Property and any other phases of the project which are not Mortgaged Properties, taking into account any cross use agreements or easements, access, utilities, marketability, community services, ownership and operation of the Remaining Mortgaged Properties and any other relevant factors pursuant to the Underwriting and Servicing Requirements. Borrower shall deliver to Lender evidence satisfactory to Lender that this condition precedent is satisfied prior to the closing of the transaction that is the subject of the Request. Borrower acknowledges that none of the Initial Mortgaged Properties are part of a phase of a project;

(i) receipt by Lender on the Closing Date of a Confirmation of Obligations, dated as of the Closing Date, signed by Borrower and Guarantor, pursuant to which Borrower and Guarantor confirm their remaining obligations under the Loan Documents; and

(j) receipt by Lender prior to the Closing Date of the amendment to the Operating Lease evidencing the release of the Release Mortgaged Property from the terms of the Operating Lease and adjusting the rent payment under the Operating Lease pursuant to the terms of the Operating Lease;

(k) receipt by Lender of endorsements to the tie-in endorsements (if available) of the Title Insurance Policies, if deemed necessary by Lender, to reflect the release. Notwithstanding anything to the contrary herein, no release of any Mortgaged Property from the Collateral Pool shall be made unless Borrower has provided title insurance to Lender in respect of each of the remaining Mortgaged Properties in the Collateral Pool in an amount equal to (i) the Allocable Facility Amount for such Mortgaged Property if “tie-in” endorsements are available such that the total title coverage (taking into account the title coverage provided by the “tie-in” endorsements) for a Mortgaged Property is equal to or greater than one hundred fifteen percent (115%) of the Initial Valuation of such Mortgaged Property, or (ii) if the preceding clause (i) cannot be satisfied, one hundred fifteen percent (115%) of the Initial Valuation of such Mortgaged Property.

Section 5.06. Conditions Precedent to Substitution of a Substitute Mortgaged Property into the Collateral Pool.

The obligation of Lender to close a Substitution is subject to satisfaction of the following conditions precedent:

(a) receipt by Lender of the fully executed Substitution Request;

(b) the provisions of Section 3.05(c) shall be satisfied immediately after giving effect to the proposed Substitution;

(c) if applicable, pursuant to Section 3.05(c), receipt by Lender of the Substitution Deposit (inclusive of the Substitution Cost Deposit) upon the Release of the Release Mortgaged Property;

(d) receipt by Lender of the Substitution Fee upon the Release of the Release Mortgaged Property;

(e) receipt by Lender of all reasonable legal fees and expenses payable by Borrower in connection with the Substitution pursuant to Section 10.03(b);

(f) receipt by Lender of the Additional Collateral Due Diligence Fee pursuant to Section 10.02(b);

(g) receipt by Lender of documents and instruments required by Section 5.09 and Section 5.10;

(h) delivery to the Title Company, with fully executed instructions directing the Title Company to file and/or record in all applicable jurisdictions, all applicable additional Loan Documents required by Lender to be filed or recorded in connection with the Substitution, and funds adequate to pay all taxes, fees and other charges payable in connection with such execution, delivery, recording and filing;

(i) any proposed Additional Borrower meets and satisfies all of the requirements and conditions of Section 14.02;

(j) receipt by Lender on the Closing Date of a Confirmation of Guaranty;

(k) if required by Lender, amendments to this Agreement, the Notes and the Security Instruments, reflecting the addition of the Substitute Mortgaged Property to the Collateral Pool and, as to any Security Instrument so amended, the receipt by Lender of an endorsement to the Title Insurance Policy insuring the Security Instrument, amending the effective date of the Title Insurance Policy to the Closing Date and showing no additional exceptions to coverage other than Permitted Liens;

(l) if the Title Insurance Policy for the Substitute Mortgaged Property contains a tie-in endorsement, an endorsement to each other Title Insurance Policy containing a tie-in endorsement, adding a reference to the Substitute Mortgaged Property; and

(m) receipt by Lender prior to the Closing Date of the amendment to the Operating Lease evidencing the following: (i) the release of the Release Mortgaged Property from the terms of the Operating Lease, (ii) the addition of the Substitute Mortgaged Property to the terms of the Operating Lease, and (iii) adjusting the rent payments under the Operating Lease pursuant to the terms of the Operating Lease.

Section 5.07. Conditions Precedent to Conversion.

The Conversion of all or a portion of a Variable Advance to a Fixed Advance is subject to Satisfaction of the following conditions precedent:

(a) receipt by Lender of the fully executed Conversion Request;

(b) the provisions of Section 1.07 and Section 1.10 shall be satisfied;

(c) if applicable pursuant to the provisions of Section 1.07(c), prepayment by Borrower of any Advances Outstanding that Borrower has designated for payment, together with any other amounts due with respect to the prepayment of such Advances;

(d) if required by Lender, an endorsement to each Title Insurance Policy, amending the effective date of the Title Insurance Policy to the Closing Date and showing no additional exceptions to coverage other than the exceptions shown on the Closing Date of such Mortgaged Property, Permitted Liens and other exceptions approved by Lender; and

(e) receipt by Lender of one (1) or more executed, original counterparts of each Conversion Document, dated as of the Closing Date, each of which shall be in full force and effect and in form and substance reasonably satisfactory to Lender in all respects, signed by each of the parties (other than Lender) to such Conversion Document.

Section 5.08. Conditions Precedent to Termination of Credit Facility.

The right of Borrower to terminate this Agreement and the Credit Facility and to receive a release of all of the Collateral from the Collateral Pool and Lender’s obligation to execute and deliver the Credit Facility Termination Documents on the Closing Date are subject to Borrower’s payment in full of all of the Notes Outstanding on the Closing Date, including any associated prepayment premiums or other amounts due under the Notes and all other amounts owing by Borrower to Lender under this Agreement.

Section 5.09. Opinions.

With respect to the closing of the Initial Advance, any Collateral Event (other than a Release), a request for a Transfer or any other instances in which a prudent Lender would require an opinion, it shall be a condition precedent that Lender receives favorable opinions of counsel (including local counsel, as applicable) to Borrower, Guarantor and Operator (as applicable) as to the due organization and qualification of Borrower, Guarantor and Operator (as applicable), the due authorization, execution, delivery and enforceability of each Loan Document executed in connection with the Request and such other matters as Lender may reasonably require, each dated as of the Closing Date for the Request, in form and substance satisfactory to Lender in all respects.

Section 5.10. Delivery of Property-Related Documents.

With respect to each of the Initial Mortgaged Properties on the Initial Closing Date and each Additional Mortgaged Property on the Closing Date applicable thereto (including a Substitute Mortgaged Property), it shall be a condition precedent that Lender receives from Borrower each of the documents and reports required by Lender pursuant to the Underwriting and Servicing Requirements in connection with the Addition of such Mortgaged Property and each of the following, each in form and substance satisfactory to Lender in all respects:

(a) a commitment for the Title Insurance Policy applicable to such Mortgaged Property and a pro forma Title Insurance Policy based on the title commitment equal to one hundred fifteen percent (115%) of the Initial Valuation of such Mortgaged Property (which amount shall take into account the title insurance coverage provided by “tie-in” endorsements), each as approved by Lender;

(b) the Insurance Policy (or a certified copy of the Insurance Policy) applicable to the Mortgaged Property;

(c) unless waived by Lender, the Survey applicable to the Mortgaged Property and approved by Lender (which shall be last revised no less than forty-five (45) days prior to the Closing Date);

(d) a certificate from Borrower certifying to the compliance of the Mortgaged Property with Applicable Laws;

(e) an Appraisal of the Mortgaged Property;

(f) a Replacement Reserve Agreement or an amendment thereto, providing for the establishment of a replacement reserve account, to be pledged to Lender, in which the owner shall (unless waived by Lender) periodically deposit amounts for replacements for improvements at the Mortgaged Property and as additional security for Borrower’s obligations under the Loan Documents;

(g) a Completion/Repair and Security Agreement or an amendment thereto, if required by Lender, together with required escrows, on the standard form required by Lender;

(h) a SASA or an amendment thereto, on the standard form required by Lender, if applicable;

(i) an Assignment of Leases and Rents, if Lender determines one to be necessary or desirable, provided that the provisions of any such assignment shall be substantively identical to those in the Security Instrument covering the Collateral, with such modifications as may be necessitated by applicable state or local law;

(j) a Security Instrument to effectuate the addition of each Mortgaged Property to the Collateral Pool. The amount secured by each Security Instrument shall be equal to the Commitment;

(k) a Certificate of Borrower Parties;

(l) any subordination, non-disturbance and attornment agreements and/or estoppel certificates required by Lender with respect to any commercial leases and/or ground leases (if any) affecting the Mortgaged Property;

(m) any Facility Operating Agreement; and

(n) any other document that Lender may reasonably determine is required in connection with a Mortgaged Property.

Section 5.11. Conditions Precedent to Letters of Credit.

The right or requirement of Borrower to provide a Letter of Credit in connection with this Agreement is subject to satisfaction of the following conditions precedent:

(a) Letter of Credit Requirements. Any Letter of Credit shall be issued by a financial institution satisfactory to Fannie Mae (the “Issuer”). If Borrower provides Lender with a Letter of Credit pursuant to this Agreement, the Letter of Credit shall be in form and substance satisfactory to Lender and Lender shall be entitled, upon occurrence of circumstances in (b), to draw under such Letter of Credit solely upon presentation of a sight draft to the Issuer. Any Letter of Credit shall be for a term of at least three hundred sixty-four (364) days (provided that in connection with a Substitution, the term of any Letter of Credit shall be until the date five (5) days after the Property Delivery Deadline).

(b) Draws Under Letter of Credit. Lender shall have the right to draw monies under the Letter of Credit:

(i) upon the occurrence of an Event of Default;

(ii) if thirty (30) days prior to the expiration of the Letter of Credit, either the Letter of Credit has not been extended for a term of at least three hundred sixty four (364) days (provided that in connection with a Substitution, the term of any Letter of Credit shall be at least until the date twelve (12) Business Days after the Property Delivery Deadline) or Borrower has not replaced the Letter of Credit with substitute cash collateral in the amount required by Lender; or

(iii) upon the downgrading of the ratings of the long-term or short-term debt obligations of the Issuer below a level satisfactory to Fannie Mae; provided that Borrower shall have twelve (12) Business Days after notice of such downgrading to deliver to Lender either (A) an acceptable replacement Letter of Credit or (B) substitute cash collateral in the amount required by Lender.

(c) Deposit to Cash Collateral Account. If Lender draws under the Letter of Credit pursuant to Section 5.11(b)(ii) or Section 5.11(b)(iii) above, Lender shall deposit such draw monies into a Cash Collateral Account established pursuant to a Cash Collateral Agreement entered into the first time Lender draws any such monies. Lender shall hold the Letter of Credit drawn monies in the Cash Collateral Account until the earliest of the following events occurs:

(i) Borrower presents an acceptable replacement Letter of Credit and Lender agrees, in its sole discretion, to accept such Letter of Credit (provided that any agreement by Lender to accept a replacement Letter of Credit will be conditioned upon Borrower’s payment of all administrative and reasonable third party, out-of-pocket legal costs incurred by Lender and Fannie Mae in connection with the replacement of the Letter of Credit.)

(ii) the applicable provisions of this Agreement pursuant to which the Letter of Credit was provided are satisfied;

(iii) Borrower pays all amounts due and payable under the Loan Documents;

(iv) Lender consents to Borrower’s written request to apply the funds to the principal balance of a Note specified by Borrower and any prepayment premium due in connection with such application; or

(v) an Event of Default occurs and Lender elects to apply the proceeds as described below in Section 5.11(d);

During any period that Lender holds the cash proceeds resulting from a draw on any Letter of Credit, Lender will not pay interest to, or on behalf of, Borrower in connection with such funds.

(d) Default Draws. If Lender draws under the Letter of Credit pursuant to Section 5.11(b)(i) above, Lender shall have the right to use monies drawn under the Letter of Credit for any of the following purposes:

(i) to pay any amounts required to be paid by Borrower under the Loan Documents (including, without limitation, any amounts required to be paid to Lender under this Agreement and any amounts required to fund Obligations required to be performed by Borrower hereunder);

(ii) to (on Borrower’s behalf, or on its own behalf if Lender becomes the owner of the Mortgaged Property) pre-pay any Note in whole or in part, including any prepayment premium or yield maintenance;

(iii) deposit monies into the Cash Collateral Account; or

(iv) to exercise any other remedies available to Lender pursuant to Article 12.

(e) Legal Opinion. Prior to or simultaneous with the delivery of any new Letter of Credit (but not the extension of any existing Letter of Credit), Borrower shall cause the Issuer’s counsel to deliver a legal opinion satisfactory in form and substance as approved by Lender.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES

Section 6.01. Representations and Warranties of Borrower Parties.

The representations and warranties of Borrower and Guarantor are contained in the Certificate of Borrower Parties executed and delivered by Borrower and Guarantor.

Section 6.02. Representations and Warranties of Lender.

Lender hereby represents and warrants to Borrower and Guarantor as follows:

(a) Due Organization. Lender is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware.

(b) Power and Authority. Lender has the requisite power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.

(c) Due Authorization. The execution and delivery by Lender of this Agreement, and the consummation by it of the transactions contemplated hereby, and the performance by it of its obligations hereunder, have been duly and validly authorized by all necessary action and proceedings by it or on its behalf.

ARTICLE 7

[INTENTIONALLY OMITTED]

ARTICLE 8

AFFIRMATIVE COVENANTS OF BORROWER AND GUARANTOR

Borrower and Guarantor agree and covenant with Lender that, at all times during the Term of this Agreement:

Section 8.01. Compliance with Agreements.

Each of Borrower and Guarantor shall comply with all the terms and conditions of each Loan Document to which it is a party or by which it is bound; provided, however, that Borrower’s or Guarantor’s failure to comply with such terms and conditions shall not be an Event of Default until the expiration of the applicable notice and cure periods, if any, specified in the applicable Loan Document.

Section 8.02. Maintenance of Existence.

Each Borrower Party shall maintain its existence and continue to be duly organized under the laws of the state of its organization. Each Borrower Party shall continue to be duly qualified to do business in each jurisdiction in which such qualification is necessary to the conduct of its business and where the failure to be so qualified would adversely affect the validity of, the enforceability of, or the ability to perform, its obligations under this Agreement or any other Loan Document.

Section 8.03. Financial Statements; Accountants’ Reports; Other Information.

Borrower and Guarantor shall keep and maintain, and Borrower shall cause each Operator to keep and maintain, at all times books of accounts and records that are complete and accurate in all material respects and in sufficient detail to reflect, in all material respects, (a) all of Borrower’s and Guarantor’s financial transactions and assets and (b) the results of the operation of each Mortgaged Property and copies of all written contracts, Leases and other instruments which affect each Mortgaged Property (including all bills, invoices and contracts for electrical service, gas service, water and sewer service, waste management service, telephone service and management services). In addition, Borrower or Guarantor, as applicable, shall furnish, or cause to be furnished, to Lender:

(a) Annual Financial Statements. As soon as available, and in any event within one hundred twenty (120) days after the end of each calendar year during the Term of this Agreement, a statement of income and expenses and a statement of cash flows (that includes a statement of all contingent liabilities) of Borrower, Guarantor and Operator, and balance sheets showing all assets and liabilities of Borrower, Guarantor and Operator as of the end of such calendar year all in reasonable detail, prepared in accordance with GAAP, consistently applied, and, if prepared in the ordinary course of business, accompanied by a certificate of Borrower’s, Guarantor’s and Property Operator’s independent certified public accountants to the effect that such financial statements have been prepared in accordance with GAAP, consistently applied, and that such financial statements fairly present the results of its operations and financial condition for the periods and dates indicated, with such certification to be free of exceptions and qualifications as to the scope of the audit or as to the going concern nature of the business. As soon as available, and in any event within ninety (90) days after the close of its fiscal year during the Term of this Agreement, Guarantor will provide to Lender a letter as of January 1 of each year to the effect that such officer has reviewed the records and systems of Borrower and Guarantor and that Borrower, Operator and the manager of each Borrower are in compliance with the Single Purpose requirements (as set forth in the definition of Single Purpose herein) (the “Compliance Letter”). All financial statements required by this Section 8.03(a) with respect to Borrower, Guarantor and/or Operator may be unaudited unless Borrower, Guarantor or Operator obtain audited statements in the ordinary course of business.

(b) Quarterly Financial Statements. As soon as available, and in any event within forty-five (45) days after the end of each calendar quarter during the Term of this Agreement, a statement of income and expenses for Borrower, Guarantor and Operator (in connection with the operation of the Mortgaged Property) on a calendar quarter basis as of the end of each calendar quarter, all in reasonable detail, prepared in accordance with GAAP, consistently applied.

(c) Quarterly Property Statements. As soon as available, and in any event within forty-five (45) days after each Calendar Quarter, a statement of income and expenses of each Mortgaged Property prepared in accordance with GAAP accompanied by a certificate of an authorized representative of Borrower or Guarantor reasonably acceptable to Lender to the effect that each such statement of income and expenses fairly, accurately and completely presents the operations of each such Mortgaged Property for the period indicated.

(d) Annual Property Statements. On an annual basis within sixty (60) days after the close of its fiscal year, an annual statement of income and expenses of each Mortgaged Property accompanied by a certificate of an authorized representative of Borrower or Guarantor reasonably acceptable to Lender to the effect that each such statement of income and expenses fairly, accurately and completely presents, in all material respects, the operations of each such Mortgaged Property for the period indicated.

(e) Updated Rent Rolls. Upon Lender’s request (but not more frequently than quarterly), a current Rent Roll for each Mortgaged Property, showing the name of each tenant, and for each tenant, the space occupied, the lease expiration date, the rent amount, the rent paid and any other information reasonably requested by Lender and accompanied by a certificate of an authorized representative of Borrower or Guarantor reasonably acceptable to Lender to the effect that each such Rent Roll fairly, accurately and completely presents, in all material respects, the information required therein.

(f) Accountants’ Reports; Other Reports. Promptly upon receipt thereof: copies of the final annual audited reports submitted to Borrower or Guarantor by its independent certified public accountants (if applicable) in connection with the examination of its financial statements made by such accountants; provided, however, that Borrower or Guarantor shall only be required to deliver such audited reports to the extent that they relate to Borrower or Guarantor or any Mortgaged Property.

(g) Security Deposit Information. Within thirty (30) days after Lender’s request, an accounting of all security deposits held in connection with any Lease of any part of any Mortgaged Property, including the name and identification number of the accounts in which such security deposits are held, the name and address of the financial institutions in which such security deposits are held and the name and telephone number of the person to contact at such financial institution, along with any authority or release necessary for Lender to access information regarding such accounts.

(h) Security Law Reporting Information. If Borrower or Guarantor is a reporting company under the Securities Exchange Act of 1934, promptly upon becoming available, (i) copies of all financial statements, reports and proxy statements sent or made available generally to its respective security holders (to the extent not publicly available), (ii) all regular and periodic reports and all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or a similar form) and prospectuses, if any, filed with the Securities and Exchange Commission or other Governmental Authorities, and (iii) all press releases and other statements made available generally to the public concerning material developments in the business of Borrower or Guarantor or other party.

(i) Plans and Projections. Upon Lender’s request, but no earlier than thirty (30) days following commencement of each fiscal year, and to the extent prepared in the ordinary course of business, copies of Borrower’s annual budget (including capital expenditure budgets) and projections for each Mortgaged Property.

(j) Strategic Plan. Within ten (10 days upon Lender’s request after the occurrence and during the continuance of an Event of Default, to the extent prepared in the ordinary course of business of Borrower or Guarantor, as applicable, a written narrative discussing Guarantor’s short and long range plans, including its plans for operations, mergers, acquisitions and management, and accompanied by supporting financial projections and schedules, certified by a Proper Officer as true, correct and complete in all material respects (“Strategic Plan”).

(k) Statement of Ownership. At any time upon Lender’s request, a statement that identifies: (i) all owners of any Targeted Entity and the interest held by each and (ii) if Borrower or any owner of Borrower is a corporation, all officers and directors of Borrower, and if Borrower or any owner of Borrower is a limited liability company, all managers who are not members, provided in no event is Borrower required to identify the owners of Newcastle or HoldCo.

(l) Other Information. Within forty-five (45) days after Lender’s request, but not more frequently than once per Calendar Year, such other information reasonably requested by Lender.

(m) Complaints. Within thirty (30) days of the date Borrower obtains knowledge thereof or reasonably should have obtained knowledge thereof, notice of any complaint, together with copies of any complaint filed against Borrower, Property Operator or any Mortgaged Property alleging any violation of fair housing law, handicap access or the Americans with Disabilities Act and any final administrative or judicial dispositions of such complaints.

(n) Resident Care Agreements. Within fifteen (15) days after Lender’s request, copies of resident care agreements and resident occupancy agreements.

(o) Regulatory or Licensing. Within ten (10) Business Days after receipt thereof, copies of all inspection reports, surveys, reviews, and certifications prepared by, for, or on behalf of any licensing or regulatory authority relating to any Mortgaged Property and any legal actions, orders, notices, or reports relating to any Mortgaged Property issued by the applicable regulatory or licensing authorities, in each case, if the same would or could reasonably be expected to have a Material Adverse Effect.

(p) Services and Operations. Within fifteen (15) days after Lender’s request, copies of all reports relating to the services and operations of each Mortgaged Property, including, if applicable, Medicaid cost reports and records relating to account balances due to or from Medicaid or any private insurer.

(q) Incident Reports. By the fifteenth (15th) day of each month, copies of all incident reports submitted by or on behalf of Borrower or Property Operator during the prior month to any liability insurance carrier or any elderly affairs, regulatory or licensing authority.

(r) Other Communications of Property Operator. Within thirty (30) days of submission to Borrower by Property Operator, the financial statements, reports, documents, communications and information delivered to Borrower by Property Operator pursuant to the Facility Operating Agreement as in effect on the date of this Agreement, to the extent not otherwise provided under this Agreement.

(s) Deliveries Generally. Notwithstanding anything to the contrary contained herein, (i) no Borrower Party shall be obligated to deliver or disclose to Lender or Fannie Mae any report, document, communication or other information that would cause such party to fail to be in compliance with HIPAA or any other Applicable Law, and (ii) with respect to any pro forma financial statements or projections provided by any Borrower Party to Lender or Fannie Mae hereunder, each of Lender and Fannie Mae acknowledge and agree that no Borrower Party is certifying to the truth, accuracy or completeness of any such financial statements or projections and the information provided and/or disclosed therein was prepared in good faith upon assumptions that were reasonable as of the date set forth therein.

(t) Delivery of Books and Records. If an Event of Default has occurred and is continuing, Borrower shall deliver to Lender upon written demand all books and records relating to the Mortgaged Property or its operation.

(u) Credit Report. Borrower authorizes Lender to obtain a credit report on Borrower at any time.

Section 8.04. Confidentiality of Certain Information.

No Borrower Party shall disclose any terms, conditions, underwriting requirements or underwriting procedures of the Credit Facility or any of the Loan Documents; provided, however, that such confidential information may be disclosed (a) as required by law or pursuant to generally accepted accounting procedures, (b) to officers, directors, employees, agents, partners, investors, investment advisors, attorneys, accountants, engineers and other consultants of Borrower who need to know such information, provided such Persons are instructed to treat such information confidentially, (c) to any regulatory authority having jurisdiction over Borrower, (d) in connection with any filings with the Securities and Exchange Commission or other Governmental Authorities, (e) to the extent included in periodic management reports prepared by Guarantor and delivered to lenders and certain other parties; provided, however, no fees provided for under this Agreement shall be disclosed in such reports, or (f) to any other Person to which such delivery or disclosure may be necessary or appropriate (i) in compliance with any law, rule, regulation or order applicable to Borrower, (ii) in response to any subpoena or other legal process or information investigative demand or (iii) in connection with any litigation to which Borrower is a party.

Section 8.05. Access to Records; Discussions With Officers and Accountants.

To the extent permitted by law and in addition to the applicable requirements of the Security Instruments, Borrower shall permit Lender to and shall cause Property Operator to permit Lender to:

(a) inspect, make copies and abstracts of, and have reviewed or audited, such of Borrower’s, Guarantor’s or Property Operator’s books and records as may relate to the Obligations or any Mortgaged Property;

(b) discuss Borrower’s affairs, finances and accounts with Borrower’s Senior Management and, so long as Borrower shall be given reasonable notice and the opportunity to participate in such discussions, Property Operator, property managers and/or independent public accountants, provided, during the continuance of an Event of Default, Lender shall be permitted to discuss Borrower’s affairs, finances and account with Guarantor’s Senior Management;

(c) discuss the Mortgaged Properties’ conditions, operations or maintenance with Property Operator of such Mortgaged Properties and the officers and employees of Borrower and Guarantor, provided that Borrower shall be given reasonable notice and the opportunity to participate in such discussions; and

(d) receive any other information that Lender reasonably deems necessary or relevant in connection with any Advance, any Loan Document or the Obligations from Borrower’s Senior Management or Property Operator.

Notwithstanding the foregoing, unless an Event of Default has occurred and is continuing, and in the absence of an emergency, all inspections and discussions shall be conducted at reasonable times during normal business hours upon reasonable notice to Borrower.

Section 8.06. Certificate of Compliance.

Borrower shall deliver to Lender concurrently with the delivery of the financial statements and/or reports required by Section 8.03 a certificate signed by an authorized representative of Borrower or Guarantor acceptable to Lender stating that, to the best knowledge of such individual following reasonable inquiry, no Event of Default or Potential Event of Default has occurred, or if an Event of Default or Potential Event of Default has occurred, specifying the nature thereof in reasonable detail and the action Borrower or Guarantor is taking or proposes to take. Any certificate required by this Section 8.06 shall run directly to and be for the benefit of Lender and Fannie Mae.

Section 8.07. Maintain Licenses.

(a) Borrower shall procure and maintain or cause Property Operator, as applicable, to procure and maintain in full force and effect all Permits, charters and registrations which are material to the conduct of its business (except to the extent a failure to procure or maintain would not have a Material Adverse Effect) and shall abide by and satisfy all terms and conditions of all such Permits, charters and registrations (except to the extent a failure to abide by and satisfy would not have a Material Adverse Effect). Borrower shall procure and maintain or cause Property Operator, as applicable, to procure and maintain all Licenses or registrations required to operate the Mortgaged Property as a Seniors Housing Facility, as required by the appropriate Governmental Authority, except to the extent a failure to procure or maintain would not have a Material Adverse Effect. Notwithstanding the foregoing, applications to the applicable licensing authority set forth on Exhibit C of the SASA have been duly made and, pending the approval of such applications, each Mortgaged Property may be lawfully operated as a “Facility Type” as set forth on Schedule I of the SASA.

(b) Borrower shall submit a copy of all Licenses to Lender within thirty (30) days after the date such Mortgaged Property is added to the Collateral Pool. Failure by Borrower to provide such evidence of the License to Lender within such thirty (30) day period shall be an Event of Default under this Agreement provided that such period shall be extended so long as Borrower is diligently pursuing.

Section 8.08. Inform Lender of Material Events.

Borrower shall promptly inform Lender in writing of any of the following (and shall deliver to Lender copies of any related written communications, complaints, orders, judgments and other documents relating to the following) of which Borrower has actual knowledge:

(a) Defaults. The occurrence of (x) any Event of Default under any Loan Document or (y) any “Event of Default” (or a default which continues beyond any applicable notice and cure period) under any Facility Operating Agreement;

(b) Regulatory Proceedings. The commencement of any rulemaking or disciplinary proceeding or the promulgation of any proposed or final rule which would have, or could reasonably be expected to have, a Material Adverse Effect; the receipt of written notice from any Governmental Authority having jurisdiction over Borrower that (i) Borrower or Property Operator is being placed under regulatory supervision, (ii) any License, Permit, charter, membership or registration material to the conduct of Borrower’s or Property Operator’s business or material to the operation of the Mortgaged Properties is to be suspended or revoked or (iii) Borrower or Property Operator is to cease and desist any practice, procedure or policy employed by Borrower, Property Operator or Guarantor in the conduct of its business, and with respect to (i), (ii) or (iii), the same would have, or could reasonably be expected to have, a Material Adverse Effect;

(c) Bankruptcy Proceedings. The commencement of any proceedings by or against any Borrower Party under any applicable bankruptcy, reorganization, liquidation, insolvency or other similar law now or hereafter in effect or of any proceeding in which a receiver, liquidator, trustee or other similar official is sought to be appointed for it;

(d) Environmental Claim. The receipt from any Governmental Authority or other Person of any written notice of any violation, claim, demand, abatement, order or other order or direction (conditional or otherwise) for any damage, including personal injury (including sickness, disease or death), tangible or intangible property damage, contribution, indemnity, indirect or consequential damages, damage to the environment, pollution, contamination or other adverse effects on the environment, removal, cleanup or remedial action or for fines, penalties or restrictions, resulting from or based upon (i) the existence or occurrence, or the alleged existence or occurrence, of a Hazardous Substance Activity on any Mortgaged Property or (ii) the violation, or alleged violation, of any Hazardous Materials Laws in connection with any Mortgaged Property or any of the other assets of Borrower;

(e) Material Adverse Effects. The occurrence of any act, omission, change or event (including the commencement or written threat of any proceedings by or against Borrower, Property Operator or Guarantor in any Federal, state or local court, or before any Governmental Authority, or before any arbitrator), which has, or would have, a Material Adverse Effect, subsequent to the date of the most recent financial statements of Borrower or Guarantor delivered to Lender pursuant to Section 8.03;

(f) Accounting Changes. Any material change in Borrower’s, Property Operator’s or Guarantor’s accounting policies or financial reporting practices;

(g) Legal and Regulatory Status. The occurrence of any act, omission, change or event, including any failure to obtain any Governmental Approval, the result of which is to (i) effect the ability of Borrower or any Property Operator to be qualified to conduct its business in any jurisdiction where the failure to be so qualified would have a Material Adverse Effect or (ii) effect the zoning or other regulatory status of the Mortgaged Property that would result in a Material Adverse Effect; and

(h) Legal Proceedings. The commencement or written threat of, or amendment to, any proceedings by or against Borrower or Property Operator in any Federal, state or local court or before any Governmental Authority, or before any arbitrator, which, if adversely determined, would have, or at the time of determination could reasonably be expected to have, a Material Adverse Effect.

Section 8.09. Compliance with Applicable Laws.

(a) Borrower shall comply and shall cause Operator to comply with all Applicable Laws now or hereafter affecting any Mortgaged Property or any part of any Mortgaged Property or requiring any alterations, repairs or improvements to any Mortgaged Property, except in each case to the extent any failure to comply could not reasonably be expected to have a Material Adverse Effect. Borrower shall procure and continuously maintain or shall cause Property Operator to procure and maintain in full force and effect, and shall abide by and satisfy or shall cause Property Operator to abide by and satisfy all terms and conditions of all Permits and shall comply with all written notices from Governmental Authorities, except in each case to the extent any failure of any of the foregoing could not reasonably be expected to have a Material Adverse Effect.

(b) If required by Applicable Law, Borrower shall at all times maintain or cause Property Operator to at all times maintain a current provider agreement under any and all applicable federal, state and local laws for reimbursement: (i) to a Seniors Housing Facility on the Mortgaged Property; or (ii) for other type of care provided at the Mortgaged Property.

(c) If Borrower is a HIPAA Covered Entity, Borrower shall at all times remain in substantial compliance with HIPAA requirements, including those concerning privacy, breach notification, security and billing standards.

Section 8.10. Alterations to the Mortgaged Properties.

Except as otherwise provided in the Loan Documents, Borrower shall have the right to undertake any alteration, improvement, demolition, removal or construction (collectively, “Alterations”) to the Mortgaged Property which it owns without the prior consent of Lender; provided, however, that in any case, no such Alteration shall be made to any Mortgaged Property without the prior written consent of Lender if (a) such Alteration could reasonably be expected to materially and adversely affect the value of such Mortgaged Property or its operation as a Seniors Housing Facility in substantially the same manner in which it is being operated on the date such property became Collateral, (b) the construction of such Alteration could reasonably be expected to result in interference to the occupancy of tenants of such Mortgaged Property such that tenants in occupancy with respect to ten percent (10%) or more of the Leases would be permitted to terminate their Leases or to abate the payment of all or any portion of their rent solely as a result of such Alterations, or (c) such Alteration will be completed in more than twelve (12) months from the date of commencement or in the last year of the Term of this

Agreement. Notwithstanding the foregoing, Borrower must obtain Lender’s prior written consent to construct any single project constituting Alterations (other than scheduled repairs and maintenance to existing improvements) with respect to any single Mortgaged Property costing in excess of $150,000, and Borrower must give prior written notice to Lender of any single project constituting Alterations (other than scheduled repairs and maintenance to existing improvements) with respect to any single Mortgaged Property costing in excess of $75,000; provided, however, that the preceding requirements shall not be applicable to Alterations made, conducted or undertaken by Borrower as part of Borrower’s routine maintenance and repair of the Mortgaged Properties as required by the Loan Documents.

Section 8.11. Loan Document Taxes.

If any tax, assessment or Imposition (other than a franchise tax or excise tax imposed on or measured by, the net income or capital (including branch profits tax and any Excluded Tax) of Lender (or any transferee or assignee thereof, including a participation holder)) (“Loan Document Taxes”) is levied, assessed or charged by the United States, or any State in the United States, or any political subdivision or taxing authority thereof or therein upon any of the Loan Documents or the obligations secured thereby, the interest of Lender in the Mortgaged Properties, or Lender by reason of or as holder of the Loan Documents, Borrower shall pay all such Loan Document Taxes to, for, or on account of Lender (or provide funds to Lender for such payment, as the case may be) as they become due and payable and shall promptly furnish proof of such payment to Lender, as applicable. In the event of passage of any law or regulation permitting, authorizing or requiring such Loan Document Taxes to be levied, assessed or charged, which law or regulation in the opinion of counsel to Lender may prohibit Borrower from paying the Loan Document Taxes to or for Lender, Borrower shall enter into such further instruments as may be permitted by law to obligate Borrower to pay such Loan Document Taxes.

Section 8.12. Further Assurances.

Borrower, Guarantor and Operator, at the reasonable request of Lender, shall execute and deliver and, if necessary, file or record such statements, documents, agreements, UCC financing and continuation statements and such other instruments and take such further action as Lender from time to time may reasonably request as necessary, desirable or proper to carry out more effectively the purposes of this Agreement or any of the other Loan Documents or to subject the Collateral to the lien and security interests of the Loan Documents or to evidence, perfect or otherwise implement, to assure the lien and security interests intended by the terms of the Loan Documents or in order to exercise or enforce its rights under the Loan Documents.

Section 8.13. Transfer of Ownership Interests.

(a) Prohibition on Transfers. Subject to paragraph (b) of this Section 8.13, no Targeted Entity shall cause or permit:

(i) a Transfer as described in Paragraph (a) of the definition of “Transfer”;

(ii) a Change of Control;

(iii) a Transfer or change in the holder of the Licenses authorizing the Mortgaged Property to operate as a Seniors Housing Facility to any Person other than Borrower and/or any Property Operator; or

(iv) a Transfer of the Borrower’s or any Property Operator’s respective interest(s) in any Facility Operating Agreement.

(b) Permitted Transfers. Notwithstanding the provisions of paragraph (a) of this Section 8.13, the following Transfers are permitted upon thirty (30) days prior written notice to Lender without the consent of Lender (provided that no notice is required for Transfers pursuant to clauses (i), (ii) and (iii) below) (the “Section 8.13 Permitted Transfers”):

(i) a Transfer in the public securities markets of any Ownership Interest in Newcastle (or HoldCo, on and after the HoldCo Event); provided, however, that no Change of Control occurs as the result of such Transfer;

(ii) the issuance by Newcastle (or HoldCo, on and after the HoldCo Event) of additional stock (including by creation of a new class or series of stock), and the subsequent Transfer of such stock; provided, however, that no Change of Control occurs as the result of such Transfer;

(iii) any amendment, modification or any other change in the governing instrument or instruments of Newcastle (or HoldCo, on and after the HoldCo Event) in connection with the creation of a new class or series of stock pursuant to (ii) above; provided, however, that no Change of Control occurs as a result of such Transfer;

(iv) a merger with, or acquisition of or by, another entity by Newcastle (or HoldCo, on and after the HoldCo Event) provided that (A) Newcastle (or HoldCo, on and after the HoldCo Event) is the surviving entity after such merger or acquisition, (B) no Change of Control occurs, (C) Newcastle (or HoldCo, on and after the HoldCo Event), shall be managed by FIG pursuant to a management and advisory agreement in substantially the same form as the management and advisory agreement between Newcastle and FIG on the date hereof or in form otherwise reasonably acceptable to Lender, and (D) such merger or acquisition does not result in an Event of Default;

(v) a Transfer of the Ownership Interests in HoldCo in connection with a public offering of securities in HoldCo (and together with the transactions contemplated by subsection (b)(ii) above, the “HoldCo Event”), provided that upon and at all times following such Transfer HoldCo shall be managed by FIG pursuant to a management and advisory agreement in substantially the same form as the management and advisory agreement between Newcastle and FIG on the date hereof or in form otherwise reasonably acceptable to Lender;

(vi) any change in the management of Newcastle (and/or HoldCo, on and after the HoldCo Event) provided that, prior to the Holdco Event, Newcastle, and on and after the Holdco Event, HoldCo, shall be managed by FIG pursuant to a management and advisory agreement in substantially the same form as the management and advisory agreement between Newcastle and FIG on the date hereof or in form otherwise reasonably acceptable to Lender;

(vii) a Transfer with respect to any Ownership Interest in any Borrower or Guarantor; provided, however, that no Change of Control occurs as the result of such Transfer;

(viii) The Transfer of Ownership Interests in a conversion or reconstitution of Borrower from one type of legal entity into another type of legal entity for tax or other structuring purposes, provided:

(A) no Change of Control occurs,

(B) Borrower provides Lender with prior written notice of such conversion or reconstitution,

(C) Borrower provides Lender any certificates evidencing such conversion or reconstitution filed with the appropriate Secretary of State or Governmental Authority,

(D) Borrower provides Lender new certificates of good standing for such entity,

(E) Lender reserves the right to file UCC-3 amendments where necessary reflecting the conversion or reconstitution,

(F) Borrower executes an amendment to this Agreement documenting the conversion or reconstitution, and

(G) the Title Company shall confirm (via electronic mail or letter) that nothing is needed in the land records (of each of the appropriate jurisdictions) at such time to evidence such conversion, and no endorsements to the title policies are necessary to maintain Lender’s then current coverage; or if any endorsements are necessary, Borrower shall provide such endorsements.

Lender agrees that following the HoldCo Event, any reference to Newcastle in this Section 8.13 (and the related definitions) shall be deemed deleted and no longer applicable.

Section 8.16. Transfer of Ownership of Mortgaged Property.

(a) Prohibition on Transfers. Subject to paragraph (b) of this Section 8.14, neither Borrower nor Guarantor shall cause or permit, and Borrower shall cause Newcastle (or HoldCo, on and after the HoldCo Event) not to cause or permit, a Transfer as described in Paragraph (b) of the definition of “Transfer”.

(b) Permitted Transfers. Notwithstanding provision (a) of this Section 8.14, the following Transfers of a Mortgaged Property by Borrower or Guarantor, upon fifteen (15) days’ prior written notice to Lender (however, notice will not be required with respect to the Transfers permitted pursuant to subsections (i), (ii) and (v) below and prior notice shall not be required with respect to the Transfers pursuant to subsection (iii) below), are permitted without the consent of Lender (together with the Section 8.13 Permitted Transfers, “Permitted Transfers”):

(i) the grant of a leasehold interest (or other use rights) in individual dwelling units or commercial spaces in accordance with the Security Instrument;

(ii) a sale or other disposition of non-material personal property not necessary for the operation of the Mortgaged Property or obsolete or worn out personal property which is contemporaneously replaced by comparable personal property of equal or greater value which is free and clear of liens, encumbrances and security interests other than those created by the Loan Documents or Permitted Liens;

(iii) any Permitted Lien, provided that notice is to be provided to Lender promptly after Borrower receives actual or constructive notice of such Permitted Lien;

(iv) the grant of an easement, servitude or restrictive covenant if, prior to the granting of the easement, servitude or restrictive covenant, Borrower causes to be submitted to Lender all information required by Lender to evaluate the easement, servitude or restrictive covenant, Lender shall consent to such easement, servitude or restrictive covenant if (A) Lender’s determines that it will not materially adversely affect the operation of the Mortgaged Property or Lender’s interest in the Mortgaged Property and (B) Borrower pays to Lender, within ten (10) Business Days after demand therefore, all reasonable third party out-of-pocket costs and expenses incurred by Lender in connection with reviewing Borrower’s request. Lender shall not unreasonably withhold its consent to or withhold its agreement to subordinate the lien of a Security Instrument to (1) the grant of a utility easement serving a Mortgaged Property to a publicly operated utility, or (2) the grant of an easement related to expansion or widening of roadways, driveways and parking areas, provided that any such easement is in form and substance reasonably acceptable to Lender and does not materially and adversely affect the access, use or marketability of a Mortgaged Property;

(v) conveyance of any Mortgaged Property at a judicial or non-judicial foreclosure sale under the applicable Security Instrument;

(vi) any Transfer of a Mortgaged Property to another Single-Purpose entity wholly owned, directly or indirectly, by Guarantor. Such Single-Purpose entity shall be subject to Lender’s prior review and approval to determine if the proposed Borrower satisfies the definition of an Additional Borrower. Borrower and Guarantor shall execute such documentation as Lender reasonably requires to document the transfer, add the Additional Borrower and confirm the Obligations;

(vii) the execution of the Facility Operating Agreement, and of any replacement Facility Operating Agreement entered into in accordance with the terms of this Agreement; and

(viii) any commercial sublease of a Mortgaged Property that may be permitted by Lender in accordance with the terms of the Loan Documents.

(c) Assumption of Collateral Pool. Notwithstanding Section 8.14(a), a Transfer of the entire Collateral Pool may be permitted with the prior written consent of Lender if each of the following requirements is satisfied:

(i) the transferee (“New Collateral Pool Borrower”) is a Single Purpose entity, is not directly or indirectly owned by and is not a Prohibited Person, and executes an assumption agreement that is acceptable to Lender pursuant to which such New Collateral Pool Borrower assumes all obligations of a Borrower under all the applicable Loan Documents;

(ii) the applicable Loan Documents shall be amended and restated as deemed necessary or appropriate by Lender to meet the then-applicable requirements of Fannie Mae; provided, however, any waivers granted in connection with any Advances will not be reinstated unless specifically approved by Lender and Fannie Mae;

(iii) after giving effect to the assumption, the General Conditions contained in Section 5.01 shall be satisfied;

(iv) New Collateral Pool Borrower shall make such deposits to the reserves or escrow funds established under the Loan Documents, including replacement reserves, completion/repair reserves, and all other required escrow and reserve funds at such times and in such amounts as determined by Lender at the time of the assumption;

(v) New Collateral Pool Borrower shall propose a guarantor acceptable to Lender, which guarantor is not directly or indirectly owned by and is not a Prohibited Person, and executes and delivers a guaranty acceptable to Lender;

(vi) delivery to the Title Company for filing and/or recording in all applicable jurisdictions, all applicable Loan Documents including assumption documents and any other appropriate documents in form and substance reasonably satisfactory to Lender in form proper for recordation as may be necessary in the opinion of Lender to correctly evidence the assumptions and the confirmation of Liens created hereunder;

(vii) Lender shall be the servicer of the loan; and

(viii) the requirements of Section 8.14(d) are satisfied.

Upon the satisfaction of all of the foregoing conditions and the completion of the Transfer of the Collateral Pool, the assumption of the Obligations by the New Collateral Pool Borrower, and the assumption by a new guarantor of Guarantor’s obligations, Borrower and Guarantor shall be released from any further obligations under the Loan Documents, except for any liabilities or obligations of Borrower or Guarantor which relate to the period prior to the closing of such assumption, any provisions of this Agreement and the other Loan Documents that are expressly stated to survive any release and termination, and any Obligations that survive release as specifically set forth in Section 18 (Environmental Hazards) of the Security Instrument.

(d) Consent to Prohibited Transfers. Lender may, in its sole and absolute discretion, consent to a Transfer that would otherwise violate Section 8.13 or this Section 8.14 if, prior to the Transfer, Borrower or Guarantor, as the case may be, has satisfied each of the following requirements:

(i) the submission to Lender of all information required by Lender to make the determination;

(ii) the absence of any Event of Default or Potential Event of Default;

(iii) neither transferee nor guarantor is directly or indirectly owned by nor is a Prohibited Person and each meets all of the eligibility (including the requirement that the proposed transferee is not a Prohibited Person), credit, management and other standards (including any standards with respect to previous relationships between Lender and the transferee and the organization of the transferee) customarily applied by Lender at the time of the proposed Transfer to the approval of borrower or guarantor, as the case may be, in connection with the origination or purchase of similar mortgage finance structures on similar Senior Housing Facilities unless partially waived by Lender in exchange for such additional conditions as Lender may require;

(iv) if transferor has obligations under any Loan Documents, the execution by the transferee or one (1) or more individuals or entities acceptable to Lender of an assumption agreement, guaranty or any other required loan documents, as applicable, that is acceptable to Lender and that, among other things, requires the transferee or such person to perform all obligations of transferor or such person set forth in such Loan Document, and may require that the transferee or such person comply with any provisions of this Agreement or any other Loan Document which previously may have been waived by Lender and/or Fannie Mae;

(v) the Mortgaged Properties, at the time of the proposed Transfer, meet all standards as to its physical condition that are customarily applied by Lender at the time of the proposed Transfer to the approval of properties in connection with the origination or purchase of similar mortgage finance structures on similar Seniors Housing Facilities unless partially waived by Lender in exchange for such additional conditions as Lender may require;

(vi) if any MBS is Outstanding, the Transfer shall not result in a “significant modification,” as defined under applicable Treasury Regulations, of any Advance that has been securitized in an MBS;

(vii) Borrower and transferee have agreed to Lender’s conditions to approve such Transfer, which may include, but are not limited to (A) providing additional collateral, guaranties, or other credit support to mitigate any risks concerning the proposed transferee or the performance or condition of the Mortgaged Property, and (B) amending the Loan Documents to (1) delete any specially negotiated terms or provisions previously granted for the exclusive benefit of transferor and (2) restore to original provisions of the standard Fannie Mae form multifamily loan documents, to the extent such provisions were previously modified; and

(viii) Lender’s receipt of all of the following:

(A) a transfer fee equal to one percent (1%) of the Advances Outstanding immediately prior to the Transfer;

(B) a $3,000 review fee for each Mortgaged Property then in the Collateral Pool; and

(C) reimbursement of all of Lender’s reasonable, third party, out-of-pocket costs (including reasonable attorneys’ fees) incurred in reviewing the Transfer request.

Section 8.15. Change in Senior Management.

Borrower shall give Lender notice of any change in the identity of Senior Management of Borrower, Guarantor or FHC Property Management LLC.

Section 8.16. Date-Down Endorsements.

At any time and from time to time, a Lender may obtain an endorsement to each Title Insurance Policy, the effect of which is to bring forward the effective date of such Title Insurance Policy. Borrower shall pay for the cost and expenses incurred by Lender (either directly to the Title Company or to Lender, within five (5) days after demand by Lender) in obtaining such endorsement, provided that, for each Title Insurance Policy, it shall not be liable to pay for more than one (1) such endorsement in any consecutive twelve (12) month period.

Section 8.17. Ownership of Mortgaged Properties.

Borrower shall be the sole owner of each of the Mortgaged Properties free and clear of any Liens other than Permitted Liens.

Section 8.18 Single Purpose Entity.

Borrower and each sole member manager of Borrower shall maintain itself as a Single Purpose entity. Borrower shall cause the Operator to maintain itself as a Single Purpose entity.

Section 8.19. ERISA.

Borrower acknowledges that:

(1) it shall not maintain or sponsor an Employee Benefit Plan or fail to comply with the requirements of a “qualified plan” under Section 401(a) of the Internal Revenue Code;

(2) it shall not maintain, sponsor or contribute to any Employee Benefit Plan that is subject to Title IV of ERISA or Section 412 of the Internal Revenue Code;

(3) it shall not engage in a non-exempt “prohibited transaction” described in Section 406 of ERISA or Section 4975 of the Internal Revenue Code that could result in an assessment of a civil penalty under Section 502(i) of ERISA or excise tax under Section 4975 of the Internal Revenue Code, and none of the assets of Borrower shall constitute “plan assets” (within the meaning of Department of Labor Regulation Section 2510.3-101) of any Employee Benefit Plan subject to Title I of ERISA;

(4) it shall not incur any “withdrawal liability” or trigger a “reportable event” (as such terms are described in Title IV of ERISA) with respect to any such Employee Benefit Plan, unless approved by the appropriate Governmental Authority;

(5) no ERISA Affiliate shall withdraw from any Employee Benefit Plan that is a “Multiemployer Plan;” and

(6) it shall not incur any liabilities under ERISA that if unpaid or unperformed might result in the imposition of a Lien against any of its properties or assets, including satisfaction of any plan funding requirements.

Section 8.20. Special Provisions Regarding Property Operator.

Borrower shall not terminate any Facility Operating Agreement or remove or permit or suffer the removal of Property Operator without the prior written consent of Lender and unless and until Lender has approved in writing a replacement Property Operator as the case may be. If any Facility Operating Agreement is terminated or any Property Operator is removed by Lender pursuant to the terms and conditions of the Loan Documents, Borrower agrees to use commercially reasonable efforts to enter into a new Facility Operating Agreement with a new Property Operator on or prior to the effective date of termination unless otherwise directed by Lender. Any new Property Operator must be approved in writing by Lender. Any Facility Operating Agreement between Borrower and a new Property Operator must be approved in writing by Lender, and each new Property Operator must execute and deliver to Lender a SASA. Borrower shall cause any Property Operator to deliver prior written notice to Lender of any name change or any change in its place of incorporation/organization; provided if such name changes or change in the place of incorporation/organization does not adversely affect such Property Operator’s ability to maintain any material License, such notice shall be delivered promptly following such change but in any event not more than ten (10) days following Lender’s request. Borrower agrees that Lender shall have the right to remove Property Operator at any time: (a) upon the occurrence and during the continuance of an Event of Default under (and as defined in) the Facility Operating Agreement and (b) upon the occurrence of an “Event of Default” under (and as defined in) any SASA.

Section 8.21. Enforcement of Leases.

Borrower will comply, in all material respects, with and shall enforce, in all material respects, the obligations of Operator under the Operating Lease.

Section 8.22. Facility Operating Agreement.

Borrower shall not assign its rights under a Facility Operating Agreement and shall cause each Property Operator to not assign either of its rights under a Facility Operating Agreement, without the prior written consent of Lender. Within five days of Borrower’s receipt of notice thereof, Borrower shall give Lender written notice that any Property Operator has threatened in writing to terminate a Facility Operating Agreement or that a Property Operator has otherwise discontinued its operation and management of the Mortgaged Property.

Section 8.23. Special Covenant Regarding Sunshine Villa.

The Mortgaged Property known as Sunshine Villa (“Sunshine Villa”), located in Santa Cruz, California, is subject to that certain Participation Agreement with the City of Santa Cruz Affordable Housing Program dated as of September 29, 1989, as amended by that certain First Amendment to Participation Agreement dated as of February 22, 2007 (together, the “Participation Agreement”). Pursuant to the Participation Agreement, Sunshine Villa is subject to certain affordable housing requirements. Borrower hereby covenants to comply in all material respects with the terms of the Participation Agreement for so long as Sunshine Villa remains in the Collateral Pool.

Section 8.24. Special Covenant Regarding Sun Oak.

The Mortgaged Property known as Sun Oak (“Sun Oak”), located in Citrus Heights, California, is, as of the Effective Date, a non-conforming use due to the lack of a “Minor Use Permit” to be issued by the City of Citrus Heights. Borrower shall use best efforts to obtain the Minor Use Permit within ninety (90) days of the Initial Closing Date. In the event that the Minor Use Permit is not obtained and there is damage of more than fifty percent (50%) of the assessed value of Sun Oak, Borrower shall immediately release Sun Oak from the Collateral Pool in accordance with the provisions of Section 3.03.

Section 8.25. Special Covenant Regarding Willow Park.

As of the Initial Closing Date, each of the cottages located on the Mortgaged Property known as Willow Park (“Willow Park”), located in Boise, Idaho does not contain a sprinkler system. For so long as any cottage does not contain a sprinkler system, Borrower shall maintain an appropriately sized, inspected and approved fire extinguisher in such cottage.

ARTICLE 9

NEGATIVE COVENANTS OF BORROWER

Borrower and Guarantor, as applicable, agree and covenant with Lender that, at all times during the Term of this Agreement:

Section 9.01. Other Activities.

(a) No Targeted Entity (other than NewCastle or HoldCo) shall amend its Organizational Documents in any material respect without the prior written consent of Lender;

(b) no Targeted Entity shall change its name without notifying Lender in writing prior to such change, provided if such name change does not adversely affect such Targeted Entity’s ability to maintain any material License, such notice shall be delivered promptly following such change but in any event not more than ten (10) days following Lender’s request;

(c) no Borrower Party shall dissolve or liquidate (whether voluntary or involuntary) in whole or in part;

(d) no Targeted Entity shall, without the prior written consent of Lender, merge or consolidate with any Person, except in connection with a Permitted Transfer; or

(e) Borrower and Operator shall not use, or permit to be used, any Mortgaged Property for any uses or purposes other than as a Seniors Housing Facility and ancillary uses consistent with Seniors Housing Facilities.

Section 9.02. Liens.

Borrower shall not create, incur, assume or suffer to exist any Lien on any Mortgaged Property or any part of any Mortgaged Property, except the Permitted Liens and Permitted Transfers.

Section 9.03. Indebtedness and Mezzanine Financing.

Borrower shall not incur or be obligated at any time with respect to any Indebtedness (other than Advances) secured by any of the Mortgaged Properties. No Targeted Entity shall incur any “mezzanine debt,” or issue any preferred equity that is secured by a pledge of the Ownership Interests in any Targeted Entity or by a pledge of cash flows of Borrower.

Section 9.04. Principal Place of Business.

Borrower shall not change its principal place of business, state of formation, or the location of its books and records, each as set forth in the Certificate of Borrower Parties, without first giving thirty (30) days’ prior written notice to Lender.

Section 9.05. Condominiums.

Borrower shall not submit any Mortgaged Property to a condominium regime during the Term of this Agreement without Lender’s prior written consent.

Section 9.06. Restrictions on Distributions.

Borrower shall not make any distributions of any nature or kind whatsoever to the owners of its Ownership Interests if, at the time of such distribution, an Event of Default has occurred and is continuing.

Section 9.07. Conduct of Business.

The conduct of Borrower’s businesses shall not violate Borrower’s Organizational Documents.

Section 9.08. Changes to Facility Operating Agreement.

Borrower shall not and shall cause Property Operator not to make any material amendments or modifications to a Facility Operating Agreement, terminate a Facility Operating Agreement (except as provided in Section 8.21), or waive any material default thereunder, without the prior written consent of Lender. “Material amendments or modifications to any Facility Operating Agreement” means any amendments or modifications that (i) reduce or change the rent or other payments required to be made by Property Operator, (ii) reduce or change the term, (iii) release any security for the obligations of Property Operator, (iv) change any provisions of a Facility Operating Agreement relating to facility mortgages and the rights of mortgagees, (v) grant options to purchase or (vi) materially modify or reduce the rights or interests of Lender or Fannie Mae. Borrower shall not permit and shall cause Property Operator not to permit any property other than the Mortgaged Property to be subject to a Facility Operating Agreement. In the event that a Facility Operating Agreement matures earlier than the Termination Date, no later than ninety (90) days prior to expiration of such Facility Operating Agreement Borrower shall extend the term of such Facility Operating Agreement, and provide written evidence to Lender of the same, on the terms substantially similar to the Facility Operating Agreement.

Section 9.09. Changes to Licenses, Permits.

Borrower shall not and shall cause Property Operator not to, without the prior written consent of Lender, seek or cause the amendment, modification or other change to any License or Permit in any respect that would prohibit or adversely affect the ability to operate any Mortgaged Property as a Seniors Housing Facility or would add Skilled Nursing Units at any Mortgaged Property.

Section 9.10. Medicaid and Skilled Nursing.

(a) If any Borrower or any Property Operator is a Medicaid Participant as of the Effective Date with respect to any Mortgaged Property, such Borrower or Property Operator shall maintain its contract as a participating provider in the Medicaid Program at all times. Such Borrower shall not permit or allow more than thirty-five percent (35%) of any Mortgaged Property’s effective gross income to be derived from units relying on Medicaid payments. If by reason of applicable law or regulation more than thirty-five percent (35%) of effective gross income is derived from units relying on Medicaid payments, such Borrower shall take, or shall cause to be taken, in a diligent and expeditious manner all reasonable steps necessary to bring such Mortgaged Property into compliance with the preceding sentence to the extent permissible by applicable law or regulation.

(b) With respect to any Borrower or Property Operator which is not a Medicaid Participant as of the Effective Date, Borrower shall notify Lender in writing thirty (30) days prior to any Borrower’s or Property Operator’s submission of its request to participate in the Medicaid Program, and will provide Lender with copies of all material correspondence and documentation received from the Property Jurisdiction or any authorizing entity concerning its submission. In the event any Borrower or Property Operator becomes a Medicaid Participant with respect to a Mortgaged Property, such Borrower or Property Operator shall execute the form of Medicaid reserve agreement and depositary agreement as Lender may require.

(c) Borrower further covenants and agrees that it (i) shall not permit any of its units to be operated as Skilled Nursing Units, and (ii) shall limit the use and occupancy of the Mortgaged Property to tenants that meet the standards for a Seniors Housing Facility.

ARTICLE 10

FEES

Section 10.01. Origination Fees.

(a) Initial Origination Fee. Borrower shall pay to Lender an origination fee (“Initial Origination Fee”) equal to 100 basis points (1.00%) multiplied by the amount of the Initial Advance.

(b) Additional Origination Fee. Upon the closing of a Future Advance drawn from an increase in the Commitment approved by Lender pursuant to Section 2.05, Borrower shall pay to Lender an origination fee equal to 50 basis points (0.50%) multiplied by the amount of the Future Advance.

Section 10.02. Due Diligence Fees.

(a) Initial Due Diligence Fees. Borrower shall pay to Lender due diligence fees (“Initial Due Diligence Fees”) with respect to each Initial Mortgaged Property in an amount equal to the reasonable third party, out-of-pocket costs and expenses of Lender’s due diligence for such Initial Mortgaged Properties, including but not limited to third party reports required by Lender plus (i) a $2,500 fee per Initial Mortgaged Property payable to Fannie Mae by Borrower plus (ii) a $3,500 processing fee per Initial Mortgaged Property payable to Lender by Borrower. All Initial Due Diligence Fees shall be paid by Borrower on the Initial Closing Date (or, if the proposed Initial Mortgaged Properties do not become part of the Collateral Pool, within five (5) days of demand therefor). On or before the Initial Closing Date, Borrower shall pay a non-refundable deposit toward the Initial Due Diligence Fees equal to the product obtained by multiplying $6,000 by the number of Initial Mortgaged Properties, minus the portion of the estimated amount of Initial Due Diligence Fees previously paid to Lender by Borrower. On or prior to the Initial Closing Date, Lender shall notify Borrower of the actual amount of the Initial Due Diligence Fees and Borrower shall, on the Initial Closing Date, pay to Lender the remainder of such Initial Due Diligence Fees (if the actual amount of the Initial Due Diligence Fees exceeds the deposit and the other amounts previously paid to Lender by Borrower) or Lender shall promptly refund to Borrower any amounts paid to Lender by Borrower in excess of the Initial Due Diligence Fees (if the actual amount of the Initial Due Diligence Fees is less than the deposit and the other amounts previously paid to Lender by Borrower).

(b) Additional Collateral Due Diligence Fees for Additional Collateral. Borrower shall pay to Lender on or before the Closing Date additional due diligence fees (the “Additional Collateral Due Diligence Fees”) with respect to each proposed Additional Mortgaged Property or Substitute Mortgaged Property, as applicable, in an amount equal to the reasonable third party, out-of-pocket costs and expenses of Lender’s due diligence for such Additional Collateral, including but not limited to third party reports reasonably required by Lender plus (i) a $2,500 fee per Additional Mortgaged Property or Substitute Mortgaged Property, as applicable, payable to Fannie Mae by Borrower plus (ii) a $3,500 processing fee per Additional Mortgaged Property or Substitute Mortgaged Property, as applicable, payable to Lender by Borrower. Borrower shall pay a non-refundable deposit toward the Additional Collateral Due Diligence Fees equal to the product obtained by multiplying $6,000 per Additional Mortgaged Property or Substitute Mortgaged Property, as applicable,.

Section 10.03. Legal Fees and Expenses.

(a) Initial Legal Fees. On the Closing Date, Borrower shall pay, or reimburse Lender for, all reasonable out-of-pocket legal fees and expenses incurred by Lender and by Fannie Mae in connection with the preparation, review and negotiation of this Agreement and any other Loan Documents executed on the date of this Agreement.

(b) Fees and Expenses Associated with Requests. Borrower shall pay, or reimburse Lender and Fannie Mae for, all reasonable out-of-pocket costs and expenses incurred by Lender and Fannie Mae, including legal fees and expenses incurred by Lender and Fannie Mae in connection with the preparation, review and negotiation of all documents, instruments and certificates to be executed and delivered in connection with any request under this Agreement, the performance by Lender of any of its obligations with respect to any request, the satisfaction of all conditions precedent to Borrower’s rights or Lender’s obligations with respect to any such request, and all transactions related to any of the foregoing, including the cost of title insurance premiums and applicable recordation and transfer taxes and charges and all other reasonable third party, out-of-pocket costs and expenses in connection with any request. The obligations of Borrower under this subsection shall be absolute and unconditional, regardless of whether the transaction requested in such request actually occurs. Borrower shall pay such costs and expenses to Lender on the Closing Date for the request, or, as the case may be, within five (5) days after demand therefor by Lender if Lender determines that such request will not be approved or otherwise close.

Section 10.04. Failure to Close any Request.

If Borrower makes a request under this Agreement and fails to close on the request for any reason other than the default by Lender, then Borrower shall pay to Lender and Fannie Mae within five (5) days of demand therefor, all damages incurred by Lender and Fannie Mae in connection with the failure to close.

ARTICLE 11

EVENTS OF DEFAULT

Section 11.01. Events of Default.

Each of the following events shall constitute an “Event of Default” under this Agreement, whatever the reason for such event and whether it shall be voluntary or involuntary, or within or without the control of Borrower or Guarantor or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule or regulation of any Governmental Authority:

(a) the occurrence of an Event of Default under and as defined in any Loan Document; or

(b) the failure by Borrower to pay or deposit when due any amount payable by Borrower under any Note, any Security Instrument, this Agreement or any other Loan Document, including any fees, costs or expenses;

(c) the failure by Borrower to perform or observe any covenant set forth in Section 8.02 (Maintenance of Existence), Section 8.07 (Maintain Licenses), Section 8.08 (Inform Lender of Material Events), Section 8.13 (Transfer of Ownership Interests), Section 8.14 (Transfer of Ownership of Mortgaged Property), Section 8.17 (Ownership of Mortgaged Properties), Section 8.18 (Single Purpose Entity), Section 8.20 (Special Provisions Regarding Property Operator), Section 8.21 (Enforcement of Leases), Section 8.22 (Facility Operating Agreement), Section 9.01 (Other Activities), Section 9.02 (Liens), Section 9.03 (Indebtedness and Mezzanine Financing), Section 9.06 (Restrictions on Distributions), or Section 9.08 (Changes to Facility Operating Agreement), Section 9.09 (Changes to Licenses, Permits), Section 9.10 (Medicaid); or

(d) the failure by Borrower to perform or observe any covenant contained in Article 7, Article 8 or Article 9 (other than those sections specifically referenced in Section 11.01(c) above) for thirty (30) days after receipt of notice of such failure by Borrower from Lender, provided that such period shall be extended for up to thirty (30) additional days if Borrower, in the discretion of Lender, is diligently pursuing a cure of such default within thirty (30) days after receipt of notice from Lender; or

(e) [Intentionally Deleted];

(f) [Intentionally Deleted];

(g) the failure by Borrower to maintain the insurance coverage required by Section 19 (Property and Liability Insurance) of the Security Instrument;

(h) any loss by Borrower or any Property Operator of any License or other legal authority necessary to operate the Mortgaged Property as a Seniors Housing Facility, or any failure by Borrower or any Property Operator to comply strictly with any consent order or decree or to correct, within the time deadlines set by any federal, state or local licensing agency, any deficiency, in each case, where such failure results, or under applicable laws and regulations, is reasonably likely to result, in an action by such agency with respect to the Mortgaged Property that would have a Material Adverse Effect;

(i) if Borrower or any Property Operator:

(i) ceases to operate the Mortgaged Property as a Seniors Housing Facility or takes any action or permits to exist any condition that causes the Mortgaged Property to no longer be classified as housing for older persons pursuant to the Fair Housing Amendments Act of 1988 and the Housing for Older Persons Act of 1995;

(ii) ceases to provide such kitchens, separate bathrooms, and areas for eating, sitting and sleeping in each independent living or assisted living unit or at a minimum, central bathing and dining facilities for Alzheimer’s/dementia care, as are provided as of the Closing Date;

(iii) ceases to provide other facilities and services normally associated with independent living or assisted living units including (A) central dining services providing up to three (3) meals per day, (B) periodic housekeeping, (iii) laundry services, (iv) customary transportation services, and (v) social activities;

(iv) provides or contracts for Skilled Nursing Units;

(v) leases or holds available for lease to commercial tenants non-residential space (i.e., space other than the units, dining areas, activity rooms, lobby, parlors, kitchen, mailroom, marketing/management offices) exceeding ten percent (10%) of the net rental area;

(j) an “Event of Default” (or a default which continues beyond any applicable notice and cure period) under any Facility Operating Agreement; provided, with respect to any default under any Management Agreement by Manager, if the Manager is not Affiliated with Borrower, (i) Operator and Manager shall be afforded the same cure rights (if applicable to such default) provided under this Agreement, which shall run concurrently with the cure rights provided to Borrower, and (ii) notwithstanding any provision to the contrary in the SASA or herein, upon such Manager default, Operator shall be permitted to exercise its rights and remedies under the SASA or under the Management Agreement, which shall include, without limitation, the right to terminate the Management Agreement in accordance with the terms of the Management Agreement and replace Manager with a replacement property manager acceptable to Lender within sixty (60) days of the expiration of any such default notice and cure period under the Management Agreement, provided that Lender shall have the right to approve such new property manager and the new Management Agreement.

(k) fraud or material misrepresentation or material omission which would cause a Material Adverse Effect by or on behalf of any Targeted Entity contained in this Agreement or any Loan Document or in connection with (i) the application for or creation of the Credit Facility, (ii) any financial statement, rent roll, or other report or information provided to Lender during the term of the Credit Facility, or (iii) any request for Lender’s consent to any proposed action, including a request for disbursement of funds under this Agreement or any Loan Document;

(l) (i) Any Targeted Entity shall (A) commence a voluntary case (for itself or against any other Targeted Entity) under the Federal bankruptcy laws (as now or hereafter in effect), (B) file a petition as debtor seeking to take advantage of any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, debt adjustment, winding up or composition or adjustment of debts, (C) consent to or fail to contest in a timely and appropriate manner any petition filed against it in an involuntary case under such bankruptcy laws or other laws, (D) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of a substantial part of its property, domestic or foreign, (E) admit in writing its inability to pay (to any Person other than to Lender in connection with a workout) its debts as they become due, (F) make a general assignment for the benefit of creditors, (G) assert that any Targeted Entity has no liability or obligations under this Agreement or any other Loan Document to which it is a party; or (H) take any action for the purpose of effecting any of the foregoing; or

(ii) a case or other proceeding shall be commenced against any Targeted Entity (other than by Lender or Fannie Mae) in any court of competent jurisdiction seeking (A) relief under the Federal bankruptcy laws (as now or hereafter in effect) or under any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding upon or composition or adjustment of debts, or (B) the appointment of a trustee, receiver, custodian, liquidator or the like of any Targeted Entity, whether by such Person or an Affiliate thereof, or of all or a substantial part of the property, domestic or foreign, of any Targeted Entity, whether by such Person or an Affiliate thereof, and any such case or proceeding shall continue undismissed or unstayed for a period of sixty (60) consecutive calendar days, or any non-appealable order granting the relief requested in any such case or proceeding against any Targeted Entity, whether by such Person or an Affiliate thereof (including an order for relief under such Federal bankruptcy laws) shall be entered; or

(iii) any Targeted Entity files an involuntary petition against Borrower under any Chapter of the Bankruptcy Code or under any other bankruptcy, insolvency, reorganization, arrangement or readjustment of debt, dissolution, liquidation or similar proceeding relating to Borrower under the laws of any jurisdiction;

(m) both (i) an involuntary petition under any Chapter of the Bankruptcy Code is filed against Borrower or Borrower directly or indirectly becomes the subject of any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceeding relating to it under the laws of any jurisdiction, or in equity, and (ii) any Targeted Entity has acted in concert or conspired with such creditors of Borrower (other than Lender) to cause the filing thereof;

(n) the commencement of a forfeiture action or proceeding, whether civil or criminal, which, in Lender’s reasonable judgment, could result in a forfeiture of the Mortgaged Property or otherwise materially impairs the lien created by the Security Instrument or Lender’s interest in the Mortgaged Property;

(o) if (i) any material provision of this Agreement or any other Loan Document or the lien and security interest purported to be created hereunder or under any Loan Document shall at any time for any reason cease to be valid and binding on Borrower or Guarantor in accordance with its terms, or shall be declared to be null and void (provided if such invalidity or voidness is subject to remedy by Borrower or Guarantor complying with the further assurances provisions of the Loan Documents, then Borrower and Guarantor shall be given the opportunity to so comply and no Event of Default shall be deemed to have occurred during such period), or (ii) the validity or enforceability hereof or thereof or the validity or priority of the lien and security interest created hereunder or under any other Loan Document shall be contested by any Borrower Party seeking to establish the invalidity or unenforceability hereof or thereof, or Borrower or Guarantor (only with respect to the Guaranty) shall deny that it has any further liability or obligation hereunder or thereunder; or

(p) (i) except as permitted under the Loan Documents, the execution by Borrower of a chattel mortgage or other security agreement on any materials, fixtures or articles used in the construction or operation of the improvements located on any Mortgaged Property or on articles of personal property located therein, or (ii) if any such materials, fixtures or articles are purchased pursuant to any conditional sales contract or other security agreement or otherwise so that the Ownership thereof will not vest unconditionally in Borrower free from encumbrances, or (iii) if Borrower does not furnish to Lender upon request the contracts, bills of sale, statements, receipted vouchers and agreements, or any of them, under which Borrower claim title to any materials, fixtures, or articles referred to in clauses (i) or (ii) of this paragraph (p);

(q) [Intentionally Deleted]

(r) [Intentionally Deleted];

(s) any judgment against Borrower or Guarantor, or any attachment or other levy against any portion of Borrower’s or Guarantor’s assets with respect to a claim or claims in an amount in excess of $100,000 with respect to Borrower and $250,000 with respect to Guarantor in the aggregate remains unpaid, unstayed on appeal, undischarged, unbonded, not fully insured (taking into consideration any deductible under any policy maintained by Borrower pursuant to the terms of Section 19 of each Security Instrument) or undismissed for a period of ninety (90) days;

(t) any failure by Borrower or Guarantor to perform or observe any condition, agreement or obligation under any Loan Document that is subject to a specified notice and cure period, which failure continues beyond such specified notice and cure period as set forth herein or in the applicable Loan Document; or

(u) the failure by any Borrower Party party thereto to perform or observe any term, covenant, condition or agreement hereunder, other than as contained in subsections (a) through (t) above, or in any other Loan Document, within thirty (30) days after receipt of notice from Lender identifying such failure, provided such period shall be extended for up to thirty (30) additional days if Borrower or Guarantor, in the discretion of Lender, is diligently pursuing a cure of such default within thirty (30) days after receipt of notice from Lender, but no such notice or grace period shall apply in the case of any such failure which could, in Lender’s judgment, absent immediate exercise by Lender of a right or remedy under this Agreement, result impairment of the Note, this Agreement, or the Security Instrument, or any other security given under any other Loan Document.

ARTICLE 12

REMEDIES

Section 12.01. Remedies; Waivers.

Upon the occurrence and during the continuance of an Event of Default, Lender may do any one or more of the following at its option (without presentment, protest or notice of protest, all of which are expressly waived by Borrower and Guarantor):

(a) cease making Advances, permitting Additions, Substitutions, Releases, or Conversions under this Agreement, or closing any requests and/or not permitting any new requests under this Agreement;

(b) by written notice to Borrower, to be effective upon dispatch, terminate the Commitment and declare the principal of, and interest on, the Advances and all other sums owing by Borrower to Lender under any of the Loan Documents forthwith due and payable, whereupon the Commitment will terminate and the principal of, and interest on, the Advances and all other sums owing by Borrower to Lender under any of the Loan Documents will become forthwith due and payable;

(c) accelerate any Note without the obligation, but the right to accelerate any other Note and that in the exercise of its rights and remedies under the Loan Documents, Lender may, except as provided in this Agreement, exercise and perfect any and all of its rights in and under the Loan Documents with regard to any Mortgaged Property without the obligation (but with the right) to exercise and perfect its rights and remedies with respect to any other Mortgaged Property and that any such exercise shall be without regard to the Allocable Facility Amount assigned to such Mortgaged Property and that Lender may recover an amount equal to the full amount Outstanding in respect of any of the Notes in connection with such exercise and any such amount shall be applied to the Obligations as determined by Lender;

(d) Lender shall have the right to pursue any other remedies available to it under any of the Loan Documents;

(e) Lender shall have the right to pursue all remedies available to it at law or in equity, including obtaining specific performance and injunctive relief.

Section 12.02. Waivers; Rescission of Declaration.

Lender shall have the right, to be exercised in its complete discretion, to waive any breach hereunder (including the occurrence of an Event of Default), by a writing setting forth the terms, conditions, and extent of such waiver signed by Lender and delivered to Borrower. Unless such writing expressly provides to the contrary, any waiver so granted shall extend only to the specific event or occurrence which gave rise to the waiver and not to any other similar event or occurrence which occurs subsequent to the date of such waiver. This provision shall not be construed to permit the waiver of any condition to a Request otherwise provided for herein.

Section 12.03. Lender’s Right to Protect Collateral and Perform Covenants and Other Obligations.

If Borrower or Guarantor fails to perform the covenants and agreements contained in this Agreement or any of the other Loan Documents, then Lender at Lender’s option may make such appearances, disburse such sums and take such action as Lender deems necessary, in its sole discretion, to protect Lender’s interest, including (a) disbursement of reasonable attorneys’ fees, (b) entry upon the Mortgaged Property to make repairs and replacements, (c) procurement of satisfactory insurance as provided in Section 5 of the Security Instrument encumbering the Mortgaged Property, and (d) if the Security Instrument is on a leasehold, exercise of any option to renew or extend the ground lease on behalf of Borrower and the curing of any default of Borrower in the terms and conditions of the ground lease. Any amounts disbursed by Lender pursuant to this Section 12.03, with interest thereon, shall become additional Indebtedness of Borrower secured by the Loan Documents. Unless Borrower and Lender agree to other terms of payment, such amounts shall be immediately due and payable and shall bear interest from the date of disbursement at the weighted average, as determined by Lender, of the interest rates in effect from time to time for each Advance unless collection from Borrower of interest at such rate would be contrary to Applicable Law, in which event such amounts shall bear interest at the highest rate which may be collected from Borrower under Applicable Law. Nothing contained in this Section 12.03 shall require Lender to incur any expense or take any action hereunder.

Section 12.04. No Remedy Exclusive.

Unless otherwise expressly provided, no remedy herein conferred upon or reserved is intended to be exclusive of any other available remedy, but each remedy shall be cumulative and shall be in addition to other remedies given under the Loan Documents or existing at law or in equity.

Section 12.05. No Waiver.

No delay or omission to exercise any right or power accruing under any Loan Document upon the happening of any Event of Default shall impair any such right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient.

Section 12.06. No Notice.

To entitle Lender to exercise any remedy reserved to Lender in this Article 12, it shall not be necessary to give any notice, other than such notice as may be required under the applicable provisions of this Agreement or any of the other Loan Documents.

ARTICLE 13

INSURANCE, REAL ESTATE TAXES AND REPLACEMENT RESERVES

Section 13.01. Insurance and Real Estate Taxes.

Borrower shall (unless waived by Lender in the Security Instrument) establish funds for Taxes, insurance premiums and certain other charges for each Mortgaged Property in accordance with Section 7(a) of the Security Instrument for each Mortgaged Property.

Section 13.02. Replacement Reserves.

Borrower shall execute a Replacement Reserve Agreement for the Mortgaged Properties and shall (unless waived by Lender pursuant to the Replacement Reserve Agreement) make all deposits for replacement reserves in accordance with the terms of the Replacement Reserve Agreement.

ARTICLE 14

LIMITS ON PERSONAL LIABILITY

Section 14.01. Personal Liability to Borrower.

(a) Limits on Personal Liability. Except as otherwise provided in this Section 14.01, Borrower and Guarantor shall have no personal liability under the Loan Documents for the repayment of any Obligations or for the performance of any other Obligations under the Loan Documents (other than Guarantor pursuant to the terms of the Guaranty), and Lender’s only recourse for the satisfaction of the Obligations and the performance of such Obligations shall be Lender’s exercise of its rights and remedies with respect to the Mortgaged Properties and any other Collateral held by Lender as security for the Obligations.

(b) Exceptions to Limits on Personal Liability. Borrower and Guarantor shall be personally liable to Lender for the repayment of a portion of the Advances and other amounts due under the Loan Documents in an amount equal to any loss, expense, cost, liability or damage suffered by Lender as a result of or in any manner relating to (i) failure of Borrower to pay to Lender upon demand after an Event of Default all Rents (as defined in the Security Instrument) to which Lender is entitled under Section 3(a) of the Security Instrument encumbering the Mortgaged Property and the amount of all security deposits collected and then held by Borrower from tenants then in residence provided all such security deposits collected and no longer held were applied pursuant to the applicable Leases; (ii) failure of Borrower to apply all insurance proceeds, condemnation proceeds or security deposits from tenants as required by the Security Instrument encumbering the Mortgaged Property; (iii) failure of such Borrower or Guarantor to comply with its obligations under the Loan Documents with respect to the delivery of books and records and financial statements; (iv) fraud or written material misrepresentation by Borrower or Guarantor, or any officer, director, partner, member or employee of Borrower or Guarantor in connection with the application for or creation of the Obligations or any request for any action or consent by Lender; (v) failure to apply Rents (including pre-paid rents), first, to the payment of reasonable operating expenses and then to amounts (“Debt Service Amounts”) payable under the Loan Documents (except that Borrower will not be personally liable (A) to the extent that

Borrower or Guarantor lacks the legal right to direct the disbursement of such sums because of a bankruptcy, receivership or similar judicial proceeding, or (B) with respect to Rents of a Mortgaged Property that are distributed in any Calendar Quarter if Borrower has paid all operating expenses and Debt Service Amounts for that Calendar Quarter); (vi) failure of Borrower to comply with the provisions of Section 17(a) of any Security Instrument; or (vii) Borrower’s failure comply with the Licensing provisions of Section 8.07(b) of this Agreement which recourse shall terminate upon satisfaction of the provisions of Section 8.07(b).

(c) Full Recourse. Borrower and Guarantor shall be personally liable to Lender for the payment and performance of all Obligations upon the occurrence of any of the following: (i) Borrower acquisition of any property or operation of any business not permitted by the Single Purpose requirements in the Loan Documents; or (ii) a Transfer that is an Event of Default under any Loan Documents; or (iii) any of the items identified in Section 11.01(l)(i)(A) through (H), inclusive; or (iv) any of the items identified in Section 11.01(l)(ii)(A) or (B) if they occur with the consent, encouragement or active participation of Borrower Parties or any Affiliate of Borrower Parties; or (v) Borrower’s or Guarantor’s failure to satisfy any and all indemnification obligations contained in Section 18 (environmental) of any Security Instrument.

(d) Miscellaneous. To the extent that Borrower or Guarantor has personal liability under this Section 14.01, or Guarantor has liability under the Guaranty, such liability shall be joint and several and Lender may exercise its rights against Borrower or Guarantor personally without regard to whether Lender has exercised any rights against the Mortgaged Property or any other security, or pursued any rights against any guarantor, or pursued any other rights available to Lender under the Loan Documents or Applicable Law. For purposes of this Article 14, the term “Mortgaged Property” shall not include any funds that (i) have been applied by Borrower as required or permitted by the Loan Documents prior to the occurrence of an Event of Default, or (ii) are owned by Borrower or Guarantor and which Borrower was unable to apply as required or permitted by the Loan Documents because of a bankruptcy, receivership, or similar judicial proceeding.

(e) Permitted Transfer Not Release. No Transfer by any Person of its Ownership Interests in Borrower shall release Borrower or Guarantor from liability under this Article 14, this Agreement or any other Loan Document, unless Lender shall have approved the Transfer and shall have expressly released Borrower or Guarantor in connection with the Transfer.

Section 14.02. Additional Borrowers.

If the owner of an Additional Mortgaged Property is not a current Borrower, the owner of such proposed Additional Mortgaged Property must demonstrate to the satisfaction of Lender that such new Borrower complies with the definition of “Additional Borrower.”

In addition, on the Closing Date of the addition of any Additional Mortgaged Property, the owner of such Additional Mortgaged Property, if such owner is an Additional Borrower, shall become a party to a contribution agreement in a manner reasonably satisfactory to Lender, shall deliver a Certificate of Borrower Parties with respect to such Additional Borrower and such Additional Mortgaged Property in form and substance satisfactory to Lender, and execute and deliver, along with the other Borrowers, such documents as Lender may require to make such Additional Borrower a party to the Variable Facility Notes and/or Fixed Facility Notes. Any Additional Borrower of an Additional Mortgaged Property which becomes added to the Collateral Pool shall be a Borrower for purposes of this Agreement and shall execute and deliver to Lender an amendment adding such Additional Borrower as a party to this Agreement and revising the Exhibits hereto, as applicable, to reflect the Additional Mortgaged Property and Additional Borrower, in each case satisfactory to Lender.

Section 14.03. Borrower Agency Provisions.

(a) Each Borrower and Additional Borrower hereby irrevocably designates PROPCO LLC, a Delaware limited liability company, as the borrower agent (the “Borrower Agent”) to be its agent and in such capacity to receive on behalf of Borrower all proceeds, receive all notices on behalf of Borrower under this Agreement, make all requests under this Agreement, and execute, deliver and receive all instruments, certificates, requests, documents, amendments, writings and further assurances now or hereafter required hereunder, on behalf of such Borrower, and hereby authorizes Lender to pay over all loan proceeds hereunder in accordance with the direction of Borrower Agent. Each Borrower hereby acknowledges that all notices required to be delivered by Lender to any Borrower shall be delivered to Borrower Agent and thereby shall be deemed to have been received by such Borrower.

(b) The handling of this Credit Facility as a co-borrowing facility with a Borrower Agent in the manner set forth in this Agreement is solely as an accommodation to Borrower and is at their request. Lender shall not incur liability to Borrower as a result thereof. To induce Lender to do so and in consideration thereof, each Borrower hereby indemnifies Lender and holds Lender harmless from and against any and all liabilities, expenses, losses, damages and claims of damage or injury asserted against Lender by any Person arising from or incurred by reason of Borrower Agent handling of the financing arrangements of Borrower as provided herein, reliance by Lender on any request or instruction from Borrower Agent or any other action taken by Lender with respect to this Section 14.03 except due to willful misconduct or gross negligence of the indemnified party.

Section 14.04. Waivers With Respect to Other Borrower Secured Obligation (for Mortgaged Properties located in California).

To the extent that a Security Instrument or any other Loan Document executed by one Borrower secures an Obligation of another Borrower (the “Other Borrower Secured Obligation”), and/or to the extent that a Borrower has guaranteed the debt of another Borrower pursuant to Article 14, Borrower who executed such Loan Document and/or guaranteed such debt (the “Waiving Borrower”) hereby agrees, to the extent permitted by law, to the provisions of this Section 14.04. To the extent that any Mortgaged Properties are located in California, and to the extent permitted by law, the references to the California Code below shall apply to this Agreement and any California Security Instrument securing a California Mortgaged Property.

(a) The Waiving Borrower hereby waives any right it may now or hereafter have to require the beneficiary, assignee or other secured party under such Loan Document, as a condition to the exercise of any remedy or other right against it thereunder or under any other Loan Document executed by the Waiving Borrower in connection with the Other Borrower Secured Obligation: (i) to proceed against the other Borrower or any other person, or against any other collateral assigned to Lender by either Borrower or any other person; (ii) to pursue any other right or remedy in Lender’s power; (iii) to give notice of the time, place or terms of any public or private sale of real or personal property collateral assigned to Lender by the other Borrower or any other person (other than the Waiving Borrower), or otherwise to comply with Section 9615 of the California Commercial Code (as modified or recodified from time to time) with respect to any such personal property collateral located in the State of California; or (iv) to make or give (except as otherwise expressly provided in the Security Documents) any presentment, demand, protest, notice of dishonor, notice of protest or other demand or notice of any kind in connection with the Other Borrower Secured Obligation or any collateral (other than the Collateral described in such Security Document) for the Other Borrower Secured Obligation.

(b) The Waiving Borrower hereby waives any defense it may now or hereafter have that relates to: (i) any disability or other defense of the other Borrower or any other person; (ii) the cessation, from any cause other than full performance, of the Other Borrower Secured Obligation; (iii) the application of the proceeds of the Other Borrower Secured Obligation, by the other Borrower or any other person, for purposes other than the purposes represented to the Waiving Borrower by the other Borrower or otherwise intended or understood by the Waiving Borrower or the other Borrower; (iv) any act or omission by Lender which directly or indirectly results in or contributes to the release of the other Borrower or any other person or any collateral for any Other Borrower Secured Obligation; (v) the unenforceability or invalidity of any Security Document or Loan Document (other than the Security Instrument executed by the Waiving Borrower that secures the Other Borrower Secured Obligation) or guaranty with respect to any Other Borrower Secured Obligation, or the lack of perfection or continuing perfection or lack of priority of any Lien (other than the Lien of such Security Instrument) which secures any Other Borrower Secured Obligation; (vi) any failure of Lender to marshal assets in favor of the Waiving Borrower or any other person; (vii) any modification of any Other Borrower Secured Obligation, including any renewal, extension, acceleration or increase in interest rate; (viii) any and all rights and defenses arising out of an election of remedies by Lender, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a guaranteed obligation, has destroyed the Waiving Borrower’s rights of subrogation and reimbursement against the principal by the operation of Section 580d of the California Code of Civil Procedure or otherwise; (ix) any law which provides that the obligation of a surety or guarantor must neither be larger in amount nor in other respects more burdensome than that of the principal or which reduces a surety’s or guarantor’s obligation in proportion to the principal obligation; (x) any failure of Lender to file or enforce a claim in any bankruptcy or other proceeding with respect to any person; (xi) the election by Lender, in any bankruptcy proceeding of any person, of the application or non-application of Section 1111(b)(2) of the Bankruptcy Code; (xii) any extension of credit or the grant of any lien under Section 364 of the Bankruptcy Code; (xiii) any use of cash collateral under Section 363 of the Bankruptcy Code; or (xiv) any agreement or stipulation with respect to the provision of adequate protection in any bankruptcy proceeding of any person. The Waiving Borrower further waives any and all rights and defenses that it may have because the Other Borrower Secured Obligation is secured by real property; this means, among other things, that: (A) Lender may collect from the Waiving Borrower without first foreclosing on any real or personal property collateral pledged by the other Borrower; (B) if Lender forecloses on any real property collateral pledged by the other Borrower, then (C) the amount of the Other Borrower Secured Obligation may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price; and (D) Lender may foreclose on the real property encumbered by the Security Instrument executed by the Waiving Borrower and securing the Other Borrower Secured Obligation even if Lender, by foreclosing on the real property collateral of the Other Borrower, has destroyed any right the Waiving Borrower may have to collect from the Other Borrower. Subject to the last sentence of Section 14.03, the foregoing sentence is an unconditional and irrevocable waiver of any rights and defenses the Waiving Borrower may have because the Other Borrower Secured Obligation is secured by real property. These rights and defenses being waived by the Waiving Borrower include, but are not limited to, any rights or defenses based upon Section 580a, 580b, 580d or 726 of the California Code of Civil Procedure. Without limiting the generality of the foregoing or any other provision hereof, the Waiving Borrower further expressly waives, except as provided in Section 14.04(g) below, to the extent permitted by law any and all rights and defenses, which might otherwise be available to it under California Civil Code Sections 2787 to 2855, inclusive, 2899 and 3433, or under California Code of Civil Procedure Sections 580a, 580b, 580d and 726, or any of such sections.

(c) The Waiving Borrower hereby waives any and all benefits and defenses under California Civil Code Section 2810 and agrees that by doing so the Security Instrument executed by the Waiving Borrower and securing the Other Borrower Secured Obligation shall be and remain in full force and effect even if the other Borrower had no liability at the time of incurring the Other Borrower Secured Obligation, or thereafter ceases to be liable. The Waiving Borrower hereby waives any and all benefits and defenses under California Civil Code Section 2809 and agrees that by doing so the Waiving Borrower’s liability may be larger in amount and more burdensome than that of the other Borrower. The Waiving Borrower hereby waives the benefit of all principles or provisions of law, which are or might be in conflict with the terms of any of its waivers, and agrees that the Waiving Borrower’s waivers shall not be affected by any circumstances, which might otherwise constitute a legal or equitable discharge of a surety or a guarantor. The Waiving Borrower hereby waives the benefits of any right of discharge and all other rights under any and all statutes or other laws relating to guarantors or sureties, to the fullest extent permitted by law, diligence in collecting the Other Borrower Secured Obligation, presentment, demand for payment, protest, all notices with respect to the Other Borrower Secured Obligation, which may be required by statute, rule of law or otherwise to preserve Lender’s rights against the Waiving Borrower hereunder, including notice of acceptance, notice of any amendment of the Loan Documents evidencing the Other Borrower Secured Obligation, notice of the occurrence of any default or Event of Default, notice of intent to accelerate, notice of acceleration, notice of dishonor, notice of foreclosure, notice of protest, notice of the incurring by the other Borrower of any obligation or indebtedness and all rights to require Lender to (i) proceed against the other Borrower, (ii) proceed against any general partner or managing member of the other Borrower, (iii) proceed against or exhaust any collateral held by Lender to secure the Other Borrower Secured Obligation, or (iv) if the other Borrower is a partnership, pursue any other remedy it may have against the other Borrower, or any general partner of the other Borrower, including any and all benefits under California Civil Code Sections 2845, 2849 and 2850.

(d) The Waiving Borrower understands that the exercise by Lender of certain rights and remedies contained in a Security Instrument executed by the other Borrower (such as a nonjudicial foreclosure sale) may affect or eliminate the Waiving Borrower’s right of subrogation against the other Borrower and that the Waiving Borrower may therefore incur a partially or totally nonreimburseable liability. Nevertheless, the Waiving Borrower hereby authorizes and empowers Lender to exercise, in its sole and absolute discretion, any right or remedy, or any combination thereof, which may then be available, since it is the intent and purpose of the Waiving Borrower that its waivers shall be absolute, independent and unconditional under any and all circumstances.

(e) In accordance with Section 2856 of the California Civil Code, the Waiving Borrower also waives any right or defense based upon an election of remedies by Lender, even though such election (e.g., nonjudicial foreclosure with respect to any collateral held by Lender to secure repayment of the Other Borrower Secured Obligation) destroys or otherwise impairs the subrogation rights of the Waiving Borrower to any right to proceed against the other Borrower for reimbursement, or both, by operation of Section 580d of the California Code of Civil Procedure or otherwise.

(f) In accordance with Section 2856 of the California Civil Code, the Waiving Borrower waives any and all other rights and defenses available to the Waiving Borrower by reason of Sections 2787 through 2855, inclusive, of the California Civil Code, including any and all rights or defenses the Waiving Borrower may have by reason of protection afforded to the other Borrower with respect to the Other Borrower Secured Obligation pursuant to the antideficiency or other laws of the State of California limiting or discharging the Other Borrower Secured Obligation, including Sections 580a, 580b, 580d, and 726 of the California Code of Civil Procedure.

(g) In accordance with Section 2856 of the California Civil Code and pursuant to any other Applicable Law, the Waiving Borrower agrees to withhold the exercise of any and all subrogation, contribution and reimbursement rights against the other Borrower, against any other person, and against any collateral or security for the Other Borrower Secured Obligation, including any such rights pursuant to Sections 2847 and 2848 of the California Civil Code, until the Other Borrower Secured Obligation has been indefeasibly paid and satisfied in full, all obligations owed to Lender under the Loan Documents have been fully performed, and Lender has released, transferred or disposed of all of their right, title and interest in such collateral or security.

(h) Each Borrower hereby irrevocably and unconditionally agrees that in the event that, notwithstanding Section 14.04(g) hereof, to the extent its agreement and waiver set forth in Section 14.04(g) is found by a court of competent jurisdiction to be void or voidable for any reason and such Borrower has any subrogation or other rights against any other Borrower, any such claims, direct or indirect, that such Borrower may have by subrogation rights or other form of reimbursement, contribution or indemnity, against any other Borrower or to any security or any such Borrower, shall be and such rights, claims and indebtedness are hereby deferred, postponed and fully subordinated in time and right of payment to the prior payment, performance and satisfaction in full of the Obligations. Until payment and performance in full with interest

(including post-petition interest in any case under any chapter of the Bankruptcy Code) of the Obligations, each Borrower agrees not to accept any payment or satisfaction of any kind of Indebtedness of any other Borrower in respect of any such subrogation rights arising by virtue of payments made pursuant to this Article 14, and hereby assigns such rights or indebtedness to Lender, including the right to file proofs of claim and to vote thereon in connection with any case under any chapter of the Bankruptcy Code, including the right to vote on any plan of reorganization. In the event that any payment on account of any such subrogation rights shall be received by any Borrower in violation of the foregoing, such payment shall be held in trust for the benefit of Lender, and any amount so collected should be turned over to Lender for application to the Obligations.

(i) At any time without notice to the Waiving Borrower, and without affecting or prejudicing the right of Lender to proceed against the Collateral described in any Loan Document executed by the Waiving Borrower and securing the Other Borrower Secured Obligation, (i) the time for payment of the principal of or interest on, or the performance of, the Other Borrower Secured Obligation may be extended or the Other Borrower Secured Obligation may be renewed in whole or in part; (ii) the time for the other Borrower’s performance of or compliance with any covenant or agreement contained in the Loan Documents evidencing the Other Borrower Secured Obligation, whether presently existing or hereinafter entered into, may be extended or such performance or compliance may be waived; (iii) the maturity of the Other Borrower Secured Obligation may be accelerated as provided in the related Note or any other related Loan Document; (iv) the related Note or any other related Loan Document may be modified or amended by Lender and the other Borrower in any respect, including an increase in the principal amount; and (v) any security for the Other Borrower Secured Obligation may be modified, exchanged, surrendered or otherwise dealt with or additional security may be pledged or mortgaged for the Other Borrower Secured Obligation.

(j) It is agreed among each Borrower and Lender that all of the foregoing waivers are of the essence of the transaction contemplated by this Agreement and the Loan Documents and that but for the provisions of this Section 14.04 and such waivers Lender would decline to enter into this Agreement.

Section 14.05. Joint and Several Obligation; Cross-Guaranty.

Notwithstanding anything contained in this Agreement or the other Loan Documents to the contrary (but subject to the last sentence of this Section 14.05 and the provisions of Section 14.01 and Section 14.12), each Borrower shall have joint and several liability for all Obligations. Notwithstanding the intent of all of the parties to this Agreement that all Obligations of each Borrower under this Agreement and the other Loan Documents shall be joint and several Obligations of each Borrower, each Borrower, on a joint and several basis, hereby irrevocably guarantees to Lender and its successors and assigns, the full and prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of, all Obligations owed or hereafter owing to Lender by each other Borrower. Subject to Section 14.01, each Borrower agrees that its guaranty obligation hereunder is an unconditional guaranty of payment and performance and not merely a guaranty of collection. The Obligations of each Borrower under this Agreement shall not be subject to any counterclaim, set-off, recoupment, deduction, cross- claim or defense based upon any claim any Borrower may have against Lender or any other Borrower.

Section 14.06. No Impairment.

Each Borrower agrees that the provisions of this Article 14 are for the benefit of Lender and their successors, transferees, endorsees and assigns, and nothing herein contained shall impair, as between any other Borrower and Lender, the obligations of such other Borrower under the Loan Documents.

Section 14.07. Election of Remedies.

(a) Lender, in its discretion, may (i) bring suit against any one or more Borrower, jointly and severally, without any requirement that Lender first proceed against any other Borrower or any other Person; (ii) compromise or settle with any one or more Borrower, or any other Person, for such consideration as Lender may deem proper; (iii) release one or more Borrower, or any other Person, from liability; and (iv) otherwise deal with any Borrower and any other Person, or any one or more of them, in any manner, or resort to any of the Collateral at any time held by it for performance of the Obligations or any other source or means of obtaining payment of the Obligations, and no such action shall impair the rights of Lender to collect from any Borrower any amount guaranteed by any Borrower under this Article 14.

(b) If, in the exercise of any of its rights and remedies, Lender shall forfeit any of its rights or remedies, including its rights to enter a deficiency judgment against any Borrower or any other Person, whether because of any Applicable Laws pertaining to “election of remedies” or the like, each Borrower hereby consents to such action by Lender and waives any claim based upon such action, even if such action by Lender shall result in a full or partial loss or any rights of subrogation which each Borrower might otherwise have had but for such action by Lender. Any election of remedies which results in the denial or impairment of the right of Lender to seek a deficiency judgment against any Borrower shall not impair any other Borrower’s obligation to pay the full amount of the Obligations. In the event Lender shall bid at any foreclosure or trustee’s sale or at any private sale permitted by law or any of the Loan Documents, Lender may bid all or less than the amount of the Obligations and the amount of such bid need not be paid by Lender but shall be credited against the Obligations. The amount of the successful bid at any such sale, whether Lender or any other party is the successful bidder, shall be conclusively deemed to be fair market value of the Collateral and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be amount of the Obligations guaranteed under this Article 14, notwithstanding that any present or future law or court decision or ruling may have the effect of reducing the amount of any deficiency claim to which Lender might otherwise be entitled but for such bidding at any such sale.

Section 14.08. Subordination of Other Obligations.

(a) Each Borrower hereby irrevocably and unconditionally agrees that all amounts payable from time to time to such Borrower by any other Borrower pursuant to any agreement, whether secured or unsecured, whether of principal, interest or otherwise, other than the amounts referred to in this Article 14 (collectively, the “Subordinated Obligations”), shall be and such rights, claims and indebtedness are, hereby deferred, postponed and fully subordinated in time and right of payment to the prior payment, performance and satisfaction in full of the Obligations; provided, however, that payments may be received by any Borrower in accordance with, and only in accordance with, the provisions of Section 14.08(b) hereof.

(b) Until the Obligations under all the Loan Documents have been finally paid in full or fully performed and all the Loan Documents have been terminated, each Borrower irrevocably and unconditionally agrees it will not ask, demand, sue for, take or receive, directly or indirectly, by set-off, redemption, purchase or in any other manner whatsoever, any payment with respect to, or any security or guaranty for, the whole or any part of the Subordinated Obligations, and in issuing documents, instruments or agreements of any kind evidencing the Subordinated Obligations, each Borrower hereby agrees that it will not receive any payment of any kind on account of the Subordinated Obligations, so long as any of the Obligations under all the Loan Documents are Outstanding or any of the terms and conditions of any of the Loan Documents are in effect; provided, however, that, notwithstanding anything to the contrary contained herein, if no Potential Event of Default or Event of Default or both has occurred and is continuing under any of the Loan Documents, then (i) payments may be received by such Borrower in respect of the Subordinated Obligations in accordance with the stated terms thereof, and (ii) each Borrower and Guarantor shall be permitted to make distributions in accordance with the terms of the applicable Organizational Documents. Except as aforesaid, each Borrower agrees not to accept any payment or satisfaction of any kind of indebtedness of any other Borrower in respect of the Subordinated Obligations and hereby assigns such rights or indebtedness to Fannie Mae, including the right to file proofs of claim and to vote thereon in connection with any case under any chapter of the Bankruptcy Code, including the right to vote on any plan of reorganization. In the event that any payment on account of Subordinated Obligations shall be received by any Borrower in violation of the foregoing, such payment shall be held in trust for the benefit of Lender, and any amount so collected shall be turned over to Lender upon demand.

Section 14.09. Insolvency and Liability of Other Borrower.

So long as any of the Obligations are Outstanding, if a petition under any chapter of the Bankruptcy Code is filed by or against any Borrower (the “Subject Borrower” for the purposes of Section 14.09, Section 14.10, Section 14.11 and Section 14.12 of this Agreement), each other Borrower (each, an “Other Borrower” for the purposes of Section 14.09, Section 14.10, Section 14.11 and Section 14.12 of this Agreement) agrees to file all claims against the Subject Borrower in any bankruptcy or other proceeding in which the filing of claims is required by law in connection with indebtedness owed by the Subject Borrower and to assign to Lender all rights thereunder up to the amount of such indebtedness. In all such cases, the Person or Persons authorized to pay such claims shall pay to Lender the full amount thereof and Lender agrees to pay such Other Borrower any amounts received in excess of the amount necessary to pay the Obligations. Each Other Borrower hereby assigns to Lender all of such Borrower’s rights to all such payments to which such Other Borrower would otherwise be entitled but not to exceed the full amount of the Obligations. In the event that, notwithstanding the foregoing, any such payment shall be received by any Other Borrower before the Obligations shall have been finally paid in full, such payment shall be held in trust for the benefit of and shall be paid over to Lender upon demand. Furthermore, notwithstanding the foregoing, the liability of each Borrower hereunder shall in no way be affected by:

(a) the release or discharge of any Other Borrower in any creditors’, receivership, bankruptcy or other proceedings; or

(b) the impairment, limitation or modification of the liability of any Other Borrower or the estate of any Other Borrower in bankruptcy resulting from the operation of any present or future provisions of any chapter of the Bankruptcy Code or other statute or from the decision in any court.

Section 14.10. Preferences, Fraudulent Conveyances, Etc.

If Lender is required to refund, or voluntarily refunds, any payment received from any Borrower because such payment is or may be avoided, invalidated, declared fraudulent, set aside or determined to be void or voidable as a preference, fraudulent conveyance, impermissible setoff or a diversion of trust funds under the bankruptcy laws or for any similar reason, including without limitation any judgment, order or decree of any court or administrative body having jurisdiction over any Borrower or any of its property, or upon or as a result of the appointment of a receiver, intervenor, custodian or conservator of, or trustee or similar officer for, any Borrower or any substantial part of its property, or otherwise, or any statement or compromise of any claim effected by Lender with any Borrower or any other claimant (a “Rescinded Payment”), then each Other Borrower’s liability to Lender shall continue in full force and effect, or each Other Borrower’s liability to Lender shall be reinstated and renewed, as the case may be, with the same effect and to the same extent as if the Rescinded Payment had not been received by Lender, notwithstanding the cancellation or termination of any of the Loan Documents, and regardless of whether Lender contested the order requiring the return of such payment. In addition, each Other Borrower shall pay, or reimburse Lender for, all expenses (including all reasonable attorneys’ fees, court costs and related disbursements) incurred by Lender in the defense of any claim that a payment received by Lender in respect of all or any part of the Obligations must be refunded. The provisions of this Section 14.10 shall survive the termination of the Loan Documents and any satisfaction and discharge of any Borrower by virtue of any payment, court order or any federal or state law.

Section 14.11. Maximum Liability of Each Borrower.

Notwithstanding anything contained in this Agreement or any of the Loan Documents to the contrary, if the obligations of any Borrower under this Agreement or any of the other Loan Documents or any Security Instruments granted by any Borrower are determined to exceed the reasonably equivalent value received by such Borrower in exchange for such obligations or grant of such Security Instruments under any Fraudulent Transfer Law (as hereinafter defined), then such liability of such Borrower shall be limited to a maximum aggregate amount equal to the largest amount that would not render its obligations under this Agreement or all other Loan Documents subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any applicable provisions of comparable state law (collectively, the “Fraudulent Transfer Laws”), in each case after giving effect to all other liabilities of such Borrower, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws (specifically excluding, however, any liabilities of such Borrower in respect of Indebtedness to any Other Borrower or any other Person that is an Affiliate of the Other Borrower to the extent that such Indebtedness would be discharged in an amount equal to the amount paid by such Borrower in respect of the Obligations) and after giving effect (as assets) to the value (as determined under the applicable provisions of the Fraudulent Transfer Laws) of any rights to subrogation, reimbursement, indemnification or contribution of such Borrower pursuant to Applicable Law or pursuant to the terms of any agreement including any contribution agreement.

Section 14.12. Liability Cumulative.

The liability of each Borrower under this Article 14 is in addition to and shall be cumulative with all liabilities of such Borrower to Lender under this Agreement and all the other Loan Documents to which such Borrower is a party or in respect of any Obligations of any Other Borrower.

ARTICLE 15

MISCELLANEOUS PROVISIONS

Section 15.01. Counterparts.

To facilitate execution, this Agreement may be executed in any number of counterparts. It shall not be necessary that the signatures of, or on behalf of, each party, or that the signatures of all persons required to bind any party, appear on each counterpart, but it shall be sufficient that the signature of, or on behalf of, each party, appear on one or more counterparts. All counterparts shall collectively constitute a single agreement. It shall not be necessary in making proof of this Agreement to produce or account for more than the number of counterparts containing the respective signatures of, or on behalf of, all of the parties hereto.

Section 15.02. Amendments, Changes and Modifications.

This Agreement may be amended, changed, modified, altered or terminated only by written instrument or written instruments signed by all of the parties hereto.

Section 15.03. Payment of Costs, Fees and Expenses.

In addition to the payments required by Article 10 of this Agreement, Borrower shall pay, within five (5) days after demand therefor, all reasonable third party out-of-pocket fees, costs, charges or expenses (including the reasonable fees and expenses of attorneys, accountants and other experts) incurred by Lender in connection with:

(a) any amendment, consent or waiver to this Agreement or any of the Loan Documents (whether or not any such amendments, consents or waivers are entered into);

(b) defending or participating in any litigation arising from actions by third parties and brought against or involving Lender with respect to (i) any Mortgaged Property, (ii) any event, act, condition or circumstance in connection with any Mortgaged Property or (iii) the relationship between Lender and Borrower and Guarantor in connection with this Agreement or any of the transactions contemplated by this Agreement, except to the extent caused by or resulting from the gross negligence or willful misconduct of Lender as determined by a court of competent jurisdiction pursuant to a final non-appealable court order;

(c) the administration or enforcement of, or preservation of rights or remedies under, this Agreement or any other Loan Documents or in connection with the foreclosure upon, sale of or other disposition of any Collateral granted pursuant to the Loan Documents; or

(d) any disclosure documents, including fees payable to any rating agencies, including the reasonable fees and expenses of Lender’s attorneys and accountants.

Borrower shall also pay, on demand, any transfer taxes, documentary taxes, assessments or charges made by any Governmental Authority solely by reason of the execution, delivery, filing, recordation, performance or enforcement of any of the Loan Documents or the Advances. However, Borrower will not be obligated to pay any franchise, excise, estate, inheritance, income, withholding, excess profits or similar tax (such taxes, “Excluded Taxes”) of Lender. Any reasonable third party, out-of-pocket attorneys’ fees and expenses payable by Borrower pursuant to this Section 15.03 shall be recoverable separately from and in addition to any other amount included in such judgment, and such obligation is intended to be severable from the other provisions of this Agreement and to survive and not be merged into any such judgment. Any amounts payable by Borrower pursuant to this Section 15.03, with interest thereon if not paid when due, shall become additional Obligations of Borrower secured by the Loan Documents. Such amounts shall bear interest from the date such amounts are due until paid in full at the weighted average, as determined by Lender, of the interest rates in effect from time to time for each Advance unless collection from Borrower of interest at such rate would be contrary to Applicable Law, in which event such amounts shall bear interest at the highest rate which may be collected from Borrower under Applicable Law. The provisions of this Section 15.03 are cumulative with, and do not exclude the application and benefit to Lender of, any provision of any other Loan Document relating to any of the matters covered by this Section 15.03.

Section 15.04. Payment Procedure.

All payments to be made to Lender pursuant to this Agreement or any of the Loan Documents shall be made in lawful currency of the United States of America and in immediately available funds by wire transfer to an account designated by Lender before 2:00 p.m. (Eastern Standard Time or Eastern Daylight Savings Time, as applicable) on the date when due.

Section 15.05. Performance/Payments on Business Days.

In any case in which the date by which performance is required or payment to Lender is required (or the expiration of any time period hereunder shall occur) is not a Business Day, then such performance or payment (or expiration of such time period), as applicable, need not occur on such date but may be made on the next succeeding Business Day with the same force and effect as if made on the day required herein, except that with respect to any payment, as applicable, interest shall continue to accrue for the period after such date to the next Business Day.

Section 15.06. Choice of Law; Consent to Jurisdiction; Waiver of Jury Trial.

NOTWITHSTANDING ANYTHING IN THE NOTES, THE SECURITY DOCUMENTS OR ANY OF THE OTHER LOAN DOCUMENTS TO THE CONTRARY, EACH OF THE TERMS AND PROVISIONS, AND RIGHTS AND OBLIGATIONS OF BORROWER UNDER THIS AGREEMENT AND THE NOTES, GUARANTOR UNDER THE GUARANTY, AND BORROWER, GUARANTOR AND LENDER UNDER THE OTHER LOAN DOCUMENTS, SHALL BE GOVERNED BY, INTERPRETED, CONSTRUED AND ENFORCED PURSUANT TO AND IN ACCORDANCE WITH THE LAWS OF THE DISTRICT OF COLUMBIA (EXCLUDING THE LAW APPLICABLE TO CONFLICTS OR CHOICE OF LAW) EXCEPT TO THE EXTENT OF PROCEDURAL AND SUBSTANTIVE MATTERS RELATING ONLY TO (a) THE CREATION, PERFECTION AND FORECLOSURE OF LIENS AND SECURITY INTERESTS, AND ENFORCEMENT OF THE RIGHTS AND REMEDIES, AGAINST THE MORTGAGED PROPERTIES, WHICH MATTERS SHALL BE GOVERNED BY THE LAWS OF THE JURISDICTION IN WHICH THE MORTGAGED PROPERTY IS LOCATED, (b) THE PERFECTION, THE EFFECT OF PERFECTION AND NON-PERFECTION AND FORECLOSURE OF SECURITY INTERESTS ON PERSONAL PROPERTY (OTHER THAN DEPOSIT ACCOUNTS), WHICH MATTERS SHALL BE GOVERNED BY THE LAWS OF THE JURISDICTION DETERMINED BY THE CHOICE OF LAW PROVISIONS OF THE UNIFORM COMMERCIAL CODE IN EFFECT FOR THE JURISDICTION IN WHICH THE MORTGAGED PROPERTY IS LOCATED AND (c) THE PERFECTION, THE EFFECT OF PERFECTION AND NON-PERFECTION AND FORECLOSURE OF DEPOSIT ACCOUNTS, WHICH MATTERS SHALL BE GOVERNED BY THE LAWS OF THE JURISDICTION IN WHICH THE DEPOSIT ACCOUNT IS LOCATED. BORROWER, GUARANTOR AND LENDER AGREE THAT ANY CONTROVERSY ARISING UNDER OR IN RELATION TO THE NOTES, THE SECURITY DOCUMENTS (OTHER THAN THE SECURITY INSTRUMENTS) OR ANY OTHER LOAN DOCUMENT SHALL BE, EXCEPT AS OTHERWISE PROVIDED HEREIN, LITIGATED IN THE DISTRICT OF COLUMBIA. THE LOCAL AND FEDERAL COURTS AND AUTHORITIES WITH JURISDICTION IN THE DISTRICT OF COLUMBIA SHALL, EXCEPT AS OTHERWISE PROVIDED HEREIN, HAVE JURISDICTION OVER ALL CONTROVERSIES WHICH MAY ARISE UNDER OR IN RELATION TO THE LOAN DOCUMENTS, INCLUDING THOSE CONTROVERSIES RELATING TO THE EXECUTION, JURISDICTION, BREACH, ENFORCEMENT OR COMPLIANCE WITH THE NOTES, THE SECURITY DOCUMENTS (OTHER THAN THE SECURITY INSTRUMENTS) OR ANY OTHER ISSUE ARISING UNDER, RELATING TO, OR IN CONNECTION WITH ANY OF THE LOAN DOCUMENTS. BORROWER, GUARANTOR AND LENDER IRREVOCABLY CONSENT TO SERVICE, JURISDICTION, AND VENUE OF SUCH COURTS FOR ANY LITIGATION ARISING FROM THE NOTES, THE SECURITY DOCUMENTS OR ANY OF THE OTHER LOAN DOCUMENTS, AND WAIVES ANY OTHER VENUE TO WHICH IT MIGHT BE ENTITLED BY VIRTUE OF DOMICILE, HABITUAL RESIDENCE OR OTHERWISE. NOTHING CONTAINED HEREIN, HOWEVER, SHALL PREVENT LENDER FROM BRINGING ANY SUIT,

ACTION OR PROCEEDING OR EXERCISING ANY RIGHTS AGAINST BORROWER AND GUARANTOR AND AGAINST THE COLLATERAL IN ANY OTHER JURISDICTION. INITIATING SUCH SUIT, ACTION OR PROCEEDING OR TAKING SUCH ACTION IN ANY OTHER JURISDICTION SHALL IN NO EVENT CONSTITUTE A WAIVER OF THE AGREEMENT CONTAINED HEREIN THAT THE LAWS OF THE DISTRICT OF COLUMBIA SHALL GOVERN THE RIGHTS AND OBLIGATIONS OF BORROWER AND GUARANTOR AND LENDER AS PROVIDED HEREIN OR THE SUBMISSION HEREIN BY BORROWER AND GUARANTOR TO PERSONAL JURISDICTION WITHIN THE DISTRICT OF COLUMBIA. BORROWER AND GUARANTOR (i) COVENANT AND AGREE NOT TO ELECT A TRIAL BY JURY WITH RESPECT TO ANY ISSUE ARISING UNDER ANY OF THE LOAN DOCUMENTS TRIABLE BY A JURY AND (ii) WAIVE ANY RIGHT TO TRIAL BY JURY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST. THIS WAIVER IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A JURY TRIAL WOULD OTHERWISE ACCRUE. FURTHER, BORROWER AND GUARANTOR HEREBY CERTIFY THAT NO REPRESENTATIVE OR AGENT OF LENDER (INCLUDING, BUT NOT LIMITED TO, LENDER’S COUNSEL) HAS REPRESENTED, EXPRESSLY OR OTHERWISE, TO BORROWER AND GUARANTOR THAT LENDER WILL NOT SEEK TO ENFORCE THE PROVISIONS OF THIS SECTION 15.06. THE FOREGOING PROVISIONS WERE KNOWINGLY, WILLINGLY AND VOLUNTARILY AGREED TO BY BORROWER AND GUARANTOR UPON CONSULTATION WITH INDEPENDENT LEGAL COUNSEL SELECTED BY BORROWER’S AND GUARANTOR’S FREE WILL.

Section 15.07. Severability.

In the event any provision of this Agreement or in any other Loan Document shall be held invalid, illegal or unenforceable in any jurisdiction, such provision will be severable from the remainder hereof as to such jurisdiction and the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired in any jurisdiction.

Section 15.08. Notices.

(a) Manner of Giving Notice. Each notice, direction, certificate or other communication hereunder (in this Section 15.08 referred to collectively as “notices” and singularly as a “notice”) which any party is required or permitted to give to the other party pursuant to this Agreement shall be in writing and shall be deemed to have been duly and sufficiently given if:

(i) personally delivered with proof of delivery thereof (any notice so delivered shall be deemed to have been received at the time so delivered);

(ii) sent by Federal Express (or other similar reputable overnight courier) designating morning delivery (any notice so delivered shall be deemed to have been received on the Business Day it is delivered by the courier);

(iii) sent by telecopier or facsimile machine which automatically generates a transmission report that states the date and time of the transmission, the length of the document transmitted, and the telephone number of the recipient’s telecopier or facsimile machine (to be confirmed with a copy thereof sent in accordance with paragraphs (i) or (ii) above within two (2) Business Days) (any notice so delivered shall be deemed to have been received (A) on the date of transmission, if so transmitted before 5:00 p.m. (local time of the recipient) on a Business Day, or (B) on the next Business Day, if so transmitted on or after 5:00 p.m. (local time of the recipient) on a Business Day or if transmitted on a day other than a Business Day), addressed to the parties as follows:

As to Borrower

and Guarantor:	c/o Fortress Investment Group LLC

1345 Avenue of the Americas, 46th Floor

New York, NY 10105

Attention: Brian Sigman

Telephone:(212) 479-5343

Telecopy No: (212) 798-6070

with a copy to:	Skadden, Arps, Slate, Meagher & Flom LLP

155 N. Wacker Drive

Chicago, Illinois 60606

Attn: Nancy Olson

Fax: (312) 407-8584

As to Lender:	Oak Grove Commercial Mortgage, LLC

2177 Youngman Avenue, #300

St. Paul, MN 55116

Attention: Servicing Department

Telecopy No.:(763) 656-4440

As to Fannie Mae:	Fannie Mae

3900 Wisconsin Avenue, N.W.

Washington, D.C. 20016-2899

Attention: Vice President for Multifamily Asset Management

Telecopy No.:(202) 752-0435

with a copy to:	Venable LLP

575 7th Street, N.W.

Washington, D.C. 20004

Attention: Stephanie L. DeLong, Esq.

Telecopy No.:(202) 344-8300

(b) Change of Notice Address. Any party may, by notice given pursuant to this Section 15.08, change the person or persons and/or address or addresses, or designate an additional person or persons or an additional address or addresses, for its notices, but notice of a change of address shall only be effective upon receipt. Each party agrees that it shall not refuse or reject delivery of any notice given hereunder, that it shall acknowledge, in writing, receipt of the same upon request by the other party and that any notice rejected or refused by it shall be deemed for all purposes of this Agreement to have been received by the rejecting party on the date so refused or rejected, as conclusively established by the records of the U.S. Postal Service, the courier service or facsimile.

Section 15.09. Further Assurances and Corrective Instruments.

(a) Further Assurances. To the extent permitted by law, the parties hereto agree that they shall, from time to time, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such supplements hereto and such further instruments as Lender or Borrower may reasonably request to preserve Lender’s perfected lien status, or effectuate the intention of or facilitate the performance of this Agreement or any Loan Document.

(b) Further Documentation. Without limiting the generality of subsection (a), in the event any further documentation or information is required by Lender to correct patent mistakes in the Loan Documents, materials relating to the Title Insurance Policies or the funding of the Advances, Borrower shall provide, or cause to be provided to Lender, at its cost and expense, such documentation or information to the extent reasonably required. Borrower shall execute and deliver to Lender such documentation, including any amendments, corrections, deletions or additions to the Notes, the Security Instruments or the other Loan Documents as is reasonably required by Lender.

(c) Compliance with Investor Requirements. Without limiting the generality of subsection (a), Borrower shall take all reasonable actions necessary to comply with the requirements of Lender to enable Lender to sell any MBS backed by an Advance or preserve the federal income tax treatment of any MBS trust that directly or indirectly holds an Advance and issues MBS as a fixed investment trust or real estate mortgage investment conduit, as the case may be, within the meaning of the Treasury Regulations.

Section 15.10. Term of this Agreement.

This Agreement shall continue in effect until the Termination Date.

Section 15.11. Assignments; Third-Party Rights.

Borrower shall not assign this Agreement, or delegate any of its obligations hereunder, without the prior written consent of Lender. Subject to Section 15.21, Lender may assign its rights and obligations under this Agreement separately or together, without Borrower’s consent, only to Fannie Mae or other entity if such assignment is made with the intent that such entity will further assign rights and obligations to Fannie Mae, but may not delegate its obligations under this Agreement unless it first receives Fannie Mae’s written approval. Upon assignment to Fannie Mae, subject to Section 15.21, Fannie Mae shall be permitted to further assign its rights and obligations under this Agreement. Fannie Mae shall be permitted to hold, sell or securitize Advances made hereunder without Borrower’s consent.

Section 15.12. Headings.

Article and Section headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 15.13. General Interpretive Principles.

For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, (a) the terms defined in Appendix I and elsewhere in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other genders; (b) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP; (c) references herein to “Articles,” “Sections,” “subsections,” “paragraphs” and other subdivisions without reference to a document are to designated Articles, Sections, subsections, paragraphs and other subdivisions of this Agreement; (d) a reference to a subsection without further reference to a Section is a reference to such subsection as contained in the same Section in which the reference appears, and this rule shall also apply to paragraphs and other subdivisions; (e) a reference to an Exhibit or a Schedule without a further reference to the document to which the Exhibit or Schedule is attached is a reference to an Exhibit or Schedule to this Agreement; (f) the words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision; (g) the word “including” means “including, but not limited to;” (h) any reference to a statute or regulation shall be construed as referring to that statute or regulation as amended from time to time; (i) all references to a separate instrument or agreement shall include such instrument or agreement as the same may be amended or supplemented from time to time pursuant to the applicable provisions thereof; (j) whenever Borrower’s knowledge is implicated in this Agreement or the phrase “to Borrower’s knowledge” or a similar phrase is used in this Agreement, Borrower’s knowledge or such phrase(s) shall be interpreted to mean to the best of Borrower’s knowledge after reasonable and diligent inquiry and investigation; and (k) any act or action required to be performed by Borrower with respect to the management or operation of the Mortgaged Property, including any licensing or insurance requirements, under this Agreement shall be interpreted as requiring Borrower either to perform such act or action directly or to cause a Property Operator or other appropriate agent to perform such act or action; any act or action that Borrower is prohibited from performing with respect to the management or operation of the Mortgaged Property, including any licensing or insurance requirements, under this Agreement shall be interpreted as prohibiting Borrower from performing such act or action and prohibiting Property Operator or other appropriate agent from performing such act or action.

Section 15.14. Interpretation.

The parties hereto acknowledge that each party and their respective counsel have participated in the drafting and revision of this Agreement and the Loan Documents. Accordingly, the parties agree that any rule of construction which disfavors the drafting party shall not apply in the interpretation of this Agreement and the Loan Documents or any amendment or supplement or exhibit hereto or thereto. In the event of any conflict between the provisions of this Agreement and any of the Loan Documents, the provisions of this Agreement shall control.

Section 15.15. Standards for Decisions, Etc.

Unless otherwise provided herein, if Lender’s approval is required for any matter hereunder, such approval may be granted or withheld in Lender’s sole and absolute discretion. Unless otherwise provided herein, if Lender’s designation, determination, selection, estimate, action or decision is required, permitted or contemplated hereunder, such designation, determination, selection, estimate, action or decision shall be made in Lender’s sole and absolute discretion.

Section 15.16. Decisions in Writing.

Any approval, designation, determination, selection, action or decision of Lender or Borrower must be in writing to be effective.

Section 15.17. Approval of Waivers.

Unless otherwise agreed by Lender, any modifications set forth in this Agreement and the other Loan Documents which are modifications to or waivers from the terms and conditions applicable to similar loans made by Lender and sold to Fannie Mae shall remain in effect with respect to a Mortgaged Property or an Advance only for so long as such Mortgaged Property and Advance are subject to this Agreement and such Borrower is controlled by Guarantor and is a party to this Agreement.

Section 15.18. USA Patriot Act.

Lender hereby notifies each Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower and other information that will allow such Lender to identify each Borrower in accordance with such Act.

Section 15.19. All Asset Filings.

If Lender believes that an “all-asset” collateral description, as contemplated by Section 9-504(2) of the UCC, is appropriate as to any Collateral under any Loan Document, Lender is irrevocably authorized to use such a collateral description, whether in one or more separate filings or as part of the collateral description in a filing that particularly describes the Collateral.

Section 15.20. Recitals.

The Recitals set forth in this Agreement are incorporated herein as if fully set forth in the body of the Agreement.

Section 15.21. Registry.

Transfer Record Custodian, acting solely for this purpose as an agent of Borrower, shall maintain at its offices a register for the recordation of the names and addresses of, and principal amounts and stated interest owing to, each owner of a Note pursuant to the terms hereof from time to time (the “Register”); provided, that the failure to make any such recordation, or any error in such recordation, shall not affect the Borrower’s Obligations in respect of the Credit Facility. The entries in the Register shall be conclusive, and Borrower and Lender shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as an owner of a Note hereunder for all purposes, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrower and Lender, at any reasonable time and from time to time upon reasonable prior notice.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

BORROWER:

CANYON CREEK OWNER LLC, a Delaware limited liability company

By:	/s/ Brian Sigman
Name: Brian Sigman
Title: Chief Financial Officer

DESERT FLOWER OWNER LLC, a Delaware limited liability company

By:	/s/ Brian Sigman
Name: Brian Sigman
Title: Chief Financial Officer

ORCHARD PARK OWNER LLC, a Delaware limited liability company

By:	/s/ Brian Sigman
Name: Brian Sigman
Title: Chief Financial Officer

REGENT COURT OWNER LLC, a Delaware limited liability company

By:	/s/ Brian Sigman
Name: Brian Sigman
Title: Chief Financial Officer

SHELDON PARK OWNER LLC, a Delaware limited liability company

By:	/s/ Brian Sigman
Name: Brian Sigman
Title: Chief Financial Officer

SUN OAK OWNER LLC, a Delaware limited liability company

By:	/s/ Brian Sigman
Name: Brian Sigman
Title: Chief Financial Officer

SUNSHINE VILLA OWNER LLC, a Delaware limited liability company

By:	/s/ Brian Sigman
Name: Brian Sigman
Title: Chief Financial Officer

WILLOW PARK OWNER LLC, a Delaware limited liability company

By:	/s/ Brian Sigman
Name: Brian Sigman
Title: Chief Financial Officer

GUARANTOR:

TRS LLC, a Delaware limited liability company

By:	/s/ Andrew White
Name: Andrew White
Title: CEO, President & Secretary

PROPCO LLC, a Delaware limited liability company

By:	/s/ Andrew White
Name: Andrew White
Title: CEO, President & Secretary

LENDER:

OAK GROVE COMMERCIAL MORTGAGE, LLC, a Delaware limited liability company

By:	/s/ Beverly D. Berquam
Name:	Beverly D. Berquam
Title:	Vice President

APPENDIX I

DEFINITIONS

For all purposes of the Agreement, the following terms shall have the respective meanings set forth below:

“Addition” has the meaning set forth in Section 3.02(a).

“Addition Request” means a written request, substantially in the form of Exhibit L to this Agreement, to add Additional Mortgaged Properties to the Collateral Pool as set forth in Section 3.02(a).

“Additional Borrower” means a Single Purpose Entity that is directly or indirectly wholly owned by Guarantor and controlled or managed by Fortress, is the owner of an Additional Mortgaged Property, and is not a Prohibited Person, or owned, directly or indirectly, by a Prohibited Person, which entity has been approved by Lender and becomes a Borrower under the Agreement and the applicable Loan Documents.

“Additional Collateral” means an Additional Mortgaged Property or a Substitute Mortgaged Property.

“Additional Collateral Due Diligence Fees” means the due diligence fees paid by Borrower to Lender with respect to each Additional Mortgaged Property or Substitute Mortgaged Property, as set forth in Section 10.02(b).

“Additional Mortgaged Property” means each Seniors Housing Facility owned by any Borrower or Additional Borrower (either in fee simple or as tenant under a ground lease) and added to the Collateral Pool after the Initial Closing Date pursuant to Article 3.

“Additional Origination Fee” has the meaning set forth in Section 10.01(b).

“Adjustable Rate” means the adjustable rate of interest based on the Applicable Index as set forth in each Variable Facility Note evidencing a Variable Advance.

“Advance” means a Variable Advance or a Fixed Advance.

“Advance Amount” means the lesser of (a) the amount that would result in an Aggregate Loan to Value Ratio of not more than sixty percent (60%), or (b) the amount that would result in (i) an Aggregate Debt Service Coverage Ratio of not less than 1.55:1.0 for the portion of the Advance drawn from the Fixed Facility Commitment and (ii) an Aggregate Debt Service Coverage Ratio of not less than 1.35:1.0 for the portion of the Advance drawn from the Variable Facility Commitment, provided that such amount shall not exceed one hundred percent (100%) of the amount that would result from using the calculation set forth in (i) above.

“Advance Request” means a written request substantially in the form of Exhibit K to the Agreement.

Appendix-1

“Affiliate” or “Affiliated” means, when used with reference to a specified Person, (a) any Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, the specified Person.

“Aggregate Debt Service Coverage Ratio” means, for any specified date, the ratio (expressed as a percentage) of —

(a)	the aggregate of the Net Operating Income for the Mortgaged Properties

to

(b)	the Facility Debt Service on the specified date.

“Aggregate Loan to Value Ratio” means, for any specified date, the ratio (expressed as a percentage) of —

(a)	the Advances Outstanding on the specified date,

to

(b)	the aggregate of the Valuations most recently obtained prior to the specified date for all of the Mortgaged Properties.

“Agreement” means this Agreement, as it may be amended, restated, supplemented or otherwise modified from time to time, including all Recitals, Appendices and Exhibits to the Agreement, each of which is hereby incorporated into the Agreement by this reference.

“Allocable Facility Amount” means the portion of the then Outstanding Advances allocated to a particular Mortgaged Property by Lender in accordance with the Agreement.

“Alterations” has the meaning set forth in Section 8.10.

“Alternate Coverage and LTV Tests” means, for any specified date, each of the following financial tests:

(a) the Aggregate Loan to Value Ratio does not exceed fifty-five percent (55%), and

(b) the Aggregate Debt Service Coverage Ratio is not less than (i) 1.75:1.0 with respect to the portion of the Advances drawn from the Fixed Facility Commitment, and (ii) 1.55:1.0 with respect to the portion of the Advances drawn from the Variable Facility Commitment.

“Amortization Period” means the period of thirty (30) years.

“Applicable Index” means (a) with respect to any Variable Advance that is made pursuant to the Fannie Mae Structured Adjustable Rate Mortgage Product, either One-Month LIBOR or Three-Month LIBOR, and (b) with respect to any other Variable Advance, the index pursuant to which the Adjustable Rate is determined, as set forth in the applicable Variable Facility Note.

Appendix-2

“Applicable Law” means (a) all applicable provisions of all constitutions, statutes, rules, regulations and orders of all governmental bodies, all Governmental Approvals and all orders, judgments and decrees of all courts and arbitrators, (b) all applicable zoning, building, environmental and other laws, ordinances, rules, regulations and restrictions of any Governmental Authority affecting the ownership, management, use, operation, maintenance or repair of any Mortgaged Property, including the Americans with Disabilities Act (if applicable), the Fair Housing Amendment Act of 1988 and Hazardous Materials Laws (as defined in the Security Instrument), (c) any building permits or any conditions, easements, rights-of-way, covenants, restrictions of record or any recorded or unrecorded agreement affecting any Mortgaged Property including planned development permits, condominium declarations, and reciprocal easement and regulatory agreements with any Governmental Authority, (d) all applicable laws, ordinances, rules and regulations, whether in the form of rent control, rent stabilization or otherwise, that limit or impose conditions on the amount of rent that may be collected from the units of any Mortgaged Property, and (e) requirements of insurance companies or similar organizations which have provided insurance with respect to Borrower or any Mortgaged Property.

“Appraisal” means an appraisal of Seniors Housing Facility conforming to the requirements of Lender for similar loans anticipated to be sold to Fannie Mae and accepted by Lender.

“Appraised Value” means the value set forth in an Appraisal.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy” as now and hereafter in effect, or any successor statute.

“Borrower” means, individually and collectively, (a) CANYON CREEK OWNER LLC, (b) DESERT FLOWER OWNER LLC, (c) ORCHARD PARK OWNER LLC, (d) REGENT COURT OWNER LLC, (e) SHELDON PARK OWNER LLC, (f) SUN OAK OWNER LLC, (g) SUNSHINE VILLA OWNER LLC, (h) WILLOW PARK OWNER LLC, each a Delaware limited liability company, and (i) any Additional Borrower becoming a party to this Agreement and the other Loan Documents.

“Borrower Agent” has the meaning set forth in Section 14.03(a).

“Borrower Party” means, individually and collectively, any Targeted Entity and FIG (or HoldCo, after the HoldCo Event).

“Business Day” means any day other than a Saturday, Sunday or any other day on which Lender or Fannie Mae is not open for business.

“Calendar Day” means any day in the Calendar Year.

Appendix-3

“Calendar Quarter” means, with respect to any year, any of the following three month periods: (a) January-February-March; (b) April-May-June; (c) July-August-September; and (d) October-November-December.

“Calendar Year” means the twelve (12) month period from the first day of January to and including the last day of December, and each twelve (12) month period thereafter.

“Capitalization Rate” means, for each Mortgaged Property, a capitalization rate reasonably selected by Lender for use in determining the Valuations, as disclosed to Borrower upon written request therefor from time to time.

“Cap Security Agreement” means, with respect to an Interest Rate Cap, the Interest Rate Cap Security, Pledge and Assignment Agreement between Borrower and Lender, for the benefit of Lender, in the form attached as Exhibit D to this Agreement as such form or agreement may be amended, modified, supplemented or restated from time to time.

“Cash Collateral Account” means the cash collateral account established pursuant to the Cash Collateral Agreement.

“Cash Collateral Agreement” means a cash collateral, security and custody agreement by and among Fannie Mae, Borrower and a collateral agent for Fannie Mae.

“Cash Equivalents” means Permitted Investments having maturities of not more than twelve (12) months from the date of acquisition of such Permitted Investments.

“Certificate of Borrower Parties” means the written instrument substantially in the form of Exhibit J to the Agreement.

“Change of Control” means the earliest to occur of the following, as applicable:

(a) the date on which a Person becomes (by acquisition, consolidation, merger or otherwise), directly or indirectly, the beneficial owner of more than twenty-five percent (25%) of the total Ownership Interest of any Targeted Entity then outstanding if at such time Fortress, Newcastle, HoldCo and/or any Fortress Managed Fund, collectively, owns less than seventy-five percent (75%) of the total Ownership Interest of such Targeted Entity;

(b) if any Targeted Entity is a limited partnership a Transfer of any general partnership interest in such Targeted Entity;

(c) if any Targeted Entity is a limited liability company, a Transfer resulting in a change of manager;

(d) the replacement (other than solely by reason of retirement at age sixty or older, death or disability) of more than fifty percent (50%) (or such lesser percentage as is required for decision-making by the board of directors or an equivalent governing body) of the members of the board of directors (or an equivalent governing body) of any Targeted Entity (excluding Newcastle (and HoldCo on and after the HoldCo Event)) over a one-year period from the

Appendix-4

directors who constituted such board of directors at the beginning of such period and such replacement shall not have been approved by a vote of at least a majority of the board of directors of such Targeted Entity then still in office who either were members of such board of directors at the beginning of such one-year period or whose election as members of the board of directors was previously so approved (it being understood and agreed that in the case of any entity governed by a trustee, board of managers, or other similar governing body, the foregoing clause (b) shall apply thereto by substituting such governing body and the members thereof for the board of directors and members thereof, respectively); and

(e) the date on which a Fortress Managed Fund ceases to control the management of Newcastle provided, on and after the HoldCo Event, the foregoing shall not apply and a Change of Control shall be deemed to have occurred if a Fortress Managed Fund ceases to control the management of HoldCo.

“Closing Date” means the Initial Closing Date and each date after the Initial Closing Date on which the funding or other transaction requested in a Request is required to take place.

“Collateral” means the Mortgaged Properties and other collateral from time to time or at any time encumbered by the Security Instruments, or any other property securing Borrower’s obligations under the Loan Documents.

“Collateral Event” means, individually and collectively, a Release, Substitution, Addition, Future Advance, Conversion and/or any extension of a Maturity Date.

“Collateral Pool” means all of the Collateral.

“Commitment” means, at any time, the sum of the Fixed Facility Commitment and the Variable Facility Commitment.

“Compliance Certificate” means a certificate of Borrower substantially in the form of Exhibit F to the Agreement.

“Compliance Letter” has the meaning set forth in Section 8.03(a).

“Confirmation of Guaranty” means a confirmation of any Guaranty executed by Guarantor in connection with any Request (excluding any Credit Facility Termination Request) after the Initial Closing, substantially in the form of Exhibit E-2 to the Agreement.

“Confirmation of Obligations” means a document substantially in the form of Exhibit M to the Agreement.

“Control” (or any variation of such term) of one entity (the “controlled entity”) by another (the “controlling entity”) means that the controlling entity has the power and authority, directly or indirectly, to direct or cause the direction of the management and policies of the controlled entity, by contract or otherwise.

“Conversion” has the meaning set forth in Section 1.06.

Appendix-5

“Conversion Amendment” means an amendment to this Agreement reflecting the Conversion of all or any portion of any Variable Advance to a Fixed Advance.

“Conversion Availability Period” means with respect to a Conversion of all or a portion of a Variable Advance, the date beginning on the first day of the month following twelve (12) complete months after the Closing Date of such Variable Advance and ending on the earlier of (a) the last day of the fourth month prior to the maturity date of such Variable Advance or (b) the last day of the month following the date ten (10) years after the Initial Closing Date.

“Conversion Documents” means the Conversion Amendment, together with an amendment to each Security Document if required by Lender and other applicable Loan Documents, in form and substance satisfactory to Lender, reflecting the Conversion of all or a portion of a Variable Advance to a Fixed Advance.

“Conversion Request” means a written request, substantially in the form of Exhibit H to the Agreement, to convert all or a portion of a Variable Advance to a Fixed Advance.

“Coverage and LTV Tests” means, for any specified date, each of the following financial tests:

(a) the Aggregate Loan to Value Ratio does not exceed sixty percent (60%), and

(b) the Aggregate Debt Service Coverage Ratio is not less than (i) 1.55:1.0 with respect to the portion of the Advances drawn from the Fixed Facility Commitment, and (ii) 1.35:1.0 with respect to the portion of the Advances drawn from the Variable Facility Commitment.

“Credit Facility” means the Fixed Facility and the Variable Facility.

“Credit Facility Termination Documents” means the instruments releasing the Security Instruments as liens on the Mortgaged Properties, UCC-3 Termination Statements terminating the UCC-1 Financing Statements in favor of Lender, and such other documents and instruments necessary to evidence the release of the Collateral from any lien securing the Obligations, and the Notes, all in connection with the termination of the Agreement and the Credit Facility pursuant to Article 4.

“Credit Facility Termination Request” means a written request, substantially in the form of Exhibit N to the Agreement, to terminate the Agreement and the Credit Facility pursuant to Section 4.02(a).

“Debt Service Amounts” has the meaning set forth in Section 14.01(b).

“Debt Service Coverage Ratio” means for any Mortgaged Property, for any specified date, the ratio (expressed as a percentage) of –

(a) the aggregate of the Net Operating Income for the preceding twelve (12) month period for the subject Mortgaged Property

Appendix-6

to

(b) the Facility Debt Service on the specified date, assuming, for the purpose of calculating the Facility Debt Service for this definition, that Advances Outstanding shall be the Allocable Facility Amount, in each case, for the subject Mortgaged Property.

“Employee Benefit Plan” has the meaning as defined in Section 3(3) of ERISA.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time and the regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any Person, any entity that, together with such Person, would be treated as a single employer under Section 414(b) or (c) of the Internal Revenue Code, or Section 4001(a)(14) of ERISA, or the regulations thereunder. For purposes of this definition, it shall be assumed that each entity is a “trade or business” unless Borrower provides a written opinion of counsel satisfactory to Lender establishing that an entity is not a “trade or business.”

“Event of Default” means any event defined to be an “Event of Default” under Article 11.

“Facility Debt Service” means –

(a) For all purposes other than determining the Strike Rate, the sum of the amount of interest and principal amortization that would be payable during the applicable period determined by Lender immediately succeeding the date of determination, except that:

(1) each Variable Advance to be obtained shall be deemed to require level monthly payments of principal and interest (at an interest rate equal to (A) the Applicable Index plus (B) the Margin (or until rate locked, the indicative pricing, as determined pursuant to the Underwriting and Servicing Requirements) plus (C) a stressed underwriting margin of 300 basis points (3.00%) or such lower stressed underwriting margin determined pursuant to the Underwriting and Servicing Requirements, plus (D) any Monthly Cap Escrow Payment, in an amount necessary to fully amortize the original principal amount of the Variable Advance over the Amortization Period;

(2) each Variable Advance Outstanding shall be deemed to require level monthly payments of principal and interest (at an interest rate equal to (A) the Strike Rate applicable to such Advance based on the weighted average of the Strike Rate for all Outstanding Interest Rate Caps, plus (B) the Margin, plus (C) any Monthly Cap Escrow Payment in an amount necessary to fully amortize the original principal amount of the Variable Advance over the Amortization Period;

(3) each Fixed Advance to be obtained or Variable Advance to be converted shall be deemed to require level monthly payments of principal and interest (at an interest rate equal to (A) the greater of (i) the applicable underwriting interest rate floor as calculated in accordance with Lender’s Underwriting and Servicing Requirements or (ii)

Appendix-7

the base United States Treasury Index Rate for securities having a maturity substantially similar to the maturity of the Fixed Advance, plus (B) the Fixed Facility Fee (or until rate locked, the estimated Fixed Facility Fee as determined pursuant to the Underwriting and Servicing Requirements) in an amount necessary to fully amortize the original principal amount of the Fixed Advance over the Amortization Period;

(4) each Fixed Advance Outstanding shall be deemed to require level monthly payments of principal and interest (at the Interest Rate for such Fixed Advance as set forth in the applicable Note) in an amount necessary to fully amortize the original principal amount of such Fixed Advance over the Amortization Period.

“Facility Operating Agreement” means, individually and collectively, any of an Operating Lease, Sublease, Management Agreement or any other agreement setting forth the responsibilities for the operation, management, maintenance or administration of the Mortgaged Property as a Seniors Housing Facility.

“Fannie Mae” means the corporation duly organized under the Federal National Mortgage Association Charter Act, as amended, 12 U.S.C. §1716 et seq. and duly organized and existing under the laws of the United States.

“Fees” means Additional Collateral Due Diligence Fee, Additional Origination Fee, Fixed Facility Fee, Initial Due Diligence Fee, Initial Origination Fee, Release Fee, Substitution Fee, Variable Facility Fee, and any and all other fees payable by Borrower as specified in the Agreement.

“Fifth Anniversary” means the date that is the first day of the month following the date five (5) years after the Initial Closing Date.

“FIG” means FIG LLC, the manager of Newcastle pursuant to that certain Amended and Restated Management and Advisory Agreement dated as of June 23, 2003 or any other subsidiary of Fortress that is majority owned directly or indirectly and Controlled directly or indirectly by Fortress (together with its principals) that has entered into a management and advisory arrangement in substantially the same form as the management and advisory agreement between Newcastle and FIG on the date hereof or in any other form reasonably acceptable to Lender.

“First Anniversary” means the date that is the first day of the month following the date one (1) year after the Initial Closing Date.

“Fixed Advance” means a fixed rate loan made by Lender to Borrower under the Fixed Facility Commitment evidenced by a Fixed Facility Note.

“Fixed Facility” means the agreement of Lender to make Fixed Advances to Borrower pursuant to Section 1.01.

“Fixed Facility Commitment” means $65,000,000.00, plus such amount as Borrower may elect to add to or convert to the Fixed Facility Commitment in accordance with Section 1.06, plus any additional Commitment for a Fixed Advance pursuant to Section 2.05 and/or Article 3.

Appendix-8

“Fixed Facility Fee” means for any Fixed Advance, the number of basis points mutually agreed to by Borrower and Lender at the time as the Fixed Facility Fee for such Fixed Advance (which shall be no more than the amount then being charged by Lender to other borrowers on credit facilities having similar characteristics regarding leverage, recourse and other material terms as determined by Lender), provided that for any Fixed Advance converted from a Variable Advance within five (5) years of the Closing Date of such original Variable Advance, the Fixed Facility Fee shall be the same as the original Variable Facility Fee for such Advance.

“Fixed Facility Note” means a promissory note, in the form attached as Exhibit B to the Agreement (as such form may be modified from time to time), which will be issued by Borrower to Lender, concurrently with the funding of each Fixed Advance.

“Fortress” means Fortress Investment Group LLC.

“Fortress Managed Fund” means a subsidiary of Fortress that is majority owned directly or indirectly and Controlled directly or indirectly by Fortress (together with its principals) that has entered into a management and advisory arrangement in substantially the same form as the management and advisory agreement between Newcastle and FIG on the date hereof or in any other form reasonably acceptable to Lender.

“Fraudulent Transfer Laws” has the meaning set forth in Section 14.11 of the Agreement.

“Funding Commitment” has the meaning set forth in Section 2.01(c).

“Future Advance” has the meaning set forth in Section 2.05.

“GAAP” means generally accepted accounting principles in the United States in effect from time to time, consistently applied.

“General Conditions” has the meaning set forth in Article 5.

“Governmental Approval” means an authorization, permit, consent, approval, license, registration or exemption from registration or filing with, or report to, any Governmental Authority.

“Governmental Authority” means any court, board, agency, commission, office or authority of any nature whatsoever for any governmental unit (federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence having jurisdiction over any Borrower, Guarantor, Property Operator and/or Mortgaged Properties.

“Gross Revenues” means, for any specified period and for any specified purpose, with respect to any Seniors Housing Facility, all income in respect of such Seniors Housing Facility determined in accordance with the Underwriting and Servicing Requirements based on the certified operating statement for such specified period.

Appendix-9

“Guarantor” means PROPCO LLC and TRS LLC, each a Delaware limited liability company, jointly and severally.

“Guaranty” means that certain Guaranty to be executed by Guarantor in the form of Exhibit E-1 to this Agreement.

“Hazardous Materials,” with respect to any Mortgaged Property, has the meaning given that term in the Security Instrument encumbering the Mortgaged Property.

“Hazardous Materials Law”, with respect to any Mortgaged Property, has the meaning given that term in the Security Instrument encumbering the Mortgaged Property.

“Hazardous Substance Activity” has the meaning given to the term “Prohibited Activities or Conditions” in the Security Instrument encumbering the Mortgaged Property.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended, and all regulations and other guidance promulgated thereunder by the U.S. Department of Health and Human Services.

“HIPAA Covered Entity” means any entity that is deemed to be a “covered entity” under HIPAA.

“HoldCo” means any entity now existing or hereinafter formed by Newcastle, whose Ownership Interests will be Transferred to Persons owning stock of Newcastle for the purpose of effecting the HoldCo Event.

“HoldCo Event” has the meaning set forth in Section 8.13.

“Impositions” has the meaning set forth in the Security Instrument.

“Indebtedness” means, with respect to any Person, as of any specified date, without duplication, all:

(a) indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than (i) current trade liabilities (including, but not limited to, service contracts, property management agreements, and employment contracts) incurred in the ordinary course of business and payable in accordance with customary practices, (ii) for construction of improvements to property, if such person has a non-contingent contract to purchase such property, or (iii) amounts to be paid by such Person, in performance stages or upon completion, pursuant to a written contract for the making of capital improvements to a Mortgaged Property permitted by this Agreement or the other Loan Documents);

(b) other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument;

Appendix-10

(c) obligations of such Person under any lease of property, real or personal, the obligations of the lessee in respect of which are required by GAAP to be capitalized on a balance sheet of the lessee or to be otherwise disclosed as such in a note to such balance sheet;

(d) obligations of such Person in respect of acceptances (as defined in Article 3 of the Uniform Commercial Code of the District of Columbia) issued or created for the account of such Person;

(e) liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment of such liabilities; and

(f) as to any Person (“guaranteeing person”), any obligation of (i) the guaranteeing person or (ii) another Person (including any bank under any letter of credit) to induce the creation of a primary obligation (as defined below) with respect to which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing, or in effect guaranteeing, any indebtedness, lease, dividend or other obligation (“primary obligations”) of any third person (“primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, to (A) purchase any such primary obligation or any property constituting direct or indirect security therefor, (B) advance or supply funds for the purchase or payment of any such primary obligation or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (C) purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (D) otherwise assure or hold harmless the owner of any such primary obligation against loss in respect of the primary obligation (“Contingent Obligation”) (provided, however, that the term “Contingent Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business). The amount of any Contingent Obligation of any guaranteeing person shall be deemed to be the lesser of (1) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made and (2) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Contingent Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Contingent Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by Lender in good faith.

“Individual Property Coverage and LTV Tests” means, with respect to any Mortgaged Property, each of the following tests: (a) the Debt Service Coverage Ratio is not less than (i) 1.50:1.0 with respect to any Fixed Advances, and (ii) 1.35:1.0, with respect to any Variable Advances; and (b) the Loan to Value Ratio does not exceed sixty percent (60%).

“Initial Advance” means the Advance made on the Initial Closing Date in the aggregate amount of $88,400,000.00.

Appendix-11

“Initial Closing Date” means the date of the Agreement.

“Initial Due Diligence Fees” has the meaning set forth in Section 10.02(a).

“Initial Mortgaged Properties” means, individually and collectively, the Seniors Housing Facilities identified on Exhibit A to the Agreement (and more particularly described in each applicable Security Instrument) and which represent the Seniors Housing Facilities that are made part of the Collateral Pool on the Initial Closing Date.

“Initial Origination Fee” has the meaning set forth in Section 10.01(a) of the Agreement.

“Initial Valuation” means, when used with reference to specified Collateral, the Valuation initially performed for the Collateral as of the date on which the Collateral was added to the Collateral Pool. The Initial Valuation for each of the Initial Mortgaged Properties is as set forth in Exhibit A to the Agreement.

“Insurance Policy” means, with respect to a Mortgaged Property, the insurance coverage and insurance certificates evidencing such insurance required to be maintained pursuant to the Security Instrument encumbering the Mortgaged Property.

“Interest Rate Cap” has the meaning set forth in Section 1.09.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended. Each reference to the Internal Revenue Code shall be deemed to include (a) any successor internal revenue law and (b) the applicable regulations whether final, temporary or proposed.

“Issuer” has the meaning set forth in Section 5.11(a).

“Lease” means any lease, any sublease or subsublease, license, concession or other agreement (whether written or oral and whether now or hereafter in effect) pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of any space in any Mortgaged Property, and every modification, amendment or other agreement relating to such lease, sublease, subsublease or other agreement entered into in connection with such lease, sublease, subsublease or other agreement, and every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto.

“Lender” has the meaning set forth in the first paragraph of the Agreement, and shall also refer to any replacement Lender.

“Letter of Credit” means a letter of credit issued by a financial institution satisfactory to Fannie Mae, naming Fannie Mae as beneficiary in a form as reasonably and customarily acceptable to Fannie Mae.

“Licenses” has the meaning set forth in the SASA.

Appendix-12

“Lien” means any mortgage, deed of trust, deed to secure debt, security interest or other lien or encumbrance (including both consensual and non-consensual liens and encumbrances).

“Loan Document Taxes” has the meaning set forth in Section 8.10(a).

“Loan Documents” means the Agreement, the Notes, the Guaranty, the Security Documents, all documents executed by Borrower or Guarantor pursuant to the General Conditions set forth in Article 5 of the Agreement and any other documents executed by Borrower or Guarantor from time to time in connection with the Agreement or the transactions contemplated by the Agreement.

“Loan to Value Ratio” means, for a Mortgaged Property, for any specified date, the ratio (expressed as a percentage) of —

(a) the Allocable Facility Amount of the subject Mortgaged Property on the specified date,

to

(b) the Valuation most recently obtained prior to the specified date for the subject Mortgaged Property.

“Management Agreement” means, collectively, each management agreement, dated as of the Initial Closing Date, between each Operator, as “Tenant,” and each of Orchard Park Management LLC, Sun Oak Management LLC, Sunshine Villa Management LLC, Regent Court Management LLC, Sheldon Park Management LLC, Desert Flower Management LLC, Canyon Creek Property Management LLC and Willow Park Management LLC, as “Manager,” as the same may be amended, modified or supplemented from time to time in accordance with the terms of the Loan Documents, and any other management agreement substantially in the form of the Management Agreement or in form otherwise reasonably approved by Lender.

“Manager” means the Person approved in writing by Lender responsible for the operation or management of the Mortgaged Property pursuant to a Management Agreement.

“Margin” means the spread as determined by Lender over (i) the Applicable Index, with respect to Variable Advances, or (ii) the United States Treasury Index Rate, with respect to Fixed Advances. The Margin shall include the Variable Facility Fee or Fixed Facility Fee, as applicable. The Margin varies and may be different for each Advance.

“Material Adverse Effect” means, with respect to any circumstance, act, condition or event of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singularly or in conjunction with any other event or events, act or acts, condition or conditions, or circumstance or circumstances, whether or not related, a change or effect which does or would materially impair (a) the business, operations, property or financial condition of Borrower or Guarantor, (b) the operation, performance or value of any Mortgaged Property, (c) the ability of Borrower or Guarantor to perform the Obligations for which it is liable, (d) the validity, priority, perfection or enforceability of the Agreement or any other Loan Document or the rights or remedies of Lender under any Loan Document, or (e) Lender’s ability to have recourse against any Borrower subject to Section 14.01.

Appendix-13

“Maximum Annual Interest Rate” has the meaning set forth in Section 2.01(b).

“MBS” means a mortgage-backed security issued by Fannie Mae which is “backed” by an Advance and has an interest in the Note and the Collateral Pool securing the Note, which interest permits the holder of the MBS to participate in the Note and the Collateral Pool to the extent of such Advance.

“MBS Delivery Date” means the date on which an MBS is delivered by Fannie Mae.

“MBS Issue Date” means the date on which an MBS is issued by Fannie Mae.

“MBS Interest Rate” means the interest rate for an Advance as calculated by Lender (rounded to three places) payable in respect of the Fannie Mae MBS issued pursuant to the Funding Commitment backed by such Advance as determined in accordance with Section 2.01.

“Monthly Cap Escrow Payment” has the same meaning as the term “Monthly Deposit” in the Cap Security Agreement.

“Moody’s” means Moody’s Investors Service, Inc., a corporation organized and existing under the laws of the State of Delaware, and its successors and assigns, if such successors and assigns shall continue to perform the functions of a securities rating agency.

“Mortgaged Properties” means, collectively, the Initial Mortgaged Properties, Additional Mortgaged Properties and the Substitute Mortgaged Properties (but excluding each Release Mortgaged Property from and after the date of its release from the Collateral Pool), each as described in the applicable Security Instrument.

“Multiemployer Plan” means a multiemployer plan within the meaning of Section 4001(a)(3) or Section 3(37) of ERISA (a) to which Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions; (b) to which Borrower or any ERISA Affiliate has in the past made contributions; or (c) with respect to which Borrower or any ERISA Affiliate could incur liability.

“National Contracts” has the meaning set forth in the SASA.

“Net Operating Income” means, for any specified period, with respect to any Mortgaged Property, the net income during such period equal to Gross Revenues during such period less the Operating Expenses during such period. If a Mortgaged Property is not owned by a Borrower or an Affiliate of a Borrower for the entire specified period, the Net Operating Income for the Mortgaged Property for the time within the specified period during which the Mortgaged Property was owned by a Borrower or an Affiliate of a Borrower shall be the Mortgaged Property’s pro forma net operating income determined by Lender in accordance with the underwriting procedures set forth by Lender for similar loans anticipated to be sold to Fannie Mae.

Appendix-14

“Newcastle” means Newcastle Investment Corporation, a Delaware corporation.

“New Collateral Pool Borrower” has the definition set forth in Section 8.14(c)(i).

“Note” means any Fixed Facility Note or Variable Facility Note.

“Obligations” means the aggregate of the obligations of Borrower and Guarantor under the Agreement and the other Loan Documents.

“One-Month LIBOR” means the British Bankers Association fixing of the London Inter-Bank Offered Rate for 1-month U.S. Dollar-denominated deposits as reported by Reuters through electronic transmission. If the Index is no longer available, or is no longer posted through electronic transmission, Lender will choose a new index that is based upon comparable information and provide notice thereof to Borrower.

“Operating Expenses” means, for any period, with respect to any Mortgaged Property, all expenses in respect of the Mortgaged Property, as determined by Lender based on the certified operating statement for such specified period as adjusted to provide for the following: (a) all appropriate types of expenses, including a management fee and deposits required pursuant to the Replacement Reserve Agreement (whether funded or not), are included in the total operating expense figure; (b) upward adjustments to individual line item expenses to reflect market norms or actual costs and correct any unusually low expense items, which could not be replicated by a different owner or manager (e.g., a market rate management fee will be included regardless of whether or not a management fee is charged, market rate payroll will be included regardless of whether shared payroll provides for economies, etc.); and (c) downward adjustments to individual line item expenses to reflect unique or aberrant costs (e.g., non-recurring capital costs, non-operating borrower expenses, etc.).

“Operating Lease” means, if applicable, any operating lease, master lease, or similar document as amended, restated, replaced, supplemented, or otherwise modified from time to time, preapproved in writing by Lender, under which control of the occupancy, use, operation, management, maintenance or administration of the Mortgaged Property as a Seniors Housing Facility has been granted by Borrower as lessor to any Person (other than Borrower) as lessee.

“Operator” means the Person, approved in writing by Lender, that is the tenant responsible for the occupancy, use, operation, management, maintenance and administration of the Mortgaged Property pursuant to an Operating Lease, if any.

“Organizational Certificate” means, collectively, certificates from Borrower and Guarantor to Lender, in the form of Exhibit G-1 and Exhibit G-2 to the Agreement, certifying as to certain organizational matters with respect to Borrower and Guarantor.

Appendix-15

“Organizational Documents” means all certificates, instruments and other documents in effect on the date of the Agreement (or, with respect to an Additional Borrower, the date on which the Additional Borrower becomes a party to this Agreement), pursuant to which an entity is organized or operates, including but not limited to, (a) with respect to a corporation, its articles of incorporation and bylaws, (b) with respect to a limited partnership, its limited partnership certificate and partnership agreement, (c) with respect to a general partnership or joint venture, its partnership or joint venture agreement and (d) with respect to a limited liability company, its articles of organization and operating agreement as amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement.

“Other Borrower” has the meaning set forth in Section 14.09 of the Agreement.

“Other Borrower Secured Obligation” has the meaning set forth in Section 14.04 of the Agreement.

“Outstanding” means, when used in connection with promissory notes, other debt instruments or Advances, for a specified date, amounts under any promissory notes or other debt instruments which have been issued, or amounts of Advances which have been made, but which have not been repaid as of such specified date.

“Ownership Interests” means, with respect to any entity, any direct or indirect ownership interests in the entity and any economic rights (such as a right to distributions, net cash flow or net income) to which the owner of such ownership interests is entitled.

“Permits” means all permits, or similar licenses or approvals issued and/or required by an applicable Governmental Authority or any Applicable Law in connection with the ownership, use, occupancy, leasing, management, operation, repair, maintenance or rehabilitation of any Mortgaged Property or any Borrower’s business.

“Permitted Investments” means one or more of the following which Lender may invest cash into:

(a) Fannie Mae approved government money market funds; and

(b) any other investment approved in writing by Lender

as such list of investments may be modified by Lender from time to time.

“Permitted Liens” means, with respect to a Mortgaged Property, (a) the exceptions to title to the Mortgaged Property set forth in the Title Insurance Policy for the Mortgaged Property which are approved by Lender, (b) the Security Instrument, SASA and any other Loan Document encumbering the Mortgaged Property, (c) Liens, if any, for Taxes or water and sewer charges imposed by any Governmental Authority not yet due and payable, subject to Borrower’s right to contest pursuant to Section 15 of the Security Instrument; (d) in the case of Liens arising after the date hereof, statutory Liens of carriers, warehousemen, mechanics, materialmen and other similar Liens arising by operation of law, which are incurred in the ordinary course of Borrower’s business for sums which are not yet due or which are released of record or otherwise remedied to Lender’s satisfaction within thirty (30) days after Borrower has actual or constructive notice of the existence of such Lien (provided that Borrower provided Lender

Appendix-16

prompt notice after actual or constructive notice); (e) any judgment Lien provided that the judgment it secures shall have been discharged or record or the execution thereof stayed pending appeal within thirty (30) days after the entry thereof or within thirty (30) days after the expiration of any stay, as applicable; and (f) such other title and survey exceptions as Lender has approved or may approve in writing in Lender’s sole discretion.

“Permitted Transfers” has the meaning set forth in Section 8.13 and Section 8.14 of the Agreement.

“Person” means an individual, an estate, a trust, a corporation, a partnership, a limited liability company or any other organization or entity (whether governmental or private).

“Plan” means a “multiemployer plan” as defined in Section 4001(3) of ERISA and a “single employee plan” as defined in Section 4001(5) of ERISA.

“Potential Event of Default” means any event that, with the giving of notice or the passage of time, or both, would constitute an Event of Default.

“Prohibited Person” means:

(a) any Person with whom Lender or Fannie Mae is prohibited from doing business pursuant to any law, rule, regulation, judicial proceeding or administrative directive; or

(b) any Person identified on the United States Department of Housing and Urban Development’s “Limited Denial of Participation, HUD Funding Disqualifications and Voluntary Abstentions List,” or on the General Services Administration’s “Excluded Parties List System,” each of which may be amended from time to time, and any successor or replacement thereof; or

(c) any Person that is determined by Fannie Mae to pose an unacceptable credit risk due to the aggregate amount of debt of such Person owned or held by Fannie Mae; or

(d) any Person that has caused any unsatisfactory experience of a material nature with Fannie Mae or Lender, such as a default, fraud, intentional misrepresentation, litigation, arbitration or other similar act.

“Property” means any estate or interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.

“Property Delivery Deadline” has the meaning set forth in Section 3.05(d)(ii) of the Agreement.

“Property Operator” means individually and collectively, (a) any Operator (b) any Sublessee, and (c) any Manager.

“Rate Change Date” has the meaning set forth in each Variable Facility Note evidencing a Variable Advance.

Appendix-17

“Rate Form” means the completed and executed document from Borrower to Lender pursuant to Section 2.01(b), substantially in the form of Exhibit I to the Agreement.

“Rate Setting Date” has the meaning set forth in Section 2.01(b).

“Release” has the meaning set forth in Section 3.04(a).

“Release Documents” mean instruments releasing the applicable Security Instrument and the applicable SASA as a Lien on the Release Mortgaged Property, and UCC-3 Termination Statements terminating the UCC-1 Financing Statements, and such other documents and instruments to evidence the release of the Release Mortgaged Property from the Collateral Pool.

“Release Fee” means $20,000 for each Release Mortgaged Property; provided, however, that no Release Fee shall be due for the release of any Mortgaged Property in connection with the complete termination of the Credit Facility.

“Release Mortgaged Property” means the Mortgaged Property to be released pursuant to Section 3.04.

“Release Price” has the meaning set forth in Section 3.04(c).

“Release Request” means a written request, substantially in the form of Exhibit K to the Agreement, to obtain a release of Collateral from the Collateral Pool pursuant to Section 3.04(a).

“Remaining Mortgaged Properties” has the meaning set forth in Section 5.05(h).

“Rent Roll” means, with respect to any Seniors Housing Facility, a rent roll prepared and certified by the Property Operator of the Seniors Housing Facility on a form approved by Lender.

“Replacement Reserve Agreement” means a Replacement Reserve and Security Agreement, reasonably required by Lender, and completed in accordance with the requirements of Lender for similar loans anticipated to be sold to Fannie Mae, as the same may be amended, restated, modified and supplemented from time to time.

“Request” means an Addition Request, a Substitution Request, a Release Request, a Conversion Request, a Credit Facility Termination Request, or any request for a Transfer pursuant to Section 8.13 or Section 8.14 or any request for a Future Advance pursuant to Section 2.05.

“Rescinded Payment” has the meaning given that term in Section 14.10 of this Agreement.

“S&P” means Standard & Poor’s Credit Markets Services, a division of The McGraw-Hill Companies, Inc., a New York corporation, and its successors and assigns, if such successors and assigns shall continue to perform the functions of a securities rating agency.

Appendix-18

“SASA” means, individually and collectively, those certain Subordination, Assignment and Security Agreements encumbering the Mortgaged Property, dated as of the Initial Closing Date and any subsequent Closing Date, as the same may be amended, restated, modified and supplemented from time to time.

“Securities Act” means the Securities Act of 1933, as amended from time to time, together with all rules and regulations issued thereunder.

“Security” means a security as set forth in Section 2(1) of the Securities Act.

“Security Documents” means the Security Instruments, the Completion/Repair and Security Agreements, the Replacement Reserve Agreements, the SASAs and any other documents executed by Borrower and Guarantor from time to time to secure any of Borrower’s and Guarantor’s obligations under the Loan Documents as the same may be amended, restated, modified or supplemented from time to time.

“Security Instrument” means, for each Mortgaged Property, a separate Multifamily Mortgage, Deed of Trust or Deed to Secure Debt, Assignment of Rents, Security Agreement and Fixture Filing given by a Borrower to or for the benefit of Lender to secure the obligations of Borrower under the Loan Documents. With respect to each Mortgaged Property owned by a Borrower, the Security Instrument shall be substantially in the form published by Fannie Mae for use in the state in which the Mortgaged Property is located.

“Senior Management” means any individuals with responsibility for any of the functions typically performed by the following officers: Chief Executive Officer, Chief Operating Officer/Director of Operations and Chief Financial Officer/Controller.

“Seniors Housing Facility” means a residential housing facility which qualifies as “housing for older persons” under the Fair Housing Amendments Act of 1988 and the Housing for Older Persons Act of 1995, and as of the date such facility is a Mortgaged Property under this Agreement, is comprised of and licensed for use as independent living units, assisted living units and/or Alzheimer’s/dementia care units, as approved by Lender.

“Single-Purpose” means, with respect to a Person that is any form of partnership, real estate investment trust, or corporation or limited liability company, that such Person at all times since its formation:

(a) has not acquired, held, developed or improved any real property, personal property or assets other than the Mortgaged Property and/or the UCC Collateral (as defined in each Security Instrument) or equity interests in a Person that owns the Mortgaged Property;

(b) has not acquired, owned, operated or participated in any business other than the leasing, ownership, management, operation and maintenance of the Mortgaged Property and/or the UCC Collateral or the ownership in equity interests in one or more Borrowers;

Appendix-19

(c) has not incurred any material financial obligation under any indenture, mortgage, deed of trust, deed to secure debt, loan agreement or other similar agreement or instrument, other than (1) unsecured trade payables incurred in the ordinary course of the operation of the its business and obligations under the Loan Documents and obligations secured by the Mortgaged Property and/or UCC Collateral to the extent permitted by the Loan Documents, provided that any such trade payables (i) are not evidenced by a promissory note, (ii) are paid within sixty (60) days of the due date of such trade payable, (iii) are payable to trade creditors and in amounts as are normal and reasonable under the circumstances, and (iv) do not exceed at any one time outstanding, in the aggregate, two percent (2%) of the Advances Outstanding, and (B) any obligation incurred in connection with the leasing or acquisition of any fixed or capital asset, provided the aggregate principal amount of such obligations shall not exceed at any one time outstanding $50,000;

(d) has accurately maintained in all material respects its financial statements, accounting records and other partnership, real estate investment trust, limited liability company or corporate documents, as the case may be, separate from those of any other Person and does not list its assets on the financial statement of any other Person; provided, however, that any such Person’s assets may be included in a consolidated financial statement of such Person’s general partners, managing members, managers (if non-member managed), or any Person owning fifty percent (50%) or more of the Ownership Interests in any of them or Controlling any of them provided that (1) appropriate notation will be made on such consolidated financial statements to indicate the separateness of such Person from such other Person and to indicate that such Person’s assets and credit (excluding distributions made in accordance with the Loan Documents) are not available to satisfy the debts and other obligations of such Person and (2) such assets will also be listed on such Person’s own separate balance sheet, if a separate balance sheet is prepared;

(e) has not commingled its assets or funds with those of any other Person, and holds all its assets or funds under its own name, unless such assets or funds can be segregated and identified and in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(f) has been adequately capitalized in light of its contemplated business operations provided, however, that this provision shall not require any other Person to make any capital contributions to such Person after the date hereof;

(g) has not assumed, guarantied or become obligated for the liabilities of any other Person (except in connection with the Credit Facility), held out its credit as being available to satisfy the obligations of any other Person, or pledged its assets to secure the obligations of any other Person or otherwise pledged its assets for the benefit of any other Person, in each case except in connection with the Credit Facility as required or approved by Lender;

(h) has not entered into or become a party to, any transaction with any Affiliate of Borrower, except in the ordinary course of business and on terms which are no more favorable to such Affiliate of Borrower than would be obtained in a comparable arm’s-length transaction with an unrelated third party;

Appendix-20

(i) has not pledged its assets for the benefit of any other entity (except in connection with the Credit Facility as required by or approved by Lender) or made loans or advances to any other Person;

(j) has paid (or has caused Property Operator on behalf of Borrower from Borrower’s own funds to pay) its own liabilities, including the salaries of its own employees, if any, from its own funds and maintain a sufficient number of employees in light of its contemplated business operations;

(k) has not failed to hold itself out to the public as a legal entity separate and distinct from any other Person or to conduct its business solely in its own name or failed to correct any known misunderstanding regarding its separate identity;

(l) has allocated fairly and reasonably any overhead for shared expenses;

(m) has maintained its existence as an entity duly organized, validly existing and in good standing (if applicable) under the laws of the jurisdiction of its formation or organization and has done all things necessary to observe organizational formalities;

(n) has not, other than sole member’s ownership interest in one or more Borrowers, owned any subsidiary or made any investment in, any Person without the prior written consent of Lender; and

(o) has not merged or consolidated with any other Person.

“Skilled Nursing Units” shall mean all such facilities or units that provide 24-hour resident supervision and registered nursing care services and do not have kitchens.

“Strike Rate” means:

(a) In determining the Strike Rate for new Interest Rate Caps (other than replacement Interest Rate Caps) purchased in connection with this Agreement pursuant to the Cap Security Agreement, the Strike Rate shall be the lower of (x) the percentage approved by Lender and (y) the percentage derived by taking:

(1) the Net Operating Income for all Mortgaged Properties, minus

(A) the product of (i) 1.55 and (ii) the payment due on each Fixed Advance provided that:

(1) each Fixed Advance to be obtained shall be deemed to require level monthly payments of principal and interest (at an interest rate equal to (A) the base United States Treasury Index Rate for securities having a maturity substantially similar to the maturity of the Fixed Advance, plus (B) the Fixed Facility Fee (or until rate locked, the estimated Fixed Facility Fee as determined pursuant to the Underwriting and Servicing Requirements) in an amount necessary to fully amortize the original principal amount of the Fixed Advance over the Amortization Period;

Appendix-21

(2) each Fixed Advance Outstanding shall be deemed to require level monthly payments of principal and interest (at the Interest Rate for such Fixed Advance as set forth in the applicable Note) in an amount necessary to fully amortize the original principal amount of such Fixed Advance over the Amortization Period;

minus

(B) the product of (i) 1.35 and (ii) the payment due on each Variable Advance Outstanding, provided that each Variable Advance Outstanding shall be deemed to require monthly payments of principal and interest (at an interest rate equal to the weighted average Strike Rate for all outstanding Interest Rate Caps plus the Margin applicable to such non-replacement Interest Rate Caps) in an amount necessary to fully amortize the original principal amount of the Variable Advance over the Amortization Period;

divided by

(2) 1.35

divided by

(3) the total of all Variable Advances to be obtained or Variable Advances Outstanding, that were not included in (1), at the time of the calculation minus

(4) the Margin (or for Variable Advances to be obtained, until rate locked, the indicative pricing as determined pursuant to the Underwriting and Servicing Requirements).

(b) In determining the Strike Rate for replacement Interest Rate Caps purchased in connection with this Agreement pursuant to the Cap Security Agreement, the Strike Rate shall be the lower of (x) the percentage approved by Lender and (y) the percentage derived by taking:

(1) the Net Operating Income for all Mortgaged Properties, minus

(A) the product of (i) 1.55 and (ii) the payment due on each Fixed Advance provided that each Fixed Advance Outstanding shall be deemed to require level monthly payments of principal and interest (at the Interest Rate for such Fixed Advance as set forth in the applicable Note) in an amount necessary to fully amortize the original principal amount of such Fixed Advance over the Amortization Period;

Appendix-22

minus

(B) the product of (i) 1.35 and (ii) the payment due on each Variable Advance Outstanding, provided that each Variable Advance Outstanding shall be deemed to require monthly payments of principal and interest (at an interest rate equal to the weighted average Strike Rate (for all outstanding Interest Rate Caps that are not being replaced in connection with the calculation of this definition) plus the Margin applicable to such non-replacement Interest Rate Caps) in an amount necessary to fully amortize the original principal amount of the Variable Advance over the Amortization Period;

divided by

(2) 1.35

divided by

(3) the total of all Variable Advances Outstanding, that were not included in (b)(1)(B), at the time of the calculation minus

(4) the Margin.

Notwithstanding the foregoing, if any of the Variable Advances Outstanding that were not included in (b)(1) above are amortizing advances, the calculations in (b)(2) and (b)(3) above must take amortization into account.

“Subject Borrower” has the meaning set forth in Section 14.09 of the Agreement.

“Sublease” means, if applicable, any sublease or similar document as amended, restated, replaced, supplemented or otherwise modified from time to time, preapproved in writing by Lender, pursuant to which control of the occupancy, use, operation, maintenance and administration of the Mortgaged Property as a Seniors Housing Facility has been granted by an Operator as sub-lessor to any Person (other than Borrower or Operator) as Sublessee.

“Sublessee” means the Person responsible for the operation and management of the Mortgaged Property pursuant to any Sublease.

“Subordinated Obligations” has the meaning set forth in Section 14.08(a) of the Agreement.

“Subsequent Lender” has the meaning set forth in Section 15.11 of the Agreement.

“Subsidiary” means, when used with reference to a specified Person, (a) any Person that, directly or indirectly, through one or more intermediaries, is controlled by the specified Person, (b) any Person of which the specified Person is, directly or indirectly, the owner of more than fifty percent (50%) of any voting class of Ownership Interests or (c) any Person (i) which is a partnership and (ii) of which the specified Person is a general partner and owns more than fifty percent (50%) of the partnership interests.

Appendix-23

“Substitute Mortgaged Property” means each Seniors Housing Facility owned by Borrower (either in fee simple or as tenant under a ground lease, provided such ground lease meets all of the Underwriting and Servicing Requirements of Lender) and added to the Collateral Pool after the Initial Closing Date in connection with a Substitution of Collateral as permitted by Section 3.05.

“Substitution” has the meaning set forth in Section 3.05(a).

“Substitution Cost Deposit” has the meaning set forth in Section 3.05(e)(ii)(A)(3).

“Substitution Costs” has the meaning set forth in Section 3.05(e)(ii)(A)(3).

“Substitution Deposit” has the meaning set forth in Section 3.05(e)(i).

“Substitution Fee” means, with respect to any Substitution effected in accordance with Section 3.05, a fee in the amount equal to the greater of (a) $25,000 or (b) 35 basis points (0.35%) multiplied times the Allocable Facility Amount of the Substitute Mortgaged Property.

“Substitution Request” has the meaning set forth in Section 3.05 of the Agreement.

“Surveys” means the as-built surveys of the Mortgaged Properties prepared in accordance with Lender’s requirements for similar loans that are anticipated to be sold to Fannie Mae.

“Targeted Entity” means individually and collectively, Borrower and/or any direct or indirect owner of Borrower and Guarantor but excluding any Persons directly or indirectly owning any stock of Newcastle (or HoldCo, on and after the HoldCo Event) (provided such exclusion shall only apply to the Ownership Interests in Newcastle and HoldCo).

“Taxes” means all taxes, assessments, vault rentals and other charges, if any, general, special or otherwise, including all assessments for schools, public betterments and general or local improvements, which are levied, assessed or imposed by any public authority or quasi-public authority, and which, if not paid, will become a lien, on the Mortgaged Properties.

“Term of this Agreement” shall be determined as provided in Section 15.10.

“Termination Date” means, at any time during which Variable Advances and Fixed Advances are Outstanding, the latest maturity date for any Advance Outstanding.

“Three-Month LIBOR” means the British Bankers Association fixing of the London Inter-Bank Offered Rate for 3-month U.S. Dollar-denominated deposits as reported by Reuters through electronic transmission. If the Index is no longer available, or is no longer posted through electronic transmission, Lender will choose a new index that is based upon comparable information and provide notice thereof to Borrower.

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“Title Company” means Commonwealth Land Title Insurance Company.

“Title Insurance Policies” means the mortgagee’s policies of title insurance issued by the Title Company from time to time relating to each of the Security Instruments, conforming to Lender’s requirements for similar loans anticipated to be sold to Fannie Mae, together with such endorsements, coinsurance, reinsurance and direct access agreements with respect to such policies as Lender may, from time to time, consider necessary or appropriate, including variable credit endorsements, if available, and with a limit of liability under the policy (subject to the limitations contained in the Conditions of the policy relating to a Determination and Extent of Liability) equal to the Commitment (taking into account tie-in endorsements).

“Transfer” means –

(a) as used with respect to Ownership Interests in a Targeted Entity, (i) a sale, assignment, pledge, transfer or other disposition (whether voluntary, involuntary or by operation of law) of any Ownership Interest in a Targeted Entity, or (ii) the issuance or other creation of new Ownership Interests in a Targeted Entity, or (iii) a merger or consolidation of Targeted Entity into another entity or of another entity into Targeted Entity as the case may be, or (iv) the reconstitution of Targeted Entity from one type of entity to another type of entity, or (v) the amendment, modification or any other change in the governing instrument or instruments of Targeted Entity which has the effect of changing the relative powers, rights, privileges, voting rights or economic interests of the Ownership Interests in such Targeted Entity; and

(b) as used with respect to a Mortgaged Property means a sale (except with respect to a Mortgaged Property for which a Release has been requested), assignment, lease (except as permitted by the terms of the Loan Documents), pledge, transfer or other disposition (whether voluntary or by operation of law) of, or the granting or creating of a lien, encumbrance or security interest in, any estate, rights, title or interest in a Mortgaged Property, or any portion thereof. Transfer does not include a conveyance of a Mortgaged Property at a judicial or non-judicial foreclosure sale under any security instrument or the Mortgaged Property becoming part of a bankruptcy estate by operation of law under the Bankruptcy Code.

“Transfer Record Custodian” means, with respect to any Note issued hereunder, (a) Oak Grove Commercial Mortgage LLC from the inception of this Agreement for so long as it owns an Advance evidenced by a Note, (b) Fannie Mae for so long as Fannie Mae owns an Advance evidenced by a Note, and (c) Borrower once Fannie Mae ceases to own such Advance unless a majority-in-interest of the holders of a Note vote to designate a different Transfer Record Custodian.

“Treasury Regulations” means regulations, revenue rulings and other public interpretations of the Internal Revenue Code by the Internal Revenue Service, as such regulations, rulings and interpretations may be amended or otherwise revised from time to time.

“Underwriting and Servicing Requirements” means Lender’s overall requirements for Seniors Housing Facilities in connection with similar loans sold or anticipated to be sold to Fannie Mae, pursuant to Fannie Mae’s then current guidelines, including, without limitation, requirements relating to Appraisals, physical needs assessments, environmental site assessments, and servicing and asset management, as such requirements may be amended, modified, updated, superseded, supplemented or replaced from time to time.

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“Valuation” means, for any specified date, with respect to a Seniors Housing Facility, (a) if an Appraisal of the Seniors Housing Facility has been obtained within ninety (90) days prior to the date of determination, the Appraised Value of such Seniors Housing Facility, otherwise (b) the value derived by dividing —

(i) the Net Operating Income of such Seniors Housing Facility, by

(ii) the most recent Capitalization Rate determined by Lender.

Notwithstanding the foregoing, any Valuation for a Seniors Housing Facility calculated for a date occurring before the first anniversary of the date on which the Seniors Housing Facility becomes a part of the Collateral Pool shall equal the Appraised Value of such Seniors Housing Facility, unless Lender determines that changed market or property conditions warrant that the value be determined as set forth in the preceding sentence. Lender may require an update of an existing Appraisal, preparation of a new Appraisal or a determination of value for a Seniors Housing Facility using some other commercially reasonable valuation method whenever Lender determines that a more recent valuation is required to determine whether any Request will meet applicable requirements under the Internal Revenue Code or Treasury Regulations.

“Variable Advance” means a loan made by Lender to Borrower under the Variable Facility Commitment that is anticipated to be sold to Fannie Mae under a Fannie Mae adjustable rate loan product.

“Variable Facility” means the agreement of Lender to make Variable Advances to Borrower pursuant to Section 1.01.

“Variable Facility Commitment” means an aggregate amount of $23,400,000.00, which, when advanced, shall be evidenced by one (1) or more Variable Facility Notes, less such amount as Borrower may elect to convert from the Variable Facility Commitment to the Fixed Facility Commitment in accordance with Section 1.06, plus any additional Commitment for a Variable Advance pursuant to Section 2.05 and/or Article 3.

“Variable Facility Fee” means for any Variable Advance drawn, the number of basis points mutually agreed to by Borrower and Lender at the time as the Variable Facility Fee for such Variable Advance (which shall be no more than the amount then being charged by Lender to other borrowers on credit facilities having similar characteristics regarding leverage, recourse and other material terms as determined by Lender).

“Variable Facility Note” means a promissory note, in the form attached as Exhibit C-1 or Exhibit C-2 to the Agreement (as such form may be modified from time to time), which will be issued by Borrower to Lender, concurrently with the funding of each Variable Advance.

“Waiving Borrower” has the meaning set forth in Section 14.04.

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